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                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

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     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Wisconsin Energy Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                  [INSERT WISCONSIN ENERGY CORPORATION LOGO]








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                          Wisconsin Energy Corporation

                          . Notice of 2001 Annual Meeting of Stockholders
                          . Proxy Statement
                          . Annual Financial Statements and Review of Operations
--------------------------------------------------------------------------------

                      [LOGO] Wisconsin Energy Corporation

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 20, 2001

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders. The meeting will be held in Iron Mountain, Michigan as follows:

                   Wednesday, May 2, 2001
                   9:00 a.m., Central Time
                   Pine Mountain Resort
                   N3332 Pine Mountain Road
                   Iron Mountain, Michigan 49801

A map showing the location of the meeting is on your proxy card.

During the meeting, stockholders will be asked to:

  1. Elect three directors for terms expiring at the 2004 Annual Meeting of Stockholders,

  2. Approve amendments to the 1993 Omnibus Stock Incentive Plan,

  3. Consider a stockholder proposal, if presented to the meeting, and

  4. Consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2001 are entitled to vote. Your vote is important. You may vote using the Internet, by telephone, or by returning the proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card. Internet and telephone voting are being offered as a convenience to you and as a step toward reducing costs.

The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors

/s/ Thomas H. Fehring
Thomas H. Fehring
Corporate Secretary

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Notice of Annual Meeting of Stockholders
Proxy Statement
   Item 1: Election of Directors..........................................    1

   Item 2: Amendments to the 1993 Omnibus Stock Incentive Plan............    3

   Item 3: Stockholder Proposal...........................................    6

   Other Matters..........................................................    7

   Voting of Shares.......................................................    7

   Independent Auditors...................................................    8

   Corporate Governance...................................................    8

   Audit Committee Report.................................................   10

   Compensation of the Board of Directors.................................   11

   Compensation Committee Report on Executive Compensation................   12

   Executive Officers' Compensation.......................................   15

   Certain Related Transactions...........................................   17

   Employment and Severance Arrangements..................................   17

   Retirement Plans.......................................................   18

   Wisconsin Energy Corporation Common Stock Ownership....................   19

   Section 16(a) Beneficial Ownership Reporting Compliance................   21

   2002 Annual Meeting....................................................   21

   Performance Graph......................................................   22

   Availability of Form 10-K..............................................   22

Appendices
   Appendix A: 1993 Omnibus Stock Incentive Plan, as Amended and Restated.  A-1

   Appendix B: Audit Committee Charter....................................  B-1

   Appendix C: Annual Financial Statements and Review of Operations.......  C-1

                                PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 20, 2001, in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC") Board of Directors to be used at the Annual Meeting of Stockholders on May 2, 2001, at the Pine Mountain Resort, N3332 Pine Mountain Road, Iron Mountain, Michigan, and at all adjournments of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

             ITEM 1: ELECTION OF DIRECTORS--TERMS EXPIRING IN 2004

The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors Robert A. Cornog, Richard R. Grigg and Frederick P. Stratton, Jr. expire at the 2001 Annual Meeting.

Directors Cornog, Grigg and Stratton have been nominated by the Board to serve for terms expiring at the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Nominating and Board Affairs Committee.

The Board of Directors recommends that you vote FOR director nominees Robert A. Cornog, Richard R. Grigg and Frederick P. Stratton, Jr.

Biographical data regarding each nominee and each continuing director is shown below. Ages are as of December 31, 2000.

Nominees for Terms Expiring in 2004


               Robert A. Cornog. Age 60. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric Power Company and Wisconsin Gas Company, WEC's subsidiaries, since 1994 and April 2000, respectively. Director of Snap-on Incorporated and Johnson Controls, Inc.
[PHOTO]


               Richard R. Grigg. Age 52. Senior Vice President of WEC since July 2000 and President and Chief Operating Officer of Wisconsin Electric since 1995. Vice President of WEC from 1995 to June 2000. Chief Nuclear Officer of Wisconsin Electric from December 1996 to March 1998. President and Chief Operating Officer of Wisconsin Natural Gas Company during 1995. Wisconsin Natural was WEC's gas utility subsidiary and merged into Wisconsin Electric effective January 1, 1996. Director of WEC since 1995. Director of Wisconsin Electric since 1994, and Director of WICOR, Inc., a subsidiary of WEC, and Wisconsin Gas since April 2000. Director of Wisconsin Natural during 1995.
[PHOTO]


               Frederick P. Stratton, Jr. Age 61. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986, and Director of Wisconsin Gas since April 2000. Director of Briggs & Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.
[PHOTO]

Directors Continuing in Office--Terms Expiring in 2002


               Richard A. Abdoo. Age 56. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric since 1990. Chairman of the Board and Director of WICOR and Wisconsin Gas since April 2000. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Director of Marshall & Ilsley Corporation, United Wisconsin Services, Inc. and Sensient Technologies, Inc. (formerly known as Universal Foods Corporation).
[PHOTO]


               John F. Ahearne. Age 66. Director of the Ethics Program for the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues, since 1999. Executive Director of Sigma Xi from 1989 to 1997, and Director of Sigma Xi Center from 1997 to 1999. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994. Director of Wisconsin Gas since April 2000.
[PHOTO]


               George E. Wardeberg. Age 65. Vice Chairman of the Board of WEC, Wisconsin Electric and Wisconsin Gas and Director of WEC and Wisconsin Electric since April 2000. Director of WICOR and Wisconsin Gas since 1992. Mr. Wardeberg has also held numerous positions with WICOR and its subsidiaries, including being the CEO of WICOR from 1994 to April 2000. Mr. Wardeberg served as President of WICOR from 1994 to 1997 and Chairman of the Board from 1997 to April 2000. Director of Marshall & Ilsley Corporation and Twin Disc, Inc.
[PHOTO]

Directors Continuing in Office--Terms Expiring in 2003


               John F. Bergstrom. Age 54. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Wisconsin Gas since April 2000. Director of Bergstrom Corporation, Banta Corporation, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Sensient Technologies, Inc. (formerly known as Universal Foods Corporation) and The Green Bay Packers.
[PHOTO]


               Barbara L. Bowles. Age 53. Chairman and Chief Executive Officer of The Kenwood Group, Inc. since July 2000, and President and Chief Executive Officer from 1989 to July 2000. The Kenwood Group is a Chicago-based investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of WEC and Wisconsin Electric since 1998. Director of Wisconsin Gas since April 2000. Director of The Black & Decker Corporation, Dollar General Corporation and Georgia-Pacific Corporation.
[PHOTO]

               Willie D. Davis. Age 66. President and Chief Executive Officer of All Pro Broadcasting, Inc. since 1977. All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee. Director of WEC and Wisconsin Electric since April 2000. Director of Wisconsin Gas since 1990. Director of WICOR from 1990 to April 2000. Director of Alliance Bank, Bassett Furniture Industries Inc., Checkers Drive-In Restaurants, Inc., The Dow Chemical Co., Johnson Controls, Inc., Kmart Corp., MGM Grand Inc., Metro-Goldwyn-Mayer, Inc., Sara Lee Corporation and Strong Capital Management, Inc.
[PHOTO]

Shareholder Derivative Proceedings

See the discussion under "Legal Matters" in Appendix C of this proxy statement regarding two derivative actions each brought by a single shareholder, purportedly on behalf of WEC, against all of the directors of WEC in one case, and the CEO of WEC and other individual employees in the other. A special committee of independent directors of WEC concluded that the maintenance of these actions is not in the best interests of the Company, based upon an investigation of the allegations contained in both lawsuits. WEC has moved to dismiss the actions, in accordance with Wisconsin law.

          ITEM 2: AMENDMENTS TO THE 1993 OMNIBUS STOCK INCENTIVE PLAN

Background

At the 1994 Annual Meeting, stockholders approved the 1993 Omnibus Stock Incentive Plan (the "OSIP"), a long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. A total of 86.90% of the shares represented at that meeting voted in favor of the OSIP. The Board subsequently modified the plan principally to add change in control provisions and to permit participation by outside directors. To promote future flexibility in administering the plan, amendments to the OSIP are proposed as outlined below. A redlined version of the OSIP showing the proposed changes from the plan currently in effect is attached as Appendix A to this proxy statement. The Board recommends that stockholders vote to approve the amendments.

Overview of the OSIP

The OSIP allows for various types of awards keyed to the performance of WEC's common stock, including stock options and restricted stock grants. Key employees, officers and directors, as designated by the Board's Compensation Committee, are eligible for the plan. The persons chosen as participants are those individuals who are responsible for the Company's strategic direction and are charged with implementing the Company's long-term goals. The OSIP has been designed to align the interest of participants with those of stockholders. The plan is a key element used by the Compensation Committee in order to implement its compensation philosophy and strategy. Awards during the last three fiscal years to the named executive officers under the OSIP are included elsewhere in this proxy statement.

In structuring the plan, the Board sought to provide for a variety of awards that could be flexibly administered to carry out the purposes of the OSIP. This authority permits WEC to keep pace with changing developments in management compensation and enables WEC to remain competitive with those companies that offer incentives to attract and retain key management employees. The flexibility of the plan allows WEC to respond to changing circumstances such as evolving tax laws, accounting rules, securities regulations and other rules regarding benefit plans. The plan grants the administrator discretion in establishing the terms and conditions deemed appropriate for particular awards as circumstances warrant.

Proposed Amendments

Shares Available. The Board of Directors initially reserved an aggregate of 4,000,000 shares of WEC common stock for issuance under the OSIP. All of such shares may, but need not, be issued pursuant to the exercise of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Based on past grant practices and the increase in the number of participants, especially in view of the recently-completed merger with WICOR, shares reserved for this plan are running out. To date, awards aggregating 3,970,000 shares have been made; only 30,000 shares remain available, exclusive of forfeitures, under the initial authorization. Consequently, it is proposed that the amount of shares reserved for issuance be increased from 4,000,000 to 20,000,000 shares, which may be authorized but unissued, treasury or repurchased shares. Should this proposal be defeated, the Company will not have a means to reward key employees for successfully implementing the Company's strategic plan under a plan that is directly tied to enhanced shareholder value. To enhance flexibility to administer the plan, it is further proposed that the maximum number of option shares which may be awarded to any participant in any year during the term of the OSIP be increased from 100,000 to 750,000 shares and the number of shares that may be issued as stock awards and performance units during the term of the OSIP be increased from 350,000 to 750,000 shares.

Extension of Plan. The term of the plan is scheduled to expire in 2004, ten years after WEC's stockholders initially approved the plan. It is proposed that the OSIP be amended so that the term is extended to ten years after the approval of the proposed amendments. If approved by the stockholders at the 2001 Annual Meeting, the plan will expire in 2011.

Repricing of Options. It is proposed that language be added to the plan which states that options will not be repriced or replaced with lower priced options without shareholder approval.

Amendment or Termination of Plan. It is proposed that existing language allowing the Board to amend or terminate the plan be updated.

Description of the OSIP

A summary of the material features of the OSIP appears below. The full text of the OSIP, as proposed to be amended, is set forth as Appendix A to this proxy statement and should be referred to for a complete description of its provisions.

Administration of Plan. The OSIP provides for administration by a committee (the "Committee"), to be comprised of either the Compensation Committee of the Board or another committee designated by the Board. The WEC Compensation Committee currently administers the plan. Among the Committee's powers are the authority to interpret the plan, establish rules and regulations for its operation, select directors, officers and other key employees of WEC and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The Committee also has the power, with the participant's consent as to benefits already granted, to modify awards.

Eligibility for Participation. Directors, officers and other key employees of WEC or any of its subsidiaries are eligible to participate in the OSIP. The selection of participants is within the discretion of the Committee. Approximately 150 individuals currently participate in the plan.

Types of Awards. The OSIP provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards, including restricted stock; and (4) performance units. Awards may be granted singly, in combination, or in tandem as determined by the Committee. Awards under the plan may be paid in cash, common stock, or a combination of cash and common stock. If an award is granted in the form of a stock option or stock award, the Committee may include as part of such award an entitlement to receive dividends or dividend equivalents. The Company may permit selected participants to defer payments to them of some or all types of benefits awarded under the OSIP.

Stock Options. Under the OSIP, the Committee may grant awards in the form of options to purchase shares of WEC common stock. The Committee will, with regard to each such stock option, determine the number of shares subject to the option, the manner and time of the option's exercisability and vesting, and the exercise price per share of stock subject to the option. The exercise price of a stock option will not be less than 100 percent of the fair market value of the common stock on the date the option is granted. No option shall be exercisable prior to six months after the option grant date, unless accelerated upon a "change in control," and the maximum term will be ten years, as provided under the change in control provisions. The option price may, at the discretion of the Committee, be paid by a participant in cash, shares of common stock owned by the participant, or a combination thereof.

Stock Appreciation Rights (SARs). The OSIP authorizes the Committee to grant an SAR in tandem with any stock option granted under the plan. An SAR is a right to elect to receive, upon surrender of the related exercisable option, a payment equal to the spread between the option price and the current market value of the shares covered by the surrendered option. The exercise of an SAR or its related stock option will reduce the number of shares remaining subject to such award. No SARs have been granted to date under the OSIP.

Stock Awards. The OSIP authorizes the Committee to grant awards in the form of restricted or unrestricted shares of common stock. Such awards will be subject to such terms, conditions and restrictions, if any, as the Committee deems appropriate including, but not by way of limitation, continued employment and performance goals established by the Committee over a designated period of time. The goals established by the Committee may include earnings per share, total return on shareholder equity, or such other goals as may be established by the Committee in its discretion.

Performance Units. The OSIP allows for the grant of performance units consisting of monetary units granted to participants which may be earned in whole or in part if WEC achieves certain performance goals established by the Committee over a designated period of time. No performance units previously granted remain outstanding.

Other Terms of Awards. The Committee shall determine the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement.

Upon the grant of any award, the Committee may, by way of an award notice or otherwise, establish such other terms, conditions and restrictions covering the grant of the award as are not inconsistent with the plan. No award shall be made more than ten years after the date of approval of the proposed amendments to the plan by WEC stockholders. The Board reserves the right to amend, suspend or discontinue the plan at any time, subject to the rights of participants with respect to any outstanding awards.

The OSIP contains provisions for equitable adjustment of awards in the event of a merger, consolidation, or reorganization, or issuance of shares without new consideration to WEC.

In the event of a "change in control" of WEC as defined in the OSIP, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all other benefits shall immediately vest with all performance goals deemed fully achieved. A "change in control" is defined in the plan document presented as Appendix A to this statement.

Federal Tax Treatment. Under current law, the following are the U. S. federal income tax consequences generally arising with respect to awards under the OSIP.

An employee participant who is granted an incentive stock option within the meaning of Section 422 of the Code does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, WEC is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, WEC will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income and WEC will have a corresponding deduction at the time of disposition of the shares equal to the lesser of the excess of the market value of the shares on the date of exercise over the exercise price or the excess of the amount realized on the disposition of the shares over the exercise price.

A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. WEC is entitled to a tax deduction at that time for the same amount.

The grant of an SAR will produce no U. S. federal income tax consequences for the participant or WEC. The exercise of an SAR results in taxable income to the participant, equal to the difference between the exercise price of the related option shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to WEC.

A participant who has been granted performance units will not realize taxable income at the time of the grant, and WEC will not be entitled to a tax deduction at such time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid and WEC will have a corresponding tax deduction.

A participant who has been granted an award of restricted shares of common stock will not realize taxable income at the time of the grant, and WEC will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the grant. When the restrictions lapse, or upon a grant of unrestricted shares under the OSIP, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time. WEC will be entitled to a corresponding tax deduction.

2001 Awards. On February 7, 2001, the Committee awarded stock options out of the currently available shares reserved under the OSIP as follows: Mr. Abdoo (100,000), Mr. Wardeberg (90,000), Messrs. Grigg, Donovan and Salustro (75,000 each), all current executive officers as a group (490,000), and current directors who are not executive officers as a group (0). These options consist of incentive and non-qualified stock options to purchase shares of WEC common stock. They have exercise prices equal to the fair market value of the WEC shares on the date of grant and become exercisable in four 25% annual installments beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date.

On February 7, 2001, restricted stock awards were also granted out of the currently available shares reserved under the OSIP as follows: Mr. Abdoo-8,000 shares ($163,840), Mr. Wardeberg-7,200 shares ($147,456), Messrs. Grigg, Donovan and Salustro-6,000 shares each ($122,880), all current executive officers as a group-41,200 shares ($843,776), and current directors who are not executive officers as a group-0 shares. The dollar values shown for these shares are based on the closing price of $20.48 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on Company performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of the Company, or action by the Compensation Committee.

Additionally, the Committee approved a total of 831,639 awards in the form of stock options and restricted stock for other employees, including current officers who are not executive officers.

The Board of Directors recommends a vote FOR approval of the amendments to the 1993 Omnibus Stock Incentive Plan.

                          ITEM 3: STOCKHOLDER PROPOSAL

Information regarding a stockholder proposal is set forth below. WEC disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. The affirmative vote of a majority of the votes cast on the proposal is necessary to approve this proposal. As discussed below, the Board of Directors recommends that you vote AGAINST this proposal.

Stockholder Proposal to Repeal Classified Board

The New York City Employees' Retirement System, 1 Centre Street, New York, New York 10007-2341, which has indicated that it held 187,971 shares of WEC common stock, has given notice of its intention to present the following proposal for action at the Annual Meeting:

"BE IT RESOLVED, that the stockholders of Wisconsin Energy Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires."

Proponent's Supporting Statement

"We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually."

Directors' Statement in Opposition to the Stockholder Proposal

In 1994, WEC's stockholders considered a similar proposal. The Board recommended that the proposal not be approved. By an overwhelming majority, stockholders agreed and the proposal was defeated. The final vote tally showed that 72.49% of the shares represented at the meeting voted against the proposal.

The WEC Board of Directors continues to believe that a staggered board, where approximately one-third of the directors are elected annually, provides the best form of governance for the Company. A staggered board helps to provide stability, because a majority of the directors at any one time have prior experience as WEC directors and in-depth knowledge of the Company. The use of three-year terms helps to provide an effective period of time over which new directors can fully understand WEC and its operations. Electing directors to three-year terms also assists WEC in attracting prominent and well-qualified individuals to its Board.

WEC does not believe that the use of a staggered board minimizes accountability. WEC directors fully recognize that they are accountable to WEC stockholders, and they take this responsibility seriously. Stockholders have an annual opportunity to express their approval, or disapproval, of the performance of the Board as each class of directors stands for election. Additionally, WEC does not believe that the election of directors by classes reduces stockholder value. In fact, WEC believes that three-year terms help to focus the Board upon long-term strategies that contribute to enhanced value. A classified board also permits directors to effectively represent the interests of all stockholders in a variety of circumstances, including those created by demands or actions by a minority stockholder or group, proponents of a takeover or restructuring or other extraordinary corporate action.

If this proposal passes and the Board of Directors decides to take the necessary steps to declassify the Board, a subsequent affirmative vote of at least 80% of WEC's outstanding shares would be required to enact the change, per Wisconsin Energy's Bylaws.

For the reasons set forth above, the Board of Directors recommends a vote AGAINST this Stockholder Proposal.

                                 OTHER MATTERS

The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals. The Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days and not more than 100 days before the annual meeting. Since no such notice has been received, the Board of Directors is not aware of any other matters that may properly come before the meeting. If any other matters do properly come before the meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

                                VOTING OF SHARES

Stockholders of Record. Common stockholders of record at the close of business on March 6, 2001, are entitled to vote on matters presented at the Annual Meeting. On that date, there were 118,182,934 shares of WEC common stock outstanding.

Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the Annual Meeting at the meeting site.

Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

Voting by Proxy. You may vote in person or by properly appointed proxy. Electronic proxy voting by stockholders of record is also valid under Wisconsin law. As a convenience to you and as a step toward reducing costs, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. You may still, however, cast your vote by returning your signed and dated proxy card.

Specific instructions to vote electronically are listed on your proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a stockholder and to allow you to confirm that your instructions have been properly recorded. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities will close at 9:00 a.m. Central Time on May 2, 2001.

You may revoke your proxy by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by executing and delivering a later-dated proxy via the Internet, via telephone or by mail, in each case prior to the closing of the polls. Attendance at the meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

If you are a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or own shares through investments in the WEC Common Stock Fund of Wisconsin Electric's Employee Retirement Savings Plan or the WEC Stock Fund of the WICOR Master Savings Trust ("401(k) plans"), your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustees for the respective 401(k) plans will vote shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the respective 401(k) plans, the trustee will vote those shares in the same proportion that all shares in the plan fund for which voting instructions have been received are voted.

Solicitation of Proxies. WEC will bear the cost of the solicitation of proxies. WEC has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from stockholders, including brokers' accounts, at a fee anticipated not to exceed $15,000 plus reasonable out-of pocket expenses, to be paid by WEC. Also, employees of WEC or its subsidiaries may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Voting Requirements and Procedures. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, WEC's charter documents and any other requirements applicable to the matter to be voted upon.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

If a quorum is present, the affirmative vote of a majority of the votes cast on the proposal will be required for approval of the amendments to the OSIP (provided that the total vote cast represents over 50% of the shares entitled to vote thereon, as required by the rules of the New York Stock Exchange), and the stockholder proposal. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting, but will have no effect on the outcome of the voting on either proposal (so long as enough votes are cast to satisfy the 50% requirement with respect to the vote on the OSIP amendments).

EquiServe L.P., which will also serve as inspector of election, will tabulate the voted proxies.

                              INDEPENDENT AUDITORS

On March 1, 2001, the Audit Committee of the Board of Directors met to discuss the independent public accountant for Wisconsin Energy and its subsidiaries to be engaged for the year 2001. The Committee recommended to the Board the replacement of PricewaterhouseCoopers LLP with Arthur Andersen LLP. The Board of Directors, acting on the recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP as independent auditors to audit the books and records of Wisconsin Energy and its subsidiaries for 2001. The selection was made after a review of several accounting firms. Arthur Andersen LLP had been the auditors of WICOR, prior to the April 26, 2000 merger of Wisconsin Energy and WICOR. PricewaterhouseCoopers LLP was notified of this change and Arthur Andersen LLP of its engagement on March 8, 2001.

Since January 1, 1999, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report, and there were no "reportable events" (as defined in SEC Regulation S-K Item 304(a)(1)(v)). PricewaterhouseCoopers' report on Wisconsin Energy's financial statements for 1999 and 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions that may be directed to them.

                              CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board maintains Corporate Governance Guidelines, which provide a framework from which it conducts business. The Guidelines are annually reviewed to ensure that the Board is providing effective governance over the affairs of the corporation. In 2000, these Guidelines were reviewed and two minor changes were approved related to committee composition. A copy of the Guidelines is available upon request to the Corporate Secretary.

Evaluation of the Chief Executive Officer (CEO). The Board annually evaluates the performance of the CEO. As part of this practice, the Compensation Committee requests that independent directors provide feedback to the Compensation Committee chair. Feedback is requested on the CEO's performance relating to: leadership and vision, financial stewardship, strategy development, management development, effective communication to constituencies, and effective representation of the corporation in community and industry affairs, as well as other areas. The chair of the Compensation Committee shares the responses with the CEO. The feedback is also used by the committee to determine appropriate compensation for the CEO. This procedure allows the Board to consistently evaluate the CEO and to effectively communicate the Board's expectations.

Self-Evaluation of the Board. The Board also annually evaluates its own collective performance. Each director is asked to rate the performance of the Board on such things as: providing appropriate oversight for key affairs of the corporation (including its long-range goals, financial performance and strategic plans), providing necessary and timely advice and counsel to the CEO, communicating the Board's expectations and concerns to the CEO, having in place effective processes to aid in its deliberations, monitoring of the issues and trends affecting the corporation, and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

The Nominating and Board Affairs Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board's activities.

Committees of the Board of Directors. Committees play a significant role in the corporate governance practices of the Board. Principal responsibilities and membership of the Board's standing committees are shown below. Committees of the Board are generally comprised of outside, independent directors. Committees may also include one or more non-directors who serve as ad hoc members due to their considerable expertise in a particular field.

Members of the Audit Committee are Ms. Bowles (chair), Mr. Bergstrom, Mr. Cornog and Mr. Stratton, all of whom are independent directors. The Committee operates under a charter approved by the Board which is attached as Appendix B to this proxy statement. The principal functions of the Committee and its activities during fiscal year 2000 are described under the heading "Audit Committee Report" which follows.

Members of the Compensation Committee are Mr. Cornog (chair), Mr. Bergstrom, and Mr. Davis. The Committee considers succession planning issues and provides a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals. The Committee also provides a competitive director compensation program based on many of the same criteria.

Members of the Executive Committee are Mr. Abdoo (chair), Mr. Bergstrom, Mr. Cornog, Mr. Stratton, and Mr. Wardeberg. The Committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers, which by law may not be delegated to a committee.

Members of the Finance Committee are Mr. Stratton (chair), Mr. Bergstrom, Ms. Bowles, and Mr. Cornog. The Committee reviews and monitors WEC's current and long-range financial policies and strategies, including its capital structure and dividend policy, and authorizes issuance of corporate debt within limits set by the Board.

Members of the Nominating and Board Affairs Committee are Mr. Bergstrom (chair), Dr. Ahearne, Ms. Bowles and Mr. Davis. The Committee establishes and reviews corporate governance guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders and recommends candidates to be named as nominees of the Board for election as directors. Stockholders may propose director candidates for consideration by the Committee.

Members of the Nuclear Oversight Committee are Dr. Ahearne (chair), Mr. Grigg, and Mr. Stratton. Ad hoc members of the Committee include three nuclear industry experts: Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Mr. Leon R. Eliason, former Chief Nuclear Officer at Northern States Power Company. The Committee advises and assists the Board in its responsibilities relating to overseeing the corporation's nuclear operations.

Meetings of the Board and its Committees. The Board held 10 meetings during 2000. The number of committee meetings held in 2000 were: Audit-4; Compensation-5; Executive-0; Finance-2; Nominating and Board Affairs-2; Nuclear Oversight-3. The average meeting attendance during the year was 94%. No director attended fewer than 85% of the total number of meetings of the Board and Board committees on which he or she served.

                             AUDIT COMMITTEE REPORT

The Wisconsin Energy Corporation Audit Committee is comprised of four directors who are not officers of the Company. The Board of Directors has determined that all members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange regarding audit committees. A responsibility of the Committee is to monitor and review the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls and the financial reporting process while the independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix B to this proxy statement.

The Committee held four meetings during 2000. The meetings were designed to facilitate and encourage open communication between the Committee and the internal auditors and the Company's independent public accountant, PricewaterhouseCoopers LLP.

During these meetings, the Committee reviewed and discussed the Company's quarterly and annual financial statements with management and PricewaterhouseCoopers. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. The Committee discussed with PricewaterhouseCoopers matters relating to communications with audit committees as required by Statement on Auditing Standards No. 61. PricewaterhouseCoopers also provided to the Committee the written disclosures and the letter relative to auditor independence as required by Independence Standards Board Standard No. 1 and the Committee has discussed with PricewaterhouseCoopers its independence. The Committee also reviewed with PricewaterhouseCoopers a list of non-audit services to be performed during fiscal year 2000 and determined, based upon their scope, that such services would not affect the independence of PricewaterhouseCoopers in performing their audit services.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

Audit Fees. Fees from PricewaterhouseCoopers for the calendar year 2000 audit and the reviews of Forms 10-Q were $0.6 million of which an aggregate amount of $0.3 million has been billed through December 31, 2000.

Financial Information Systems Design and Implementation Fees. The Company has been billed $0.1 million by PricewaterhouseCoopers during calendar year 2000 for financial information systems design and implementation related services.

All Other Fees. All other billings from PricewaterhouseCoopers for the calendar year 2000 totaled $0.4 million.

Respectively submitted to Wisconsin Energy Corporation stockholders by the Audit Committee of the Board of Directors.

Barbara L. Bowles, Committee Chair
John F. Bergstrom
Robert A. Cornog
Frederick P. Stratton, Jr.

                     COMPENSATION OF THE BOARD OF DIRECTORS

In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 2000, each nonemployee director received one annual retainer fee of $18,000 paid half in WEC common stock and half in cash. Nonemployee directors also receive an attendance fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on Company business is paid for each day on which a Board or committee meeting is not also held. Effective January 1, 2001, the per diem fee was increased to $1,250. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards, only single fees are paid for meetings held on the same day. In these cases, fees are allocated between WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

Nonemployee directors may defer fees pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

Each nonemployee director annually receives an option to purchase 5,000 shares of WEC common stock under WEC's long-term incentive plan. Each option will have an exercise price equal to the fair market value of the shares on the date the option is granted and will be exercisable for 10 years after the date of grant. Options vest over a three-year period; one-third on each anniversary of the directors' election to the Board, with the exception of the 2000 grant which will vest one-third on each anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full term, these options shall become immediately exercisable. The exercise price of an option may, at the nonemployee director's election, be paid in cash or with previously-owned shares of common stock or a combination thereof.

The Company has established a Directors' Charitable Awards Program to help further its policy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director's death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Beneficiary organizations under the program must be approved by the Nominating and Board Affairs Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to the Company is expected to be modest.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee is responsible for making decisions regarding compensation for the executives of Wisconsin Energy Corporation and its principal subsidiaries. All Committee members are independent, non-employee directors. We seek to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, WEC's compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of WEC's stockholders and customers.

The primary elements of WEC's executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For WEC executives, all elements of compensation are targeted at the 50th percentile of general industry practices--that is, we target compensation at the median levels paid for similar positions at similarly sized companies.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Towers Perrin, an independent compensation consultant. We believe that the labor market for WEC executives is that of general industry in the United States. As a result, we principally rely upon a survey of compensation practices of similarly sized companies in general industry. However, we also recognize that a significant portion of WEC's business is in the energy industry. Therefore, for executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry.

Specific values of 2000 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary. For 2000, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. In making these adjustments, we also considered factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of Company operations.

Annual Incentive Compensation. The annual incentive plan provides for annual awards to executives based on achievement of pre-established shareholder-, customer-, and employee-focused objectives. All payments under the plan are at risk--payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Based upon a review of competitive practices for comparable positions at similarly sized companies, for 2000, awards were targeted at 40% to 75% of base salary and actual awards may range from 0% to 150% based on performance.

At the Committee's direction, the annual performance incentive program for 2000 was restructured from previous years to place additional focus on the attainment of three key financial measures and the successful completion of certain strategic and/or operational objectives.

[_] The financial goals for Messrs. Abdoo, Wardeberg, Grigg, Donovan and
    Salustro were based upon budgeted earnings per share, return on common stock equity and earnings plus depreciation minus capital expenditures for Wisconsin Electric. The earnings per share goal was weighted at 50%, the other two measures were weighted at 25% each.

[_] The results from the financial goals were then modified by a factor calculated upon the attainment of strategic and/or operational objectives. The strategic objectives for Messrs. Abdoo, Wardeberg, Donovan and Salustro, which are ordered below from highest to lowest weighting, were:

  . the successful acquisition and integration of WICOR during 2000,

  . implementation of a common stock buy-back program,

  . the successful sale of the principal assets of Wispark,

  . establishment of contractual agreements to sell the majority of the Company's interests in Wisvest,

  . the successful sale of Witech and its principal assets, and

  . approval and implementation of a strategy for Minergy to improve its profitability.

[_] For Mr. Grigg, the financial goals were modified by a factor based upon the attainment of key operational objectives for Wisconsin Electric. The following objectives are ordered below from highest to lowest weighting:

  . achievement of nuclear power plant performance, based upon the INPO Index,

  . the capability factor of the Company's Point Beach Nuclear Plant,

  . achievement of two goals relating to improvements in electric system reliability, based on industry-wide measures, the level of justified credit collection complaints,

  . the average time to answer customer calls,

  . attainment of utility system safety goals,

  . the level of satisfaction expressed by the results of a survey of customers, and

  . improvements in employee satisfaction, as expressed by survey results.

In February 2001, the Committee met to review the extent to which 2000 performance goals were met. The results are summarized as follows.

Financial Results. Wisconsin Electric EPS before non-recurring costs was $1.71 per share, just short of the $1.76 budget, due principally to increased fuel and purchased power costs attributable to increased natural gas costs and the unusual cool summer weather experienced in the Company's service territory. Return on equity was 10.9%, short of the budgeted 11.2%. The earnings plus depreciation minus capital expenditure goal of $40 million was significantly exceeded. The actual results were $124 million, due principally to tight control of capital expenditures.

Strategic Results. Most key strategic goals were met or exceeded. The Company's merger with WICOR, Inc. was successfully concluded on April 26, 2000 and operations were integrated with WEC during the remainder of the year. Contractual agreements were reached to sell the principal assets of Wisvest at valuations that are substantially in excess of book values. Significant assets of Wispark were sold during the year, again at a premium to book value. Improvements were made to Minergy's Neenah facility to improve operations and a study was concluded that should lead to further operational improvements. WEC reacquired approximately $100 million of its common shares during the latter half of 2000, substantially exceeding this goal. Finally, while WEC is in the process of selling the principal assets of Witech, this goal was not achieved by the year-end 2000 date.

Wisconsin Electric Operational Results. Wisconsin Electric's nuclear operations continued to improve during 2000. As a result, the INPO Index goal of 87 was exceeded--the actual INPO Index was 88.7. However, an extension of Point Beach Unit 1's Fall outage reduced the plant's overall capability factor to 87%, causing actual results to miss the 89% goal. Of the two goals relating to system reliability, the system average interruption frequency index goal was not met, but the system average interruption duration index goal of 93 was significantly exceeded (the final number was 67, which ranked the Company in the top quartile of national performance and means that the length of customer outages was down considerably). The Company did not meet its justified credit collection complaint goal of 5% or less; the actual result was 5.4%. However, it significantly exceeded its goal for the average time for responding to customer calls of 60 seconds or less--actual average call response time was 36 seconds. The Company also met its goal for reduction of the disabling injury rate. Finally, while established targets pertaining to the level of customer and employee satisfaction were not met, the Company did make significant progress in these areas.

Based upon these results, awards were granted to the named executive officers as shown in the Summary Compensation Table. At the discretion of the Committee, the calculated award for Mr. Grigg was increased by a factor of 1.26 to recognize his superior leadership in integrating utility operations.

For 2001, the Committee has further refined the goals for key officers of WEC. In order to place an increasing emphasis upon attainment of WEC's financial objectives, we have restructured the program such that, except for Mr. Grigg, attainment of the annual incentive is entirely dependent upon attainment of earnings per share, return on equity and earnings plus depreciation minus capital expenditures for WEC. We believe that this incentive structure will help further focus management and help ensure attainment of WEC's financial objectives. For Mr. Grigg, 75% of his goals are tied to utility financial performance, the remainder is tied to utility operational performance.

Long-Term Incentive Compensation. The Committee administers WEC's 1993 Omnibus Stock Incentive Plan. This is a stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. It allows for various types of awards keyed to the performance of WEC's common stock, including stock options and restricted stock grants.

In 2000, we reviewed the long-term incentive program to ensure its effectiveness in focusing WEC executives to achieve the corporation's long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table. We also recommended that the long-term plan be amended to allow for future flexibility. This proposal is being presented to you for approval as previously described in this proxy statement.

Our Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for participants. Guidelines for executive officers range from 150% to 300% of base salary.

Chief Executive Officer Compensation. The assessment of the Chief Executive Officer's performance and determination of the CEO's compensation are among our principal responsibilities.

In reviewing the performance of WEC's Chief Executive Officer, we requested that all non-employee directors evaluate the CEO's performance. The Compensation Committee chair reviewed the evaluations, met with Mr. Abdoo to discuss them, and factored the results into our compensation determinations.

We set Mr. Abdoo's base salary at $657,500 for 2000. This base salary approximates the median of comparably sized companies in the survey of general industry compensation practices.

Mr. Abdoo's annual incentive compensation for 2000 was based upon achievement of the strategic and financial initiatives described above.

The Committee also noted the significant role of Mr. Abdoo during 2000 in the:

  . establishment of the Power the Future project and the associated benefits it will provide to the Company's energy customers in Wisconsin and Michigan through energy diversity, adequacy of supply and improved system reliability,

  . creation of the American Transmission Company, the first independent transmission company in the United States, which is jointly owned by the Company and other Midwest utilities,

  . transfer of nuclear operations to the recently formed Nuclear Management
    Company to oversee operations at the Company's Point Beach nuclear plant as well as several other nuclear plants in the Midwest, and

  . efforts made during 2000 that should lead to improved financial performance in the future.

To specifically link a portion of his compensation to the achievement of WEC's long-term goals, Mr. Abdoo was awarded long-term incentive compensation in 2000 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table.

Compliance With Tax Regulations Regarding Executive Compensation. Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is the Company's policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under
Section 162(m) to the extent practicable.

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Bergstrom
Willie D. Davis

                        EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly-compensated executive officers.

Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                     Annual Compensation              Awards
                                 ---------------------------------------------------
                                                              Restricted  Securities
                                                 Other Annual    Stock    Underlying     All Other
  Name and Principal             Salary   Bonus  Compensation Awards(/1/)  Options   Compensation(/2/)
  Position                  Year   ($)     ($)       ($)          ($)        (#)            ($)
------------------------------------------------------------------------------------------------------
  Richard A. Abdoo
  Chairman of the Board,
   President                2000 657,500 723,168    16,954      148,500    100,000        30,632
  and Chief Executive
   Officer                  1999 615,000 295,343     8,767      218,504     40,000        33,873
                            1998 585,000 209,935    11,176      235,000     40,000        64,996
------------------------------------------------------------------------------------------------------
  George E. Wardeberg
  Vice Chairman of the
   Board                    2000 394,667 434,084         0            0    100,000             0
  (as of April 2000)
------------------------------------------------------------------------------------------------------
  Richard R. Grigg
  Senior Vice President of
   WEC;                     2000 400,000 367,446     3,723      111,375     75,000        23,932
  President and Chief
   Operating                1999 340,000 261,180     4,413      109,252     20,000        18,083
  Officer of Wisconsin
   Electric                 1998 330,000 102,002     6,983      117,500     20,000        29,359
------------------------------------------------------------------------------------------------------
  Paul Donovan
  Senior Vice President
   and Chief                2000 407,500 358,559     8,210      232,500     75,000        14,849
  Financial Officer         1999 142,301  87,465       315            0     30,000         4,046
  (as of August 1999)
------------------------------------------------------------------------------------------------------
  Larry Salustro
  Senior Vice President
   and                      2000 262,500 229,140     1,891       74,250     50,000        21,144
  General Counsel           1999 225,000 117,181         0       54,626     10,000        18,445
                            1998 205,000  87,749         0       58,750     10,000        14,547

(/1/)On October 25, 2000, restricted stock awards were granted to Messrs. Abdoo, Grigg, Donovan and Salustro in the amounts of 8,000 shares, 6,000 shares, 6,000 shares, and 4,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing price of $18.5625 per share on the grant date. On January 25, 2000, in order to correctly align restricted stock shares for Paul Donovan with stock shares granted to other officers, a restricted stock award was granted to Mr. Donovan in the amount of 6,000 shares; the dollar value of these shares is based on the closing price of $20.1875 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on Company performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of the Company, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 2000, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $22.5625 on December 29, 2000): Mr. Abdoo-26,310 shares ($593,619), Mr. Wardeberg-10,933 shares ($246,675), Mr.
     Grigg-14,730 shares ($332,346), Mr. Donovan-12,477 shares ($281,512), and
     Mr. Salustro-15,810 shares ($356,713).

(/2/)All Other Compensation for 2000 for Messrs. Abdoo, Wardeberg, Grigg,
     Donovan and Salustro, respectively, includes:
  . employer matching of contributions by each named executive into the 401(k) plan in the amount of $5,250, $0, $5,050, $5,250, and $4,414, respectively,
  . ""make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $23,335, $0, $0, $9,599, and $6,977, respectively, and
  . the present value of interest projected to accrue for the executive's benefit on the current year's non-term portion of the insurance premium paid by the Company under a split-dollar life insurance program in the amounts of $2,047, $0, $18,882, $0, and $9,753, respectively; the executive pays the term life insurance portion of the premium.

Option Grants in Last Fiscal Year

This table shows additional data regarding the options summarized above.

                                                                    Grant Date
                        Individual Grants(/1/)                        Value
------------------------------------------------------------------------------
                                   Percent of
                       Number of     Total
                       Securities   Options                           Grant
                       Underlying  Granted to  Exercise                Date
                        Options   Employees in  or Base              Present
                        Granted   Fiscal Year    Price   Expiration Value(/2/)
         Name             (#)         (%)      ($/Share)    Date       ($)
------------------------------------------------------------------------------
  Richard A. Abdoo      100,000       8.52      19.969   04/02/2010  473,000
  George E. Wardeberg   100,000       8.52      22.688   04/25/2010  576,000
  Richard R. Grigg       75,000       6.39      19.969   04/02/2010  354,750
  Paul Donovan           75,000       6.39      19.969   04/02/2010  354,750
  Larry Salustro         50,000       4.26      19.969   04/02/2010  236,500

(/1/)Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan on April 3, 2000, except for Mr. Wardeberg whose grant was made on April 26, 2000, the effective date of the WICOR merger. Except for Mr. Wardeberg, these options have exercise prices equal to the fair market value of the WEC shares on the date of grant and become exercisable in four 25% annual installments beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date. Mr. Wardeberg's grant of options vest over a three-year period, are exercisable over a period ending five years after Mr. Wardeberg ceases to serve as an officer or director of WEC, and have an exercise price equal to the fair market value of the common stock as of the effective time of the merger with WICOR. Upon a "change in control" of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

(/2/)An option pricing model (developed by Black-Scholes) was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation for options expiring April 2, 2010 are: market price of stock: $19.969; exercise price of option: $19.969; stock volatility: 21.00%; annualized risk-free interest rate: 6.40%; exercise at the end of the 10-year option term; and dividend yield: 4.00%. The assumptions for options expiring April 25, 2010 are: market price of stock:
     $22.688; exercise price of option: $22.688; stock volatility: 21.00%; annualized risk-free interest rate: 6.13%; exercise at the end of the 10-year option term; and dividend yield: 3.53%. WEC's use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee's investment decisions.

Aggregated Fiscal Year-End Option Values

No stock options were exercised by the named executive officers in 2000. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option. Negative values are reported as zero.

                                                                    Value of Unexercised In the
                           Number of Securities Underlying            Money Options at Fiscal
                       Unexercised Options at Fiscal Year-End                Year-End
                                         (#)                                    ($)
                  ---------------------------------------------------------------------------------
         Name             Exercisable           Unexercisable       Exercisable     Unexercisable
---------------------------------------------------------------------------------------------------
  Richard A. Abdoo                   153,500                150,000               0         259,350
  George E. Wardeberg                516,596                100,000       4,682,536               0
  Richard R. Grigg                    66,000                100,000               0         194,513
  Paul Donovan                         7,500                 97,500               0         194,513
  Larry Salustro                       7,500                102,500               0         129,675

                          CERTAIN RELATED TRANSACTIONS

Mr. Paul Donovan was hired by WEC in 1999 as Senior Vice President and Chief Financial Officer. Under the terms of his employment offer, a subsidiary of WEC purchased his Illinois residence at its appraised value and has leased it back to him at its fair rental value until his family is able to move to Wisconsin. Should the Company sell the residence for more than the purchase price, the Company will pay the difference to Mr. Donovan. In addition, the Company has agreed to reimburse Mr. Donovan for expenses associated with maintaining temporary living quarters in Wisconsin during this period of time. Such payments will be grossed up for any income taxes resulting from such reimbursements.

The Company is desirous of Mr. Donovan eventually moving to Wisconsin. To encourage him to do so, the Company has agreed to repurchase, at Mr. Donovan's request within a specified period of his leaving the Company, any Wisconsin house that he might purchase at a price that would assure the after-tax recovery of his investment.

                     EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC's acquisition of WICOR, on June 27, 1999, WEC adopted severance policies that became effective on April 26, 2000, when the merger occurred, replacing WEC's previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they are discharged without cause or quit with good reason. WEC has approved changes to the severance policies to allow for a deferral opportunity for participants who may become entitled to benefits and to continue the policies after the end of a two-year period following the WICOR merger.

Under the current severance policies, participants have been designated into one of four benefit levels. Of the individuals named in the Summary Compensation Table, Mr. Salustro is a Tier 2 participant. Messrs. Abdoo, Wardeberg, Grigg and Donovan do not participate in the severance policy, but each have separate change in control and severance agreements as described below.

Tier 2 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years' worth of additional service and three years' continuation of health and life insurance coverages. An overall limit is placed on benefits to avoid federal excise taxes under the "parachute payment" provisions of the tax law. However, in return for a non-compete agreement from Mr. Salustro, the Company entered into an agreement with him removing this overall limit and providing for a "gross-up" payment should any of the Tier 2 benefits payable to Mr. Salustro trigger such excise taxes.

The Company has entered into agreements with Messrs. Abdoo, Grigg and Donovan providing for certain severance benefits if their employment is terminated by the Company other than for cause, death or disability in anticipation of or following a change in control or by the executives for good reason following such a change. They would also become entitled to benefits if they quit within six months after completing one year of service following a change in control. In the absence of a change in control, severance benefits would be provided if their employment is terminated for any reason other than cause, death or disability or by the executives for good reason. The agreements would provide for a lump sum severance payment equal to three times the sum of their highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of the current target bonus for the fiscal year in which employment termination occurs, the highest bonus paid in either the last three fiscal years of the Company prior to termination or the change in control, or an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three-year period ending prior to termination. The agreements also would provide for three years' continuation of health and certain other welfare benefit coverages, eligibility for retiree health coverage thereafter, continuation of the split-dollar life insurance program until the applicable policy becomes paid up, a payment equal to the value of three additional years' of participation in the applicable qualified and non-qualified retirement plans, full vesting in all outstanding stock option and restricted stock awards, certain financial planning services and other benefits and a "gross-up" payment should any payments or benefits under the agreements trigger federal excise taxes under the "parachute payment" provisions of the tax law. The agreements also contain one-year non-compete provisions applicable on termination of employment.

As provided in the merger agreement with WICOR, WEC entered into an employment agreement with Mr. Wardeberg as of the effective time of the merger pursuant to which Mr. Wardeberg will serve as Vice Chairman of the WEC Board of Directors for a two-year term. The agreement provides for a base salary of not less than the greater of his base salary from WICOR immediately before the effective time of the merger, which was $580,000, or 90% of the base salary then payable to the Chairman of the Board. The agreement also provides for a bonus of not less than 90% of that payable to the Chairman, with the total of base salary and bonus in no event to be less than Mr. Wardeberg's total base salary and bonus from WICOR for the 1999 calendar year. Mr. Wardeberg's total base salary and bonus from WICOR for 1999 was $993,116.

Mr. Wardeberg's employment agreement includes a grant of options for 100,000 shares of WEC common stock, vesting over a three-year period and exercisable over a period ending five years after Mr. Wardeberg ceases to serve as an officer or director of WEC, with an exercise price equal to the fair market value of the common stock as of the effective time of the merger. It also includes a special pension benefit provision under WEC's Supplemental Executive Retirement Plan, calculated as if Mr. Wardeberg had been employed by WEC since age 25, offset by any WICOR pension benefits. Severance benefits are provided if his employment is terminated by WEC other than for cause or by Mr. Wardeberg for good reason. The agreement provides for a "gross-up" payment should any payments to Mr. Wardeberg trigger federal excise taxes under the "parachute payment" provisions of the tax law.

Under the terms of the employment offer letter with Mr. Salustro, he is a participant in the Supplemental Executive Retirement Plan ("SERP") and is entitled on his retirement at or after age 60 to certain additional pension benefits as described below in the "Other Retirement Benefits" section. The lump sum present value of such benefits would become payable to him on the occurrence of a change in control.

                                RETIREMENT PLANS

Wisconsin Electric maintains a defined benefit pension plan of the cash balance type for most employees, including WEC executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the cash balance plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the plan on December 31, 1995 were "grandfathered" such that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if their employment terminates on or before January 1, 2011.

For the individuals listed in the Summary Compensation Table, estimated benefits under the prior plan formula are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 2000, based on the continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):

                               Pension Plan Table

 Remuneration                         Years of Service
           ---------------------------------------------------------------------------
                   15          20          25          30          35           40
--------------------------------------------------------------------------------------
  $  300,000      75,113     100,151     125,189     150,226     164,433       178,639
     500,000     126,863     169,151     211,439     253,726     277,683       301,639
     700,000     178,613     238,151     297,689     357,226     390,933       424,639
     900,000     230,363     307,151     383,939     460,726     504,183       547,639
--------------------------------------------------------------------------------------
   1,100,000     282,113     376,151     470,189     564,226     617,433       670,639
   1,300,000     333,863     445,151     556,439     667,726     730,683       793,639
   1,500,000     385,613     514,151     642,689     771,226     843,933       916,639
   1,700,000     437,363     583,151     728,939     874,726     957,183     1,039,639

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Wardeberg, Grigg, Donovan and Salustro, currently have or are considered to have 31, 40, 30, 28 and 28 credited years of service, respectively.

Other Retirement Benefits. Designated officers of WEC and Wisconsin Electric, including all of the individuals named in the Summary Compensation Table, participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and/or Wisconsin Electric have entered into agreements with Messrs. Abdoo, Wardeberg, Donovan and Salustro who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

  . According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

  . According to Mr. Wardeberg's agreement, Mr. Wardeberg at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 65 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of WICOR.

  . According to Mr. Donovan's agreement, Mr. Donovan at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of social security benefits and modified by early retirement reduction factors applicable to Mr. Donovan between age 55 and 58.

  . According to the terms of his employment offer letter, Mr. Salustro at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and the agreements with Messrs. Abdoo, Wardeberg, Grigg, Donovan and Salustro. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payments without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.

                           WEC COMMON STOCK OWNERSHIP

Directors, Nominees and Executive Officers. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of December 31, 2000. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and 401(k) plans. None of these persons beneficially own more than 1% of the outstanding common stock. WEC directors and executive officers also hold share units in the WEC phantom common stock account under WEC's deferred compensation plans. Share units are intended to reflect the performance of Wisconsin Energy common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, we have listed them in the table below as they represent an additional economic interest of the directors and executive officers tied to the performance of WEC common stock.

                                     Shares Beneficially Owned(/1/)
                       -------------------------------------------------------------------------
                                                  Option Shares
                                   Shares       Exercisable Within                 Phantom Stock
              Name               Owned(/2/)          60 Days          Total            Units
------------------------------------------------------------------------------------------------
  Richard A. Abdoo                 56,846(/3/)        153,500         210,346         14,412
  John F. Ahearne                   2,249               3,000           5,249            --
  John F. Bergstrom                 3,000               3,000           6,000          4,915
  Barbara L. Bowles                   934               3,000           3,934            --
------------------------------------------------------------------------------------------------
  Robert A. Cornog                  4,458               3,000           7,458          7,018
  Willie D. Davis                     --               48,624(/4/)     48,624          6,557
  Paul Donovan                     28,583(/3/)          7,500          36,083            620
  Richard R. Grigg                 19,619(/3/)         66,000          85,619            889
------------------------------------------------------------------------------------------------
  Larry Salustro                   20,098(/3/)          7,500          27,598          1,506
  Frederick P. Stratton, Jr.        8,600               3,000          11,600          5,715
  George E. Wardeberg              21,385(/3/)        516,596(/4/)    537,981            --
------------------------------------------------------------------------------------------------
  All above-named individuals
   and other executive officers
   as a group (15 persons)        208,425(/3/)      1,665,519(/4/)  1,873,944(/5/)    41,632

(/1/)Information on beneficially-owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(/2/)Except as described below, each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (10,107), Mr. Cornog (150), Mr. Donovan (5,000), Mr. Stratton (4,600), Mr. Wardeberg (6,968) and all directors and executive officers as a group (27,575).

(/3/)Includes shares of restricted stock over which the holders have sole voting but no investment power: Mr. Abdoo (26,310), Mr. Donovan (12,477), Mr. Grigg (14,730), Mr. Salustro (15,810), Mr. Wardeberg (10,933), all outside directors (0), and all directors and executive officers as a group (93,560). Shares listed for Mr. Wardeberg include restricted stock granted by WICOR which were converted to outstanding WEC restricted stock on the effective date of the acquisition of WICOR.

(/4/)Option shares listed include options granted by WICOR which were converted to WEC stock options on the effective date of the acquisition of WICOR.

(/5/)Represents 1.56% of total WEC common stock outstanding.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported.

                                     Voting           Dispositive
                                    Authority          Authority
                               --------------------------------------
                                                                         Total
                                                                         Shares     Percent of
                                                                      Beneficially     WEC
       Name and Address          Sole     Shared      Sole    Shared     Owned     Common Stock
-----------------------------------------------------------------------------------------------
  AXA Financial, Inc.
  1290 Avenue of the Americas
  New York, NY 10104           6,427,939 1,217,489 11,180,280       0  11,180,280      9.2%
-----------------------------------------------------------------------------------------------
  Dodge & Cox
  One Sansome St., 35th Floor
  San Francisco, CA 94104      6,256,878    59,200  6,736,028       0   6,736,028      5.6%
-----------------------------------------------------------------------------------------------
  J. P. Morgan Chase & Co.
  270 Park Avenue
  New York, NY 10017           5,108,719   137,962  6,071,727 117,400   6,380,992      5.2%


AXA Financial and J. P. Morgan Chase & Co. are parent holding companies; Dodge & Cox is a registered investment adviser.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the corporation's officers, directors, and persons owning more than ten percent of WEC's common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2000 were complied with in a timely manner, except for the initial filings on Form 3 for Charles R. Cole, Wisconsin Electric Senior Vice President, and Larry Salustro, Senior Vice President and General Counsel, which were filed late.

                              2002 ANNUAL MEETING

Director Candidates. The Nominating and Board Affairs Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating and Board Affairs Committee for election at the 2002 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary at the Company's principal executive offices, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201, not later than November 15, 2001. The Bylaws state that directors shall be stockholders of WEC.

Proposals of Stockholders. Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2002 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 20, 2001. Stockholders who intend to present a proposal at the 2002 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials, or who propose to nominate a person for election as a director at the meeting, are required to provide notice of such proposal to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2002 Annual Meeting.

                               PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return, assuming reinvestment of dividends, over five years had $100 been invested at the close of business on December 31, 1995 in each of (i) WEC common stock, (ii) the Standard & Poor's ("S&P") 500 Index, and (iii) the Edison Electric Institute Index of Investor-Owned Utilities ("EEI Index").

Additional, more detailed information about earnings is included in Appendix C to this proxy statement.

                       FIVE-YEAR CUMULATIVE RETURN CHART

[GRAPHIC]

Value of Investment at Year-End

                                12/31/1995 12/31/1996 12/31/1997 12/31/1998 12/31/1999 12/31/2000
-------------------------------------------------------------------------------------------------
  Wisconsin Energy Corporation     $100       $ 93       $104       $120       $ 79       $ 99
  S&P 500                          $100       $123       $163       $210       $253       $230
  EEI Index                        $100       $101       $129       $147       $120       $177


                           AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Thomas H. Fehring, at the Company's principal executive offices, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201. In lieu of providing all stockholders with an Annual Report, the WEC consolidated financial statements and certain other information found in the Form 10-K is provided in Appendix C to this proxy statement.

                                   APPENDIX A

                          WISCONSIN ENERGY CORPORATION
           1993 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED (strikeouts indicate deletions; underscores indicate changes or additions)

1. Purpose. The purpose of the 1993 Omnibus Stock Incentive Plan (the "Plan") is to enable Wisconsin Energy Corporation (the "Company") to offer directors, officers and key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such individuals and strengthening the mutuality of interest between such individuals and the Company's shareholders.

2. Administration. The Plan shall be administered by a committee (the "Committee") which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors who are not employees. It is intended that the Committee members shall, at all times, qualify as "non-employee" directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3 and as "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code, as amended. However, the failure to so qualify shall not affect the validity of any actions taken by the Committee in accordance with the provisions of the Plan. If for any reason the Committee does not qualify to administer the Plan, the Board of Directors may appoint a new Committee so as to comply.

3. Eligibility. Benefits under the Plan shall be granted only to directors, officers and key employees of the Company and its subsidiaries selected initially and from time-to-time thereafter by the Committee on the basis of the special importance of their services in the management, development and operations of the Company and its subsidiaries.

4. Benefits. The benefits awarded under the Plan shall consist of (a) stock options, (b) stock appreciation rights, (c) stock awards, and (d) performance units. The Company may permit selected participants to defer payments to them of some or all types of benefits awarded under the Plan in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with the applicable requirements of the Internal Revenue Code.

5. Shares Reserved. There is hereby reserved for issuance under the Plan an aggregate of 4,000,000 20,000,000 shares of common stock of the Company which
                       ----------
may be authorized but unissued, treasury, or repurchased shares. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of option shares which may be awarded to any participant in any year during the term of the Plan is 100,000 750,000 shares.
                                                               -------
No more than 350,000 750,000 shares may be issued as stock awards and
                     -------                                      ---
performance units during the term of the Plan. If there is a lapse, expiration,
-----------------
termination or cancellation of any option prior to the issuance of shares thereunder or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under this Plan.

6. Stock Options. Stock options shall consist of options to purchase shares of common stock of the Company and shall be either incentive stock options or non-qualified stock options as determined by the Committee. The option price shall be not less than 100% of the fair market value of the shares on the date the option is granted and the price may be paid by check or, in the discretion of the Committee, by means of tendering, either directly or by attestation, shares of common stock of the Company then owned by the participant. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant; provided, however, that except as otherwise provided in paragraph 11, no stock option shall be exercisable prior to six months after the option grant date nor later than ten years after the grant date. The aggregate fair market value (determined as of the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiaries) shall not exceed $100,000.

7. Stock Appreciation Rights. Stock appreciation rights may be granted to the holder of any stock option granted hereunder and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

  (a) A stock appreciation right may be granted with respect to a stock option at the time of its grant or at any time thereafter up to six months prior to its expiration.

  (b) Stock appreciation rights will permit the holder to surrender any related stock option or portion thereof which is then exercisable and elect to receive in exchange therefor cash in an amount equal to:

    (i) The excess of the fair market value on the date of such election of one share of common stock over the option price, multiplied by

    (ii) The number of shares covered by such option or portion thereof which is so surrendered.

  (c) The Committee shall have the discretion to satisfy a participant's right to receive the amount of cash determined under paragraph (b) hereof in whole or in part by the delivery of common stock of the Company valued as of the date of the participant's election.

  (d) In the event of the exercise of a stock appreciation right, the number of shares reserved for issuance hereunder shall be reduced by the number of shares covered by the stock option or portion thereof surrendered.

8. Stock Awards. Stock awards will consist of common stock transferred to participants without other payment therefor as additional compensation for their services to the Company or one of its subsidiaries. A stock award shall be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares upon termination of the participant's employment within specified periods and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time. The goals established by the Committee may include earnings per share, total return on shareholder equity, or such other goals as may be established by the Committee in its discretion.

9. Performance Units. Performance units shall consist of monetary units granted to participants which may be earned in whole or in part if the Company achieves certain performance goals established by the Committee over a designated period of time.

10. Non-transferability. Except as otherwise provided by the Committee, stock options and other benefits granted under this Plan shall not be transferable other than by will or the laws of descent and distribution and each stock option and stock appreciation right shall be exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative.

11. Change in Control. In the event of a change in control of the Company, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all other benefits shall immediately vest with all performance goals deemed fully achieved. For these purposes, a "change in control" shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

  (a) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

  (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

  (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

  (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to a company at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition; or

  (e) the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

  For purposes of this "change of control" definition, the following terms shall have the meaning set forth below:

  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

12. Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including such provisions as may be required to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant's employment.

13. Fair Market Value. The fair market value of the Company's common stock at any time shall be determined in such manner as the Committee may deem equitable or as required by applicable law or regulation.

14. Adjustment Provisions.

  (a) If the Company shall at any time change the number of issued shares of common stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under this Plan, the number of shares covered by each outstanding benefit and the exercise price of each outstanding benefit shall be adjusted so that the aggregate consideration payable to or by the Company, if any, shall not be changed.

  (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

  (c) In the event of any merger, consolidation or reorganization of the Company with any other corporation, there shall be substituted, on an equitable basis as determined by the Committee, for each share of common stock then reserved for issuance under the Plan and for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction.

15. Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any shares deliverable under the Plan after giving the person entitled to receive the shares notice as far in advance as practicable and the Company may defer making delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules which it may adopt, permit a participant to pay all or a portion of the taxes arising in connection with any benefit under the Plan by electing to have the Company withhold shares of common stock from the shares otherwise deliverable to the participant, having a fair market value equal to the amount to be withheld. Notwithstanding the provisions of paragraph 5 above, any such withheld shares shall not become available again for new awards under this Plan.

16. Term of Program; Amendment, Modification or Cancellation of Benefits. No benefit shall be granted more than ten years after the date of the approval of the amendments to this Plan by the shareholders of the Company as presented for
-----------------                                              ----------------
approval at the 2001 annual meeting or any adjournment thereof; provided,
--------------------------------------------------------------
however, that the terms and conditions applicable to any benefits granted prior to such date may at any time be amended, modified or canceled by mutual agreement between the Committee and the participant or any other persons as may then have an interest therein. However, the Company will not reduce the
                               ----------------------------------------
exercise price of outstanding options or cancel outstanding options and grant
-----------------------------------------------------------------------------
replacement options having a lower exercise price without the approval of the
-----------------------------------------------------------------------------
Company's shareholders.
----------------------

17. Amendment or Discontinuation of Plan. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of a majority of the shares present, or represented, and entitled to vote at a meeting duly held if such shareholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3. The Board of Directors may suspend the Plan or discontinue the Plan at any time; provided, however, that no such action shall adversely affect any outstanding benefit.

17. Amendment or Termination of Plan. The Board of Directors may, at any time,
------------------------------------------------------------------------------
amend or terminate the Plan, provided that (i) no such action may adversely
---------------------------------------------------------------------------
affect any outstanding benefit previously awarded, in the absence of written
----------------------------------------------------------------------------
consent by the participant or other person as may then have an interest in any
------------------------------------------------------------------------------
such benefit, (ii) no amendment will provide for reduction in the exercise
--------------------------------------------------------------------------
price of outstanding options or cancellation of outstanding options and the
---------------------------------------------------------------------------
granting of replacement options having a lower exercise price without the
-------------------------------------------------------------------------
approval of the Company's shareholders, and (iii) adjustments pursuant to
-------------------------------------------------------------------------
paragraph 14 shall not be subject to the foregoing limits of this paragraph 17.
-------------------------------------------------------------------------------

18. Shareholder Approval. The Plan was adopted by the Board of Directors on December 15, 1993, subject to shareholder approval which was obtained at the
                                                   -------------------------
1994 annual meeting. The amendments to this Plan adopted by the Board of
------------------------------------------------------------------------
Directors on February 7, 2001 are subject to shareholder approval. Any benefits
-------------------------------------------------------------------------------
granted under such amendment shall be null and void if such shareholder
-----------------------------------------------------------------------
approval is not obtained at the 2001 annual meeting.
----------------------------------------------------

                                   APPENDIX B

                          WISCONSIN ENERGY CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

                           Approved: October 28, 1999

PURPOSE

The principal purpose of the Audit Committee (Committee) is to assist the Board of Directors in carrying out its oversight responsibility of the Company's financial reporting and internal controls.

COMPOSITION

The Audit Committee shall consist of three or more non-employee directors who are periodically appointed by the Board. Each member of the Committee shall be free from any relationships that, in the opinion of the Board, would interfere with, or would give the appearance of interfering with, the exercise of independent judgment as a Committee member. This requirement is in accordance with the standard used by the New York Stock Exchange in determining independence of directors on Audit Committees. Each member shall be financially literate and at least one of the Committee members must have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment. One of the directors shall be appointed Chair for a term to be determined by the Board and shall preside over the meetings of the Committee. In the event the Committee Chair is unable to serve as Chair for a specific meeting, he/she shall designate one of the Committee members to preside.

AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have unrestricted access to the independent public accountant, Company personnel and documentation pertinent to the scope of its duties and responsibilities.

The duties and responsibilities of the Audit Committee shall be to:

  . Evaluate the services of the independent public accounting firm, or other independent public accountants under consideration, and recommend to the Board of Directors a firm to be engaged for the coming year. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditor. The independent auditor is ultimately accountable to the Board of Directors and the Audit Committee.

  . Review and approve proposed audit and nonaudit services for the year, and any additional audit or nonaudit services subsequently proposed, to assure that such services will not affect the independence of the public accountant.

  . Prior to the start of the annual audit, approve the audit plan and estimated fees for the examination following the independent public accountant's presentation of the audit plan and objectives of the audit.

  . After the annual audit, review the financial statements and other related financial information to be included in Company's Annual Report on Form 10-K with appropriate Company management and the independent public accountant. Review with the independent public accountant its report to the Committee regarding the audit and its opinion to be issued on the financial statements. Recommend to the Board any action considered necessary, including that audited financials be included in the 10-K.

  . Prior to the filing of the Company's Quarterly Report on Form 10-Q, review the interim financial statements to be included in the 10-Q with management and the independent public accountant. The Committee Chair may represent the entire Committee for purposes of this review.

  . Review with the independent public accountant its report(s) to management containing comments and recommendations regarding internal accounting and financial controls and the adequacies of these controls. Review management's response(s) and recommend to the Board any action considered necessary.

  . Meet at least annually with the internal auditor to review Internal
    Audit's independence, coordination with the independent public accountant, staffing, audit scope, significant audit results, management's responsiveness to recommendations, evaluation of internal control systems, and other relevant matters.

  . Review with the independent public accountant, at least annually, recent accounting, tax, and financial reporting developments and auditing standards.

  . Recommend to the Board special audits or studies the Committee considers necessary or advisable. Review the reports issued for such special audits or studies and recommend to the Board any action considered necessary.

  . Ensure that the independent public accountant submits, at least on an annual basis, to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. Engage in a dialogue with the independent public accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. Recommend that the Board of Directors take appropriate action, when necessary, to ensure the independence of the independent public accountant.

  . Discuss with the independent public accountant the matters to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  . Prepare the report required by the rules of the Securities and Exchange
    Commission to be included in the Company's annual proxy statement.

  . Review the Audit Committee Charter annually and make any recommendations to the Board as to any changes in duties that it believes are desirable.

  . Review any reports submitted regarding compliance with the Company's Code of Business Conduct.

  . Assume such other duties as the Board may from time to time delegate.

The Committee shall be notified promptly by the Chief Executive Officer or internal auditor or independent public accountant of the discovery of fraudulent, questionable or illegal events which could have a material impact on the financial statements or reputation of the Company.

MEETINGS

The Committee shall meet not less than twice per year. As deemed necessary by the Committee, meetings shall be attended by Company personnel. Both the internal auditor and the independent public accountant may meet alone with the Committee and have authority and are expected to contact it on any matters requiring its attention.

                                   APPENDIX C

                          WISCONSIN ENERGY CORPORATION

                        2000 ANNUAL FINANCIAL STATEMENTS

                                      and

                              REVIEW of OPERATIONS

                     SELECTED FINANCIAL AND OPERATING DATA
                     -------------------------------------

                          WISCONSIN ENERGY CORPORATION

              CONSOLIDATED SELECTED FINANCIAL AND STATISTICAL DATA

       Financial          2000 (a)        1999          1998      1997         1996
       ---------         ----------    ----------    ---------- ---------    ---------
Year Ended December 31
 Net income (Millions).. $    154.2(b) $    209.0(c) $    188.1 $    60.7(d) $   218.1
 Earnings per share of
  common stock
   Basic................ $     1.28(b) $     1.79(c) $     1.65 $    0.54(d) $    1.97
   Diluted.............. $     1.27(b) $     1.79(c) $     1.65 $    0.54(d) $    1.97
 Dividends per share of
  common stock.......... $     1.37    $     1.56    $    1.555 $   1.535    $  1.5075
 Operating revenues
  (Millions)
   Utility energy....... $  2,556.7    $  2,050.2    $  1,980.0 $ 1,789.6    $ 1,773.8
   Non-utility energy...      372.8         193.2          34.1      17.1         13.6
   Manufacturing........      374.2           --            --        --           --
   Other................       51.0          29.2          25.3       0.2          0.1
                         ----------    ----------    ---------- ---------    ---------
     Total operating
      revenues.......... $  3,354.7    $  2,272.6    $  2,039.4 $ 1,806.9    $ 1,787.5
                         ==========    ==========    ========== =========    =========
At December 31
 (Millions)
 Total assets........... $  8,406.1    $  6,061.8    $  5,355.1 $ 5,031.8    $ 4,680.1
 Long-term debt and
  mandatorily
  redeemable trust
  preferred securities.. $  2,932.7    $  2,334.6    $  1,749.0 $ 1,532.4    $ 1,416.1

     Utility Energy
       Statistics
     --------------
Electric
 Megawatt-hours sold
  (Thousands)...........   32,042.4      31,257.1      29,940.4  27,671.8     27,560.4
 Customers (End of
  year).................  1,048,711     1,027,785     1,010,318   978,835      968,735
Gas
 Therms delivered
  (Millions)............    1,621.5         944.1         922.8     980.7        936.9
 Customers (End of
  year).................    952,177       398,508       388,478   376,732      367,275
Steam
 Pounds sold
  (Millions)............    3,085.2       2,913.9       2,773.1   3,160.6      2,704.6
 Customers (End of
  year).................        451           450           454       474          465

   Non-Utility Energy
       Statistics
   ------------------
Independent Power
 Production
 Electric megawatt-hour
  sales (Thousands).....    3,213.2       2,417.2           --        --           --
Energy Marketing,
 Trading & Services
 Electric megawatt-hour
  sales (Thousands).....    2,091.2       1,598.1         723.7       --           --
 Gas therm sales
  (Millions)............      187.6           --            --        --           --
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

           CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                                (Millions of Dollars,
                                            Except Per Share Amounts) (e)
                                           ----------------------------------
                                                March           June
                                           --------------- ------------------
Three Months Ended                           2000    1999  2000 (a)     1999
------------------                         -------- ------ --------    ------
Total operating revenues.................   $628.0  $556.7 $  755.0    $539.0
Operating income.........................    119.2   104.1    102.1     108.1
Net income...............................     50.6    53.5     30.1      48.9
Earnings per share of common stock
 Basic...................................   $ 0.42  $ 0.46 $   0.25    $ 0.42
 Diluted.................................   $ 0.42  $ 0.46 $   0.25    $ 0.42

                                              September       December
                                           --------------- ------------------
Three Months Ended                         2000 (a)  1999  2000 (a)     1999
------------------                         -------- ------ --------    ------
Total operating revenues.................   $850.8  $591.3 $1,120.9    $585.6
Operating income.........................    134.7   142.5     88.9     121.4
Net income...............................     44.6    68.9     28.9(b)   37.7(c)
Earnings per share of common stock
 Basic...................................   $ 0.37  $ 0.59 $   0.24(b) $ 0.32(c)
 Diluted.................................   $ 0.36  $ 0.59 $   0.24(b) $ 0.32(c)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
-------
(a) Includes WICOR, Inc. and its subsidiaries subsequent to their acquisition on April 26, 2000.
(b) Includes net non-recurring costs, after tax, of $28.7 million or $0.24 per diluted share ($0.45 per share non-recurring gain offset by $0.69 per share of non-recurring charges relating primarily to the WICOR merger and the divestiture of non-core businesses).
(c) Includes non-recurring charge, after tax, of $10.8 million or $0.09 per diluted share for the settlement of litigation.
(d) Includes non-recurring charges, after tax, of $36.8 million or $0.33 per diluted share ($0.17 per share related to the terminated merger agreement with Northern States Power Company and $0.16 per share related to the write-down of equipment).
(e) Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

                          WISCONSIN ENERGY CORPORATION

                  CONSOLIDATED SELECTED UTILITY OPERATING DATA

                               2000 (a)    1999       1998      1997      1996
Year Ended December 31         --------- ---------  --------- --------  --------
Electric Utility
----------------
Operating Revenues (Millions)
 Residential.................  $   606.7 $   584.3  $   576.2 $  487.2  $  494.1
 Small
  Commercial/Industrial......      550.0     524.9      496.2    430.2     421.5
 Large
  Commercial/Industrial......      472.8     459.4      455.3    402.7     383.1
 Other--Retail/Municipal.....       64.7      56.7       54.7     55.2      56.3
 Resale--Utilities...........       79.1      74.7       60.9     24.6      26.4
 Other Operating Revenues....       24.5      22.1       20.3     12.2      11.9
                               --------- ---------  --------- --------  --------
   Total Operating Revenues..  $ 1,797.8 $ 1,722.1  $ 1,663.6 $1,412.1  $1,393.3
                               ========= =========  ========= ========  ========
Megawatt-hour Sales
 (Thousands)
 Residential.................    7,633.2   7,503.1    7,405.0  6,863.6   6,998.8
 Small
  Commercial/Industrial......    8,524.7   8,257.7    7,746.2  7,433.1   7,204.7
 Large
  Commercial/Industrial......   11,824.0  11,542.8   11,523.3 11,021.5  10,785.5
 Other--Retail/Municipal.....    1,755.8   1,531.4    1,409.3  1,412.6   1,477.0
 Resale--Utilities...........    2,304.7   2,422.1    1,856.6    941.0   1,094.4
                               --------- ---------  --------- --------  --------
   Total Sales...............   32,042.4  31,257.1   29,940.4 27,671.8  27,560.4
                               ========= =========  ========= ========  ========
Number of Customers (Average)
 Residential.................    934,494   915,713    904,703  876,776   867,917
 Small
  Commercial/Industrial......    101,665    99,209     97,858   93,259    91,565
 Large
  Commercial/Industrial......        716       720        724      714       706
 Other.......................      2,327     1,978      1,899    1,844     1,832
                               --------- ---------  --------- --------  --------
   Total Customers...........  1,039,202 1,017,620  1,005,184  972,593   962,020
                               ========= =========  ========= ========  ========

Gas Utility
-----------
Operating Revenues (Millions)
 Residential.................  $   450.2 $   193.8  $   176.5 $  222.0  $  218.8
 Commercial/Industrial.......      225.2      95.1       87.9    113.6     108.1
 Interruptible...............       13.7       5.3        7.1      9.0      11.5
                               --------- ---------  --------- --------  --------
   Total Retail Gas Sales....      689.1     294.2      271.5    344.6     338.4
 Transported Customer-Owned
  Gas........................       31.3      14.6       12.0     13.4      11.7
 Transported--
  Interdepartmental..........        1.5       1.8        2.5      3.1       3.1
 Other Operating Revenues....       14.4      (3.8)       9.9     (5.9)     11.7
                               --------- ---------  --------- --------  --------
   Total Operating Revenues..  $   736.3 $   306.8  $   295.9 $  355.2  $  364.9
                               ========= =========  ========= ========  ========
Therms Delivered (Millions)
 Residential.................      569.0     329.0      289.5    347.9     372.0
 Commercial/Industrial.......      336.5     195.3      182.0    211.5     225.2
 Interruptible...............       24.9      16.3       23.3     24.5      35.9
                               --------- ---------  --------- --------  --------
   Total Retail Gas Sales....      930.4     540.6      494.8    583.9     633.1
 Transported Customer-Owned
  Gas........................      650.1     347.9      349.4    387.2     292.6
 Transported--
  Interdepartmental..........       41.0      55.6       78.6      9.6      11.2
                               --------- ---------  --------- --------  --------
   Total Therms Delivered....    1,621.5     944.1      922.8    980.7     936.9
                               ========= =========  ========= ========  ========
Number of Customers (Average)
 Residential.................    697,570   360,084    347,747  339,002   330,153
 Commercial/Industrial.......     62,626    32,594     31,586   30,594    29,936
 Interruptible...............         72        89        146      170       190
 Transported Customer-Owned
  Gas........................      3,247       328        271      254       230
 Transported--
  Interdepartmental..........          6         6          6        7         8
                               --------- ---------  --------- --------  --------
   Total Customers...........    763,521   393,101    379,756  370,027   360,517
                               ========= =========  ========= ========  ========

Degree Days (Milwaukee)
-----------------------
Heating (6,887 Normal).......      6,716     6,318      5,848    7,101     7,469
Cooling (681 Normal).........        566       753        800      407       608

-------
(a) Includes Wisconsin Gas Company subsequent to the acquisition of WICOR, Inc. on April 26, 2000. Average gas customers are weighted for the eight months when Wisconsin Gas was a part of Wisconsin Energy.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wisconsin Energy Corporation is a diversified holding company with subsidiaries primarily in a utility energy segment, a non-utility energy segment and a manufacturing segment. Unless qualified by their context, when used in this document the terms "Wisconsin Energy" or the "Company" refer to the holding company and all of its subsidiaries.

The utility energy segment is engaged primarily in the business of generating electricity and distributing electricity and natural gas. Currently, the non-utility energy segment is principally engaged in independent electric power production as well as in energy marketing, trading and services activities. The manufacturing segment consists of companies which manufacture pumps as well as fluid processing and pump filtration equipment. In addition, Wisconsin Energy has several other subsidiaries, the primary two of which are engaged in the development and marketing of recycling technologies and in the development and investment in real estate.

The Company seeks to grow shareholder value by leveraging on the core competencies of its business segments. To accomplish this goal, Wisconsin Energy performed a comprehensive review of its businesses during 2000 and began implementing the following general strategies for the next decade:

  . Electric Generation: Improve the supply of reasonably priced electric power in Wisconsin through the "Power the Future" strategy.

  . Energy Distribution: Upgrade the Company's electric and gas utility distribution systems to increase reliability and enable economic expansion in Wisconsin through the "Power the Future" strategy and combine the gas operations and the customer service functions of its gas utilities to realize synergy savings and increase customer satisfaction.

  . Manufacturing: Globalize the pump manufacturing business, improve margins, grow market share and make value-adding acquisitions.

This comprehensive portfolio review also led to a decision to divest businesses that it determined to not involve core competencies. In December 2000, Wisconsin Energy entered into an agreement to sell its two existing non-utility power plants, located in the state of Connecticut, which will significantly reduce the size of current non-utility energy segment operations. The sale of these two plants, which were originally acquired in April 1999, is expected to close in the second quarter of 2001. In May 2000, the Company announced that it would sell approximately 80% of its portfolio of non-utility real estate assets during the next two years, which is expected to significantly reduce the size of its non-utility real estate operations.

Acquisition of WICOR, Inc.: On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. ("WICOR"). WICOR is the parent of Wisconsin Gas Company ("Wisconsin Gas"), the largest natural gas distribution utility in Wisconsin, and of WICOR Industries, Inc., an intermediate holding company which holds the stock of several manufacturers of pumps as well as fluid processing and filtration equipment. This business combination was accounted for as a purchase, and, therefore, is reflected prospectively in Wisconsin Energy's consolidated financial statements from and after the date of the acquisition.

Cautionary Factors: A number of forward-looking statements are included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors mentioned throughout this document and below in "Cautionary Factors."

                             RESULTS OF OPERATIONS

CONSOLIDATED EARNINGS

The Company's earnings for the year ended December 31, 2000 were negatively impacted by the timing of the WICOR acquisition, by non-recurring charges related to the WICOR acquisition and the announced divestiture of certain non-core businesses.

Following their acquisition, the WICOR companies contributed $0.26 per share to Wisconsin Energy's earnings during 2000. However, WICOR merger-related costs of $0.41 per share, consisting primarily of goodwill and interest charges, exceeded WICOR's earnings before such costs by $0.15 per share. WICOR's earnings during 2000 did not include the first quarter heating season of Wisconsin Gas, which historically is its highest quarter of earnings. For the year ending 2001, management expects the WICOR acquisition to be accretive to the Company.

In December 2000, the Company recorded non-recurring charges totaling $0.69 per share, including $0.33 per share related to severance, merger-related and other items, $0.26 per share related to the write-down of certain non-core investments and a one-time contribution of $0.10 per share to the Wisconsin Energy Foundation to assist it in becoming self-funded. Of the $0.69 per share of non-recurring charges during 2000, $0.38 was attributable to the utility energy segment and $0.31 was associated with the divestiture of non-core businesses or the write-down of certain non-utility investments. In October 2000, the Company completed the sale of its investment in SkyGen Energy Holdings, LLC, which resulted in a gain of $0.45 per share.

During 2000, Wisconsin Energy's earnings before non-recurring items were $1.51 per share compared with $1.88 per share during 1999. In addition to the impact of the WICOR acquisition, 2000 earnings were also negatively impacted by increased fuel and purchased power expenses and by cool summer weather during 2000. During 1999, the Company had recorded a one time charge of $0.09 per share related to the settlement of litigation. With no non-recurring items during the year, Wisconsin Energy posted earnings of $1.65 per share during 1998.

The following table compares Wisconsin Energy's diluted earnings per share by business segment for each of the comparative periods.

                                                 2000
                                       -------------------------
                                       Excluding  Merger
      Diluted Earnings Per Share        Merger   Costs(a) Total    1999    1998
      --------------------------       --------- -------  ------  ------  ------
Utility Energy Segment................  $ 1.82   $(0.12)  $ 1.70  $ 1.94  $ 1.62
Non-Utility Energy Segment............    0.01      --      0.01    0.02   (0.02)
Manufacturing Segment.................    0.18    (0.12)    0.06     --      --
Other.................................   (0.09)   (0.17)   (0.26)  (0.08)   0.05
                                        ------   ------   ------  ------  ------
  Earnings Before Non-Recurring Items.    1.92    (0.41)    1.51    1.88    1.65
Non-Recurring Items(b)................   (0.24)     --     (0.24)  (0.09)    --
                                        ------   ------   ------  ------  ------
  Net Earnings........................  $ 1.68   $(0.41)  $ 1.27  $ 1.79  $ 1.65
                                        ======   ======   ======  ======  ======

-------
(a) Includes $0.10 per share of goodwill amortization expense and $0.26 per share of interest expense net of tax related to the WICOR merger.
(b) During 2000, non-recurring items consist of $0.69 per share of non-recurring charges partially offset by a $0.45 per share gain on the sale of the Company's interests in SkyGen. During 1999, non-recurring items consist of a $0.09 per share charge for settlement of litigation.

An analysis of contributions to earnings by segment follows.

UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

Utility net earnings during 2000, which include non-recurring charges and merger costs associated with Wisconsin Gas, declined by $56.0 million when compared to 1999. The primary causes for this decline were $43.9 million of non-recurring charges, net of tax, at Wisconsin Electric primarily associated with the WICOR merger, increased fuel and purchased power costs at Wisconsin Electric and cooler than normal summer weather. In addition, Wisconsin Gas contributed earnings of $9.9 million before non-recurring charges of $2.0 million and merger-related costs of $14.3 million.

During 1999, utility energy segment earnings increased by $31.3 million when compared with 1998 due in large part to increases in electric and gas utility gross margins offset in part by a one time charge during 1999 related to the settlement of litigation.

The following table summarizes the utility energy segment's earnings during 2000, 1999 and 1998.

                                          2000
                               ----------------------------
                               Wisconsin
    Utility Energy Segment      Gas(a)   Other(b)   Total      1999      1998
    ----------------------     --------- --------  --------  --------  --------
                                           (Millions of Dollars)
Operating Revenues
  Electric Utility............  $  --    $1,797.8  $1,797.8  $1,722.1  $1,663.6
  Gas Utility.................   336.7      399.6     736.3     306.8     295.9
  Other Utility...............     0.6       22.0      22.6      21.3      20.5
                                ------   --------  --------  --------  --------
Total Operating Revenues......   337.3    2,219.4   2,556.7   2,050.2   1,980.0
Fuel and Purchased Power......     --       513.5     513.5     458.9     461.4
Cost of Gas Sold..............   228.0      258.7     486.7     174.0     175.5
                                ------   --------  --------  --------  --------
  Gross Margin................   109.3    1,447.2   1,556.5   1,417.3   1,343.1
Other Operating Expenses
  Other Operation and
   Maintenance................    55.0      702.9     757.9     656.6     666.7
  Depreciation,
   Decommissioning and
   Amortization...............    32.3      276.2     308.5     237.2     227.3
  Property and Revenue Taxes..     3.2       67.8      71.0      68.3      61.7
                                ------   --------  --------  --------  --------
    Operating Income..........    18.8      400.3     419.1     455.2     387.4
Other Income (Deductions).....    (3.8)      (9.8)    (13.6)     (5.5)      8.0
Financing Costs...............    20.9      119.6     140.5     115.5     113.2
                                ------   --------  --------  --------  --------
  Income Before Income Taxes..    (5.9)     270.9     265.0     334.2     282.2
Income Taxes..................     0.5      104.5     105.0     118.2      97.5
                                ------   --------  --------  --------  --------
Net Earnings (Loss)...........  $ (6.4)  $  166.4  $  160.0  $  216.0  $  184.7
                                ======   ========  ========  ========  ========

-------
(a) Wisconsin Energy's financial statements reflect the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000.
(b) Other includes Wisconsin Electric, Edison Sault and consolidating adjustments and eliminations between the utilities.

Electric Utility Revenues, Gross Margins and Sales

The following table compares Wisconsin Energy's electric utility operating revenues and its gross margin (total electric utility operating revenues less fuel and purchased power expenses) during 2000 with similar information for 1999 and 1998.

                Electric Utility Operations            2000     1999     1998
                ---------------------------          -------- -------- --------
                                                       (Millions of Dollars)
        Electric Operating Revenues................. $1,797.8 $1,722.1 $1,663.6
        Fuel and Purchased Power
          Fuel......................................    325.3    299.1    303.0
          Purchased Power...........................    182.0    153.7    153.0
                                                     -------- -------- --------
        Total Fuel and Purchased Power..............    507.3    452.8    456.0
                                                     -------- -------- --------
        Gross Margin................................ $1,290.5 $1,269.3 $1,207.6
                                                     ======== ======== ========

During 2000, Wisconsin Energy's total electric utility operating revenues increased by $75.7 million or 4.4% compared with 1999. Wisconsin Energy attributes this growth mostly to higher electric energy sales and rate increases during 2000. Interim and final electric rate increases at Wisconsin Electric, that became effective in early April 2000 and on August 30, 2000, respectively, contributed approximately $22.1 million to the increase in electric operating revenues. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Fuel and purchased power expenses increased by $54.5 million or 12.0% during 2000, reflecting increased generation and significantly higher natural gas prices. Purchased power expenses also grew due to higher fixed costs during 2000 associated with long-term purchased power contracts. To a certain extent, Wisconsin Energy was able to limit the increase in fuel and purchased power costs during 2000 by changing its electric supply mix away from higher cost natural gas-fired generation and power purchases to lower cost nuclear and coal-fired generation.

Primarily due to an increase in total electric energy sales during 1999, Wisconsin Energy's total electric utility operating revenues increased by $58.5 million or 3.5% when compared with 1998.

                                   Operating Revenues        Megawatt-Hour Sales
                               -------------------------- --------------------------
 Electric Utility Operations     2000     1999     1998     2000     1999     1998
 ---------------------------   -------- -------- -------- -------- -------- --------
                                 (Millions of Dollars)            (Thousands)
 Customer Class
   Residential...............  $  606.7 $  584.3 $  576.2  7,633.2  7,503.1  7,405.0
   Small
    Commercial/Industrial....     550.0    524.9    496.2  8,524.7  8,257.7  7,746.2
   Large
    Commercial/Industrial....     472.8    459.4    455.3 11,824.0 11,542.8 11,523.3
   Other-Retail/Municipal....      64.7     56.7     54.7  1,755.8  1,531.4  1,409.3
   Resale-Utilities..........      79.1     74.7     60.9  2,304.7  2,422.1  1,856.6
   Other Operating Revenues..      24.5     22.1     20.3      --       --       --
                               -------- -------- -------- -------- -------- --------
     Total...................  $1,797.8 $1,722.1 $1,663.6 32,042.4 31,257.1 29,940.4
                               ======== ======== ======== ======== ======== ========
 Weather--Degree Days(a)
   Heating (6,887 Normal)....                                6,716    6,318    5,848
   Cooling (681 Normal)......                                  566      753      800

-------
(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin, normal degree days are based upon a twenty-year moving average.

During 2000, total electric energy sales increased by 785.3 thousand megawatt-hours or 2.5% compared with 1999, mostly reflecting growth in the average number of residential, small commercial/industrial and other retail/municipal customers and a 13.1% increase in sales to the Empire and Tilden iron ore mines, Wisconsin Electric's two largest retail customers. Excluding the Empire and Tilden mines, total electric sales increased by 1.7% and sales to the remaining large commercial/industrial customers decreased by 0.4% between the comparative periods. Growth in the average number of customers partially offset the effects of cooler weather during the 2000 cooling season on total electric energy sales and operating revenues. As measured by cooling degree days, 2000 was 24.8% cooler than 1999 and 16.9% cooler than normal.

From August through mid-October 1999, the Empire and Tilden iron ore mines were temporarily shut down. As a result, electric energy sales to the mines decreased 9.8% during 1999 compared to 1998. Excluding the Empire and Tilden iron ore mines, total electric energy sales increased by 5.6% during 1999 and sales to the remaining large commercial/industrial customers increased by 2.8% when compared with 1998. Sales for resale to other utilities increased by 30.5% during 1999 primarily due to higher opportunity sales. When comparing 1999 electric sales with 1998, summer cooling load due to weather was not a significant factor. As measured by cooling degree days, 1999 was 5.9% cooler than 1998. However, 1999 and 1998 were 10.6% and 17.5% warmer than normal, respectively.

Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Energy's gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2000 with similar information for 1999 and 1998. Gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under gas cost recovery mechanisms that do not impact gross margin.

                     Gas Utility Operations               2000(a)  1999   1998
                     ----------------------               ------- ------ ------
                                                          (Millions of Dollars)
        Gas Operating Revenues........................... $736.3  $306.8 $295.9
        Cost of Gas Sold.................................  486.7   174.0  175.5
                                                          ------  ------ ------
        Gross Margin..................................... $249.6  $132.8 $120.4
                                                          ======  ====== ======

-------
(a) Wisconsin Energy's gas utility information reflects the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000. For further information concerning gas utility operations during the comparative periods, see "Pro Forma Gas Utility Revenues, Gross Margins and Therm Deliveries" below.

During 2000, Wisconsin Energy's total gas utility operating revenues increased by $429.5 million or 140.0% compared with the same period during 1999. Gross margin on gas utility operating revenues increased by $116.8 million or 88.0%. Of these changes, $336.7 million of the increase in total gas utility operating revenues and $109.3 million of the increase in gross margin were attributable to Wisconsin Gas.

Excluding Wisconsin Gas, Wisconsin Energy's total gas utility operating revenues increased by $92.8 million during 2000 while gross margin increased by $8.1 million when compared with 1999. Significantly higher natural gas prices mostly contributed to the increase in total gas utility operating revenues. Because changes in the cost of natural gas purchased at market prices were included in customer rates through the gas cost recovery mechanism, gas operating revenues changed by approximately the same amount as the cost of gas sold and gross margin was unaffected by such changes. Interim and final retail gas rate increases at Wisconsin Electric, that became effective in early April 2000 and on August 30, 2000, respectively, along with a weather-related increase in higher margin residential and commercial/industrial retail gas sales during the fourth quarter of 2000, contributed to the increase in operating revenues and gross margin during 2000. For additional information concerning the rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. A decrease in revenues from interdepartmental therm deliveries to Wisconsin Electric's natural gas-fired electric generating facilities during 2000 partially offset the increases in gas utility operating revenues and gross margin noted above.

Due in large part to increased retail gas sales during 1999, especially to higher margin residential and commercial/industrial customers, Wisconsin Electric's gross margin on gas utility operating revenues increased by $12.4 million or 10.3% compared with 1998. In spite of the increase in retail gas sales, however, the cost of gas sold decreased by 0.9% during 1999 due to a decrease in the price of purchased gas.

                                       Operating Revenues     Therm Deliveries
                                      ---------------------- -------------------
       Gas Utility Operations         2000(a)  1999    1998  2000(a) 1999  1998
       ----------------------         ------- ------  ------ ------- ----- -----
                                      (Millions of Dollars)       (Millions)
Customer Class
  Residential........................ $450.2  $193.8  $176.5   569.0 329.0 289.5
  Commercial/Industrial..............  225.2    95.1    87.9   336.5 195.3 182.0
  Interruptible......................   13.7     5.3     7.1    24.9  16.3  23.3
                                      ------  ------  ------ ------- ----- -----
    Total Retail Gas Sales...........  689.1   294.2   271.5   930.4 540.6 494.8
  Transported Customer-Owned Gas.....   31.3    14.6    12.0   650.1 347.9 349.4
  Transported--Interdepartmental.....    1.5     1.8     2.5    41.0  55.6  78.6
  Other Operating Revenues...........   14.4    (3.8)    9.9     --    --    --
                                      ------  ------  ------ ------- ----- -----
    Total............................ $736.3  $306.8  $295.9 1,621.5 944.1 922.8
                                      ======  ======  ====== ======= ===== =====
Weather--Degree Days(b)
  Heating (6,887 Normal).............                          6,716 6,318 5,848

-------
(a) Wisconsin Energy's gas utility information reflects the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000. For further information concerning gas utility operations during the comparative periods, see "Pro Forma Gas Utility Revenues, Gross Margins and Therm Deliveries" below.
(b) As measured at Mitchell International Airport in Milwaukee, Wisconsin, normal degree days are based upon a twenty-year moving average.

Pro Forma Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares pro forma gas utility operating revenues, gross margins and therm deliveries during 2000, 1999 and 1998 as if Wisconsin Gas had been part of Wisconsin Energy since January 1, 1998.

                                 Gross Margin         Therm Deliveries
   Pro Forma                 --------------------- -----------------------
   Gas Utility Operations     2000    1999   1998   2000    1999    1998
   ----------------------    ------  ------ ------ ------- ------- -------
                             (Millions of Dollars)        (Millions)
Operating Revenues
  Residential............... $606.3  $473.1 $433.7   803.8   769.4   698.1
  Commercial/Industrial.....  292.7   216.3  205.4   462.1   445.8   422.6
  Interruptible.............   18.1    16.7   20.8    35.2    45.3    59.9
                             ------  ------ ------ ------- ------- -------
    Total Retail Gas Sales..  917.1   706.1  659.9 1,301.1 1,260.5 1,180.6
  Transported Customer-Owned
   Gas......................   41.4    38.1   34.5   856.1   848.1   809.5
  Transported--
   Interdepartmental........    1.5     1.8    2.5    41.0    55.6    78.6
  Other Operating Revenues..   (7.8)    --    27.5     --      --      --
                             ------  ------ ------ ------- ------- -------
Total Operating Revenues....  952.2   746.0  724.4 2,198.2 2,164.2 2,068.7
                                                   ======= ======= =======
Cost of Gas Sold............  613.7   424.2  427.7
                             ------  ------ ------
Gross Margin................ $338.5  $321.8 $296.7
                             ======  ====== ======

As noted above, significantly higher natural gas prices during 2000, which are passed through to customers under gas cost recovery mechanisms at Wisconsin Electric and Wisconsin Gas, primarily contributed to the increase in total pro forma gas utility operating revenues but did not significantly affect gross margin.

Other Utility Segment Items

Other Operation and Maintenance Expenses: Other operation and maintenance expenses increased by $46.3 million during 2000 when compared with 1999 excluding Wisconsin Gas, which had $55.0 million of expenses subsequent to the WICOR merger. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $52.7 million of non-recurring charges at Wisconsin Electric associated with the WICOR merger including severance, benefits and other items. Increased other operation and maintenance expenses during 2000, excluding Wisconsin Gas, were also attributable to $14.8 million of higher non-fuel fossil generation expenses and $9.0 million of higher electric distribution expenses offset in part by an $8.8 million decline in nuclear non-fuel expenses and a $9.9 million decline in customer service expenses.

Non-fuel fossil generation expenses increased during 2000 primarily due to differences in the scope and timing of scheduled maintenance outages for various generating facilities at Wisconsin Electric. Electric distribution expenses were higher due in large part to increased forestry and maintenance activity. During 2000, nuclear non-fuel expenses were lower as a result of continued progress on various performance improvement initiatives. Between the comparative periods, customer service expenses were lower primarily due to a change in the period over which conservation expenses are being amortized.

During 1999, other operation and maintenance expenses for the utility energy segment decreased by $10.1 million when compared with 1998. The most significant changes in other operation and maintenance expenses between the comparative periods include a $28.0 million decrease in nuclear non-fuel expenses partially offset by a $4.9 million increase in administrative and general expenses, a $2.9 million increase in electric transmission expenses, a $2.2 million increase in payroll taxes and a $2.1 million increase in non-fuel fossil generation expenses. Nuclear non-fuel expenses decreased as a result of progress on various performance improvement initiatives, while administrative and general expenses increased mostly due to higher employee benefits paid and to increased staffing, which also increased payroll taxes. Electric transmission expenses increased primarily due to higher purchased power transmission fees during 1999, and non-fuel fossil generation expenses increased as a result of an increase in the number of maintenance outages early in 1999 at Wisconsin Electric's fossil-fuel power plants in anticipation of higher electric demand during the summer of 1999.

Depreciation, Decommissioning and Amortization Expenses: Excluding Wisconsin Gas, depreciation, decommissioning and amortization expenses were $39.0 million higher during 2000 compared with 1999. Pursuant to a 1998 rate order for the 1998/1999 test year, Wisconsin Electric was amortizing pre-1991 contributions in aid of construction. This amortization, which was completed as of December 31, 1999, had the effect of reducing depreciation expense by $22.8 million during 1999. Higher average depreciable property during 2000 also contributed to an increase in depreciation expense.

Primarily due to an increase in average depreciable property, Wisconsin Energy's utility energy segment depreciation, decommissioning and amortization expenses increased by $9.9 million during 1999 when compared with 1998.

Other Income and Deductions: Other income and deductions was $8.1 million lower when comparing 2000 with 1999 and $13.5 million lower when comparing 1999 with 1998. These changes primarily reflect increased contributions by Wisconsin Electric and Wisconsin Gas to the Wisconsin Energy Foundation during the fourth quarter of 2000. In 1999, Wisconsin Electric made a one-time $18.0 million litigation settlement payment that was offset in part by a $6.1 million gain on the sale of certain properties.

Income Taxes: The effective income tax rate increased during 2000 due in large part to the end of amortization of pre-1991 contributions in aid of construction as described above and to the amortization of non-deductible goodwill beginning during 2000.

NON-UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

In December 2000, the Company announced that it expects to sell its two non-utility power plants in the state of Connecticut during the second quarter of 2001, which will substantially reduce its non-utility energy operations.

Excluding the WICOR non-utility energy companies, non-utility energy segment earnings increased by $37.4 million during 2000. Wisconsin Energy attributes this increase mostly to a one-time, $54.6 million after-tax gain in October 2000 on the sale of its interest in SkyGen Energy Holdings LLC, offset in part by $16.0 million of after-tax non-recurring charges during the fourth quarter of 2000 relating to severance costs associated with the divestiture of non-core businesses and for write-downs associated with certain investments.

During 1999, non-utility energy segment earnings increased by $4.8 million when compared with 1998 primarily because of the April 1999 acquisition of the two Connecticut power plants and, to a lesser extent, as a result of increased energy marketing, trading and services activities.

The following table summarizes the non-utility energy segment's earnings during 2000, 1999 and 1998. In addition, the table summarizes electric megawatt-hour sales from independent power production activities during the comparative periods as well as electric megawatt-hour sales and natural gas therm sales as a result of non-utility energy marketing, trading and services activities.

                                                  2000
                                       --------------------------
      Non-Utility Energy Segment       WICOR(a) Other(b)  Total     1999    1998
      --------------------------       -------- -------- -------- -------- ------
                                        (Millions of Dollars, Except Statistics)
 Operating Revenues
   Independent Power Production......   $  --   $  149.5 $  149.5 $  101.1 $  --
   Energy Marketing, Trading &
    Services.........................    118.7      75.5    194.2     74.5   25.1
   Other.............................      0.2      28.9     29.1     17.6    9.0
                                        ------  -------- -------- -------- ------
 Total Operating Revenues............    118.9     253.9    372.8    193.2   34.1
 Fuel and Purchased Power............      --      168.6    168.6    129.2   24.8
 Cost of Gas Sold....................    108.0       --     108.0      --     --
 Cost of Goods Sold..................      8.2       --       8.2      --     --
                                        ------  -------- -------- -------- ------
   Gross Margin......................      2.7      85.3     88.0     64.0    9.3
 Other Operating Expenses............      3.5      82.7     86.2     44.3   10.2
                                        ------  -------- -------- -------- ------
   Operating Income (Loss)...........     (0.8)      2.6      1.8     19.7   (0.9)
 Other Income........................      0.1      99.0     99.1      6.8    2.0
 Financing Costs.....................      0.4      29.4     29.8     21.8    4.0
                                        ------  -------- -------- -------- ------
   Income Before Income Taxes........     (1.1)     72.2     71.1      4.7   (2.9)
 Income Taxes........................     (0.4)     32.1     31.7      2.0   (0.8)
                                        ------  -------- -------- -------- ------
 Net Earnings (Loss).................   $ (0.7) $   40.1 $   39.4 $    2.7 $ (2.1)
                                        ======  ======== ======== ======== ======
 Statistics
 Independent Power Production
  Electric Megawatt-Hour Sales
   (Thousands).......................      --    3,213.2  3,213.2  2,417.2    --
 Energy Marketing, Trading & Services
 Electric Megawatt-Hour Sales
  (Thousands)........................      --    2,091.2  2,091.2  1,598.1  723.7
 Gas Therm Sales (Millions)..........    187.6       --     187.6      --     --

-------
(a) Wisconsin Energy's financial statements and statistics reflect the operations of WICOR Energy Services and FieldTech, subsidiaries of WICOR, subsequent to the merger on April 26, 2000.
(b) Other consists primarily of Wisvest Corporation, a wholly-owned non-utility energy subsidiary of Wisconsin Energy ("Wisvest").

MANUFACTURING SEGMENT CONTRIBUTION TO EARNINGS

Excluding costs related to the WICOR merger, the manufacturing segment contributed $21.5 million to net earnings during 2000. Prior to the WICOR acquisition, Wisconsin Energy did not have a manufacturing segment. The following table summarizes the manufacturing segment's earnings during 2000 following the WICOR merger, including related merger costs of $14.0 million.

                   Manufacturing Segment              2000(a)
                   ---------------------       ---------------------
                                               (Millions of Dollars)
             Operating Revenues
               Domestic.......................        $286.1
               International..................          88.1
                                                      ------
             Total Operating Revenues.........         374.2
             Cost of Goods Sold...............         262.8
                                                      ------
               Gross Margin...................         111.4
             Other Operating Expenses.........          78.9
                                                      ------
               Operating Income...............          32.5
             Other Deductions.................          (3.7)
             Financing Costs..................          14.1
                                                      ------
               Income Before Income Taxes.....          14.7
             Income Taxes.....................           7.2
                                                      ------
             Net Earnings.....................        $  7.5
                                                      ======

-------
(a) Wisconsin Energy's financial statements reflect operations of the manufacturing segment subsequent to the WICOR merger on April 26, 2000.

Assuming that WICOR had been a part of Wisconsin Energy since January 1, 1998 and excluding costs related to the WICOR merger, the manufacturing segment would have posted pro forma net earnings of approximately $29.0 million during the twelve months of 2000 compared with pro forma net earnings of $29.6 million during 1999 and $23.8 million during 1998. The manufacturing segment's results for 2000 were impacted by a series of expenses associated with defenses of intellectual property rights, development of a new beverage dispensing technology and the integration of an acquisition. Management believes that these expenses are substantially past. For further pro forma information concerning manufacturing segment revenues and gross margin during the comparative periods, see "Pro Forma Manufacturing Segment Revenues and Gross Margin" below.

Pro Forma Manufacturing Segment Revenues and Gross Margin

The following table summarizes pro forma revenues and gross margins for the manufacturing segment during the comparative periods as if the manufacturing segment had been part of Wisconsin Energy since January 1, 1998.

       Pro Forma Manufacturing Gross Margin                   2000   1999   1998
       ------------------------------------                  ------ ------ ------
                                                                 (Millions of
                                                                   Dollars)
               Operating Revenues
                 Domestic................                    $426.9 $372.6 $323.2
                 International...........                     136.8  138.4  139.4
                                                             ------ ------ ------
               Total Operating Revenues..                     563.7  511.0  462.6
               Cost of Goods Sold........                     397.4  357.7  329.2
                                                             ------ ------ ------
                 Gross Margin............                    $166.3 $153.3 $133.4
                                                             ====== ====== ======

                        LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Energy's cash flows during 2000, 1999 and 1998:

        Wisconsin Energy Corporation                  2000      1999     1998
        ----------------------------                ---------  -------  -------
                                                      (Millions of Dollars)
        Cash Provided by (Used in):
          Operating Activities..................... $   461.0  $ 306.9  $ 451.4
          Investing Activities.....................  (1,520.5)  (888.8)  (469.4)
          Financing Activities.....................   1,026.5    638.8     15.0

Operating Activities

During 2000, cash provided by operating activities increased by $154.1 million compared with 1999, reflecting a $110 million contested liability payment made during the fourth quarter of 1999 in the Giddings & Lewis Inc./City of West Allis lawsuit and increased non-cash charges for depreciation and amortization and reduced tax payments during 2000.

Cash provided by operating activities decreased by $144.5 million during 1999 compared with 1998, reflecting the $110 million contested liability payment in the Giddings & Lewis Inc./City of West Allis lawsuit noted above and changes in working capital requirements, offset in part by increased non-cash charges for depreciation and amortizations and for net deferred income taxes.

During 2000, cash from operations provided for approximately 75% and 48% of the Company's capital expenditure requirements before and after the payment of common dividends, respectively, compared with 59% and 24%, respectively, during 1999 and 113% and 69%, respectively, during 1998. During each of these years, Wisconsin Energy used net borrowings to supplement the funding of its capital requirements.

Investing Activities

For the year ended December 31, 2000, Wisconsin Energy spent $1.5 billion in investing activities. The largest investment was the $1.2 billion acquisition of WICOR, Inc. in April 2000. In addition, the Company invested $400.0 million in utility plant, $107.7 million in non-utility energy projects, $20.3 million in manufacturing and $83.0 million in other non-utility activities.

In addition to investments in its core businesses, Wisconsin Energy began a program of divesting of non-core businesses and assets. During 2000, the Company received proceeds of approximately $408.4 million from the sale of assets including $219.5 million for its interest in SkyGen Energy Holdings, LLC, $57.2 million for other non-utility energy segment assets and $128.3 million for the sale of non-utility real estate assets held by Wispark.

Financing Activities

During 2000, the Company financed the WICOR acquisition, paid down debt through sales of non-core businesses, implemented a share repurchase program and reduced its dividend. Wisconsin Energy funded the April 2000 acquisition of WICOR, Inc. through issuance in the institutional private placement market of $1.2 billion of commercial paper with a weighted average effective interest rate of 6.09%. As a result of refinancing some short-term debt which has matured since the merger, the weighted average interest rate for this commercial paper was 6.59% as of December 31, 2000. Wisconsin Energy arranged for two new bank back-up credit facilities to provide credit support for the issuance of Wisconsin Energy's commercial paper: a $1.0 billion 364-day bank back-up credit facility and a $500 million three-year bank back-up credit facility. In addition, approximately $267 million of WICOR debt remained outstanding following the merger. The Company intends to extend a portion of the $1.0 billion bank back-up credit facility that expires in April 2001. In anticipation of reducing this facility, the Company may refinance a portion of the commercial paper with longer term unsecured debt.

During 2000, the Company purchased approximately 5.0 million shares of common stock for $100.8 million under a $400 million board-approved repurchase program that was initiated in June 2000 and modified in September 2000. Also in September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis). Through a reduced dividend, the Company expects to be able to reinvest in core business areas, reduce debt and lower borrowing costs, and thereby to increase its overall financial strength.

CAPITAL RESOURCES AND REQUIREMENTS

As Wisconsin Energy continues to implement its strategy of leveraging on the core competencies of its business segments and building financial strength, Wisconsin Energy expects to continue to divest of non-core assets, invest in core assets, buy back common stock and pay down debt.

Capital Resources

Wisconsin Energy currently expects cash from operations to provide about 77% of the Company's capital expenditure requirements during 2001 before the payment of common dividends and receipt of proceeds from asset sales.

Wisconsin Energy anticipates receiving approximately $120 million of cash distributions from the American Transmission Company LLC during the first half of 2001. In addition, the Company currently expects to receive approximately $500 million of net proceeds during 2001 as a result of asset sales.

The Company expects to issue up to $1 billion of intermediate-term unsecured debt in the capital markets during the first half of 2001 dependent upon market conditions and other factors. Proceeds from issuance of any debt securities will be used to repay short-term borrowings and for other corporate purposes. Beyond 2001, Wisconsin Energy anticipates meeting its capital requirements through internally generated funds supplemented, when required, through the issuance of capital market securities.

The Company has access to outside capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Energy's ability to attract the necessary financial capital at reasonable terms is critical to the Company's overall strategic plan. Wisconsin Energy believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2000, Wisconsin Energy had $2.0 billion of available unused lines of bank credit on a consolidated basis, $1.5 billion of which were obtained in conjunction with the WICOR acquisition. Wisconsin Energy has historically used these lines primarily to support its outstanding commercial paper and other short-term borrowings.

The following table shows Wisconsin Energy's consolidated capitalization structure at December 31:

               Capitalization Structure              2000            1999
               ------------------------         --------------- ---------------
                                                     (Millions of Dollars)
        Common Equity.......................... $2,016.8  31.4% $2,007.8  40.6%
        Preferred Stock........................     30.4   0.5%     30.4   0.6%
        Trust Preferred Securities.............    200.0   3.1%    200.0   4.0%
        Long-Term Debt (including current
         maturities)...........................  2,788.1  43.4%  2,203.7  44.5%
        Short-Term Debt........................  1,386.1  21.6%    507.5  10.3%
                                                -------- ------ -------- ------
            Total.............................. $6,421.4 100.0% $4,949.4 100.0%
                                                ======== ====== ======== ======

As described in "Note A--Summary of Significant Accounting Policies" in the Notes to Financial Statements, certain restrictions exist on the ability of Wisconsin Energy's subsidiaries to transfer funds to Wisconsin Energy. The Company does not expect these restrictions to have any material effect on its operations or ability to meet its cash obligations.

Access to capital markets at a reasonable cost is determined in large part by credit quality. In September 2000, following Wisconsin Energy's announcement of the original "Power the Future" growth strategy plan, Standard & Poors Corporation ("S&P") and Fitch reaffirmed their ratings of Wisconsin Energy's securities, S&P reaffirmed its ratings of the securities of the Company's subsidiaries, and Fitch reaffirmed its ratings of the securities of Wisconsin Energy Capital Corporation.

The following table summarizes the current ratings of securities of Wisconsin Energy and its subsidiaries by S&P, Moody's Investors Service ("Moody's") and Fitch. Commercial paper of WICOR Industries, Inc. is unrated.

                                                              S&P  Moody's Fitch
                                                              ---- ------- -----
        Wisconsin Energy Corporation
          Commercial Paper................................... A-1    P-1    F1

        Wisconsin Electric Power Company
          Commercial Paper................................... A-1+   P-1    F1+
          Senior Secured Debt................................ AA-    Aa2    AA
          Unsecured Debt..................................... A+     Aa3    AA-
          Preferred Stock.................................... A      aa3    AA-

        Wisconsin Gas Company
          Commercial Paper................................... A-1+   P-1    F1+
          Senior Unsecured Debt.............................. AA-    Aa2    AA-

        Wisconsin Energy Capital Corporation
          Unsecured Debt..................................... A+     A1     A+

        WEC Capital Trust I
          Trust Preferred Securities......................... A-     a1     A

These ratings provide a high degree of flexibility in obtaining funds on competitive terms and reflect the views of the rating agencies. An explanation of the significance of these ratings may be obtained from each agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness.

Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be $715.0 million during 2001 attributable to the following operating segments:

                                                   Estimated Actual
                     Capital Expenditures            2001     2000
                     --------------------          --------- ------
                                                     (Millions of
                                                       Dollars)
             Utility Energy Segment...............  $480.0   $400.0
             Non-Utility Energy Segment...........    90.0    107.7
             Manufacturing Segment................    35.0     20.3
             Other
               Minergy............................    55.0      2.3
               Other..............................    55.0     80.7
                                                    ------   ------
                 Total............................  $715.0   $611.0
                                                    ======   ======

Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives that especially impact the Company's utility energy segments, future long-term capital requirements may vary from recent capital requirements. The utility energy segment currently expects capital expenditures, excluding the purchase of nuclear fuel, to be between approximately $380 million and $480 million per year during the next five years.

           FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

OUTLOOK

The following forecasts are forward-looking statements subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business, competitive and regulatory conditions in the deregulating and consolidating energy industry, in general, and in the Company's utility service territories; availability of the Company's generating facilities; changes in purchased power costs and supply availability; changes in coal or natural gas prices and supply availability; unusual weather; risks associated with non-utility diversification; regulatory decisions; obtaining the necessary regulatory approvals and investment capital to implement the growth strategy; the timing and extent of realization of anticipated synergy benefits from the WICOR merger; disposition of legal proceedings; and foreign governmental, economic, political and currency risk; and other factors referred to under "Market Risks" and "Cautionary Factors" below.

Forecasts

Earnings: Subject to the many variables which can affect such a projection, including weather and other factors listed above, diluted earnings per share of common stock are expected to be in the range of $2.00 to $2.25 per share during 2001, reflecting a full year of earnings contributions from WICOR and merger-related synergies.

Electric Sales: Assuming moderate growth in the economy of its electric utility service territories and normal weather, the Company presently anticipates total retail and municipal electric kilowatt-hour sales of the utility energy segment to grow at a compound annual rate of 2.5% over the five-year period ending December 31, 2005.

Gas Deliveries: Assuming moderate growth in the economy of its gas utility service territories and normal weather, the Company currently forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 1.7% for the combined gas operations of Wisconsin Electric and Wisconsin Gas over the five-year period ending December 31, 2005.

Factors Affecting Forecasts

Gas Costs: The cost of natural gas rose approximately 325% during 2000, affecting Wisconsin Energy's electric and gas utility operations. Based upon December closing prices for natural gas futures on the New York Mercantile Exchange, the cost of gas increased from $2.344 per decatherm in January 2000 to $9.978 per decatherm in January 2001. Based upon February closing prices, the cost of gas increased from $2.603 per decatherm in March 2000 to $4.998 per decatherm in March 2001, an increase of approximately 90%.

Gas costs have increased significantly due to decreased supply by gas producers in recent years and due to increased demand for natural gas, which has grown throughout the United States as a result of increased reliance on natural gas-fired electric generating facilities and colder winter weather in late 2000. Wisconsin Energy expects that demand for natural gas will remain high into the foreseeable future and that significant price relief will not occur until additional natural gas is added to the nation's energy supply mix over a period of several years.

Higher gas costs increase the working capital requirements of the Company, result in higher gross receipts taxes in the state of Wisconsin and expose the Company to greater risks of accounts receivable write-offs. As a result of gas cost recovery mechanisms, the gas distribution subsidiaries of Wisconsin Energy receive dollar for dollar pass through on most of the cost of natural gas. However, increased natural gas costs increase the risk that customers will switch to alternative fuel sources, which could reduce future gas margins. The electric operations of Wisconsin Electric burns natural gas in several of its peaker power plants, and the cost of purchased power is tied to the cost of natural gas in many instances. As described below, Wisconsin Electric bears significant regulatory risk for the recovery of fuel costs related to electric generation and purchased power.

Recovery of Fuel and Purchased Power Costs: The electric operations of Wisconsin Electric operates under a fuel cost adjustment clause for its fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks for higher fuel costs that are within 3% of the base rate. For 2000 and 1998, actual Wisconsin Electric fuel and purchased power costs exceeded base costs by $25.9 million and $11.3 million, respectively. For 1999, actual Wisconsin Electric fuel and purchased power costs were $1.5 million less than base costs. For 2001, the 3% range is plus or minus approximately $14 million. If actual fuel and purchased power costs exceed the 3% window, Wisconsin Electric has the opportunity to make a filing with the Public Service Commission of Wisconsin ("PSCW") to establish new base fuel costs prospectively and adjust rates accordingly. This procedure is subject to normal PSCW hearings and the regulatory process but is limited to only fuel costs. If costs are less than the 3% window, the rate is reduced immediately. The base fuel rates include, among other things, assumptions regarding the availability of the Company's generating assets, including Point Beach Nuclear Plant, and the cost of natural gas and purchased power. As described in further detail below in "Rates and Regulatory Matters," Wisconsin Electric implemented an interim fuel adjustment surcharge in February 2001 under this procedure.

In December 2000, the PSCW initiated a review of fuel rules and solicited comments from Wisconsin utilities. The Company has submitted comments to the PSCW which would seek to minimize or eliminate risks associated with fuel costs. It is expected that the PSCW will modify existing fuel rules during the latter part of 2001. Any permanent changes to the fuel rules will require Wisconsin legislative approval.

Weather: The rates of Wisconsin Electric and Wisconsin Gas are set by the PSCW based upon weather which approximates 20-year averages. Wisconsin Electric's electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. The gas revenues of Wisconsin Electric and Wisconsin Gas are sensitive to the winter heating season. A summary of actual weather information for 2000, 1999 and 1998 as measured by degree-days may be found above in "Results of Operations."

Interest Rates: The Company has approximately $1,386.1 million of variable rate short-term debt and $913.5 million of variable rate long-term debt outstanding as of December 31, 2000. Changes in future interest rates will have an impact on future interest expense.

Inflation: The Company continues to monitor the impact of inflation in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. With expectations of low-to-moderate inflation, Wisconsin Energy does not believe the impact of inflation will have a material effect on its future results of operations.

INVESTMENTS, MERGERS, DIVESTITURES AND ASSET SALES

Electric Generation

"Power the Future" Growth Strategy: In late February 2001, Wisconsin Energy announced enhancements to a 10-year, $7 billion growth strategy, originally proposed in September 2000, that would improve the supply and reliability of electricity in Wisconsin and that is expected to improve the Company's financial results. "Power the Future" is needed to meet growing load and ensure a diverse fuel mix while keeping electricity prices reasonable. Wisconsin Electric's load is growing at approximately 100-150 megawatts per year. "Power the Future" adds new coal capacity to the power portfolio and allows Wisconsin Electric to maintain roughly the same fuel mix as today. A mix of coal and gas capacity is expected to save customers over $1.6 billion (over the life of the plants and estimating future natural gas costs) compared to the alternative all-gas scenario.

As part of its "Power the Future" growth strategy, Wisconsin Energy would invest in the following over the next ten years:

  . Approximately $3 billion in at least 2,800 megawatts of new natural gas-fired and coal-fired generating capacity;

  . Approximately $1.3 billion in existing electric generating assets; and

  . Approximately $2.7 billion in new and existing electric utility distribution system assets and other capital projects.

Wisconsin Energy anticipates creating a new non-utility energy subsidiary that would construct and own the new generating capacity noted above. Under the enhanced "Power the Future" growth strategy, Wisconsin Electric would sign 20 to 25-year leases for each facility, approved by the PSCW, and would operate and maintain the new plants as part of the lease agreements. At the end of the original contracts, Wisconsin Electric would have the right to renegotiate and continue the leases, or acquire the associated plants outright, at market value. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have some opportunity to expand or extend wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal.

Implementation of the "Power the Future" growth strategy is subject to a number of state and federal regulatory approvals as well as the amendment of several state laws in Wisconsin. In late February 2001, Wisconsin Energy filed an enhanced "Power the Future" proposal with the PSCW. The enhanced "Power the Future" proposal has benefited from a broad coalition of support including customer groups, public power, municipal and cooperative utilities and smaller investor-owned utilities in Wisconsin. Depending upon the response of the PSCW to this preliminary filing, the Company anticipates filing detailed plans later in 2001. Wisconsin Energy will need to obtain the capital from outside sources necessary to finance and execute this growth strategy.

Wisvest Corporation: In April 1999, Wisvest-Connecticut, LLC, a wholly-owned subsidiary of Wisvest, acquired two fossil-fueled power plants in the state of Connecticut for $277 million. Wisconsin Energy accounted for the transaction under the purchase method of accounting and included the results of operations from the two plants in its consolidated financial statements as of the acquisition date. In December 2000, Wisvest-Connecticut, LLC signed a definitive purchase and sale agreement for the sale of the plants and associated assets. The Company anticipates receiving estimated proceeds of $350 million, including amounts for inventory, with a projected closing by the end of the second quarter of 2001, subject to various regulatory approvals and certain other closing conditions.

Energy Distribution

Acquisition of WICOR, Inc.: On April 26, 2000, Wisconsin Energy acquired all of the outstanding common shares of WICOR, Inc. for approximately $1.2 billion in cash plus related fees and expenses. Approximately $267 million of WICOR debt remained outstanding following the acquisition. The business combination, which was funded through the issuance of commercial paper, was accounted for as a purchase, and the excess of the purchase price over the fair value of net assets and liabilities assumed was recorded as approximately $818 million of goodwill.

WICOR was a diversified utility holding company with consolidated total assets of approximately $1.1 billion at December 31, 1999 in utility and non-utility energy subsidiaries as well as in pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company, the largest natural gas distribution public utility in Wisconsin, became subsidiaries of Wisconsin Energy. The Company intends to continue the primary business operations of WICOR. The Company has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas and expects to integrate customer billing systems in the third quarter of 2001.

On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the PSCW for authority to transfer Wisconsin Electric's gas utility assets to Wisconsin Gas. The PSCW has scheduled a hearing on this matter in March 2001. An order in this proceeding is expected during the second quarter of 2001.

Assuming timely realization of estimated synergies from the merger, Wisconsin Energy expects the merger to begin contributing approximately $35 million to annual pre-tax earnings during 2001. Synergies are expected from lower expenses for the cost of gas, materials and services through enhanced purchasing power, through elimination of duplication through attrition, and through sharing of resources. Additional synergies are anticipated from the logical consolidation of common functions over time as well as from such areas as insurance and regulatory costs and legal, audit and consulting fees.

As described in further detail below in "Factors Affecting Results, Liquidity and Capital Resources," the PSCW approved the WICOR merger in March 2000. The order provided for a qualified five-year rate freeze for Wisconsin Electric's and Wisconsin Gas' natural gas, electric and steam utility services beginning January 1, 2001. In its order, the commission found that it was reasonable to allow the utilities to retain synergy savings associated with the merger during the 5-year rate restriction period.

American Transmission Company LLC: During 2000, Wisconsin Electric and Edison Sault agreed to join the American Transmission Company LLC by contributing all of their electric utility transmission assets in exchange for equity interests in the new company. Transfer of these electric transmission assets, with a net book value of approximately $252 million, became effective on January 1, 2001. During the first half of 2001, the American Transmission Company is expected to issue debt and to distribute cash to Wisconsin Electric and Edison Sault in an amount equal to approximately 50% of the net book value of the assets originally transferred. Joining the American Transmission Company is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

Wisconsin Electric and Edison Sault expect to receive earnings contributions from the American Transmission Company in proportion to their ownership share. The Company anticipates that transfer of its electric transmission assets to the American Transmission Company will be earnings neutral subject to future rate recovery of any related deferred charges.

RATES AND REGULATORY MATTERS

The Public Service Commission of Wisconsin regulates retail electric, natural gas, steam and water rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.

Wisconsin Jurisdiction

WICOR Merger Order: As a condition of its March 2000 approval of the WICOR acquisition, the PSCW ordered a qualified five-year freezing of rates for Wisconsin Electric's electric, natural gas and steam utility services and for natural gas rates at Wisconsin Gas that were in effect on January 1, 2001. The Company may seek biennial rate reviews during the five-year rate restriction period limited to changes in revenue requirements as a result of:

  . Governmental mandates;

  . Abnormal levels of capital additions required to maintain or improve reliable electric service; or

  . Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company's total gas revenue requirements are to remain revenue neutral under the merger order.

In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow the Company to retain synergy savings associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

Wisconsin Electric Power Company: The table below summarizes the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities.

           Service--Wisconsin     Annualized Revenue  Percent Change Authorized Return Effective
                Electric          Increase (Decrease)    in Rates    on Common Equity    Date
           ------------------     ------------------- -------------- ----------------- ---------
                                      (Millions)           (%)              (%)
        Fuel electric, WI (a)...        $ 37.8             2.5%             --          2/09/01
        Fuel electric, MI.......           1.0             2.4%             --          1/01/01
        Retail electric, WI.....          27.5             1.8%            12.2%        1/01/01
        Retail electric, WI (b).          36.5             2.5%            12.2%        8/30/00
        Retail gas (b)..........           8.0             2.1%            12.2%        8/30/00
        Retail electric, WI (b).          25.2             1.7%            12.2%        4/11/00
        Retail gas (b)..........          11.6             3.3%            12.2%        4/11/00
        Fuel electric, WI.......          (7.8)           (0.5%)            --          5/01/99
        Retail electric, MI.....           2.1             6.0%            11.0%        4/13/99
        Retail electric, WI (c).         160.2            12.7%            12.2%        5/01/98
        Retail gas (c)..........          18.5             5.4%            12.2%        5/01/98
        Steam heating (c).......           1.2             9.3%            12.2%        5/01/98
        Retail electric, WI (c).         134.9            10.7%            12.2%        1/01/98
        Retail gas (c)..........          18.5             5.5%            12.2%        1/01/98
        Steam heating (c).......           0.8             6.3%            12.2%        1/01/98
        Fuel electric, WI (d)...          11.9             1.0%             --          1/01/98

-------
(a) The February 9, 2001 order is an interim order subject to refund pending the outcome of a full review of fuel costs by the PSCW. A final order is expected in May 2001.
(b) The April 11, 2000 order was an interim order that was effective until the August 30, 2000 final order was received from the PSCW. The final August 30, 2000 order superseded the April 11, 2000 interim order.
(c) The January 1, 1998 order was an interim order that was effective until the May 1, 1998 final order was received from the PSCW. The final May 1, 1998 order superseded the January 1, 1998 interim order.
(d) A final order from the PSCW, dated December 23, 1997, authorized a total increase in fuel revenue of $27.2 million less $15.3 million previously collected through an interim order during 1997.

On March 23, 2000, the PSCW approved Wisconsin Electric's request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase, which was subject to potential refund, became effective April 11, 2000. Rates in the interim order were based upon a 12.2% return on common equity.

On August 30, 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or $11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or $3.6 million lower than authorized in the interim order). Wisconsin Electric has refunded to gas customers overcollection of revenues as a result of the difference in gas rates between the interim and final orders. In its August 30, 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective January 1, 2001. Rates in the final order were based upon a 12.2% return on common equity.

Wisconsin Electric filed a petition for a rehearing of the final order with the PSCW to reconsider the revenue increase for gas operations. On November 9, 2000, the PSCW denied Wisconsin Electric's petition. On November 14, 2000, Wisconsin Electric filed a petition for judicial review with the circuit court seeking its review of the PSCW's decision. The matter is pending.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for electric reliability and safety construction expenditures as well as for nitrogen oxide ("NOX") remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures are subject to refund at the end of 2001 to the extent that actual expenditures are less than forecasted expenditures included in the final order. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NOX emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for revenue requirement components associated with NOX expenditures. Depending upon Wisconsin Electric's actual NOX remediation expenditures during the 2000/2001 biennial period, any over or under-spent balances at the end of 2001 in the NOX escrow account will need to be addressed in future rate making activities.

Wisconsin Gas Company: Wisconsin Gas Company rates are set within the framework of the Productivity-based Alternative Ratemaking Mechanism, which was established in 1994 and has been extended through October 31, 2001. Under this mechanism, Wisconsin Gas has the ability to raise or lower margin rates within a specified range on a quarterly basis. Currently, Wisconsin Gas's rates recover $1.5 million per year less than the maximum amount allowed by the PSCW's rate order. The Productivity-based Alternative Ratemaking Mechanism has certain criteria that allow it to be reopened at any time for significant deterioration in safety, failures to meet conservation goals, significant changes in interest rates and "extraordinary items." To date, none of the criteria has been triggered. In its approval of the WICOR acquisition, the PSCW ordered that Wisconsin Gas Company's natural gas rates remain under the Productivity-based Alternative Ratemaking Mechanism for the program's duration and remain revenue neutral during the remainder of the five-year rate restriction period noted above.

Fuel Cost Adjustment Procedure: As noted above, Wisconsin Electric operates under a fuel cost adjustment clause for its fuel and purchased power costs associated with the generation and delivery of electricity. On December 8, 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates in it's Wisconsin jurisdiction to recover increased cost of fuel and purchased power in 2001 on an expedited basis to be effective February 1, 2001. Wisconsin Electric revised it's projected fuel cost shortfall on January 10, 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held on January 17, 2001. On February 9, 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 fuel costs subject to refund pending the outcome of a full review of fuel costs. A final order in this case is expected in May 2001.

Gas Cost Recovery Mechanism: As a result of the acquisition of WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms ("GCRM") for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric has operated under a modified dollar for dollar GCRM, which includes after the fact prudence reviews by the PSCW, while the Wisconsin Gas GCRM includes an incentive mechanism that provides an opportunity for Wisconsin Gas to increase or decrease earnings within certain limited ranges as a result of gas acquisition activities and transportation costs. For both companies, the majority of gas costs are passed through to customers under their existing gas cost recovery mechanisms.

In February 2001, the PSCW issued separate orders to Wisconsin Electric and to Wisconsin Gas authorizing a similar GCRM for each company. These new GCRMs, which are effective April 1, 2001, are similar to the existing GCRM at Wisconsin Gas. Under the new GCRMs, gas costs will be passed directly to customers through a purchased gas adjustment clause. However, both companies will have the opportunity to increase or decrease earnings by up to approximately 2.5% of their total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW.

Michigan Jurisdiction

Wisconsin Electric Power Company: In mid-November 2000, Wisconsin Electric submitted an application with the Michigan Public Service Commission requesting an electric retail rate increase of $3.7 million (9.4%) on an annualized basis. Hearings on this rate relief request are scheduled for April of 2001 with a final order anticipated to be issued in August of 2001.

Edison Sault Electric Company: In September 1995, the Michigan Public Service Commission approved Edison Sault's application to implement price cap regulation for its electric customers in the state of Michigan, capping base rates at existing levels, rolling its existing fuel cost adjustment procedure or Power Supply Cost Recovery ("PSCR") factor into base rates and suspending its existing PSCR clause. Edison Sault is required to give thirty days notice for rate decreases. The order authorizing Edison Sault's price cap represents a temporary experimental regulatory mechanism and allows Edison Sault to file an application seeking an increase in rates under extraordinary circumstances. On October 2, 2000, Edison Sault filed a report with the Michigan Public Service Commission addressing its experience under the price-cap mechanism. On January 2, 2001, Edison Sault submitted a compliance filing to the Michigan Public Service Commission which recommended that no changes be made to its price-cap mechanism. The matter is pending.

Fuel Cost Adjustment Procedure: In September 2000, Wisconsin Electric submitted applications with the Michigan Public Service Commission requesting reinstatement on January 1, 2001 of its PSCR mechanism. On January 1, 2001, Wisconsin Electric self-implemented a PSCR factor of 1.41 mills per kilowatt-hour and expects to collect approximately $1 million of

PSCR revenue during 2001. Hearings on Wisconsin Electric's application are anticipated in the second quarter of 2001. PSCR revenues collected during 2001 are subject to a true-up hearing procedure in 2002.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the nation's electric industry continues a trend towards restructuring and increased competition. In the region, the state of Illinois has passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all retail customers by May 2002. As described in further detail below, full retail electric choice is scheduled to be introduced in the state of Michigan in January 2002. Congress continues to evaluate restructuring proposals at the federal level. However, recent severe electric supply constraints and a resulting rise in the cost of electricity in California has revitalized public debate in Wisconsin concerning deregulation. Given the current status of restructuring initiatives in regulatory jurisdictions where the Company primarily does business, Wisconsin Energy cannot predict the ultimate timing or impact of a restructured electric industry on its financial position or results of operations.

Restructuring in Wisconsin: Due to many factors, including relatively competitive electric rates charged by the state's electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focussed in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

  . Improvements to existing and addition of new electric transmission lines in the state;

  . Addition of new generating capacity in the state;

  . Modifications to the regulatory process to facilitate development of merchant generating plants;

  . Development of a regional independent electric transmission system operator; and

  . The previously described formation of a statewide transmission company, the American Transmission Company LLC, which became operational January 1, 2001.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan: In June 2000, the Governor of the state of Michigan signed the "Customer Choice and Electric Reliability Act" into law empowering the Michigan Public Service Commission to enforce implementation of prior electric retail access plans. In effect, the new law provides that all Michigan retail customers of investor-owned utilities will have the ability to choose their electric power producer as of January 1, 2002.

As directed by the Michigan Public Service Commission, Wisconsin Electric and Edison Sault jointly submitted a customer choice implementation plan in October 2000 and an updated filing in February 2001. Such plan envisions certain additional filings in June 2001 including proposed unbundled rates. During 2000, revenues in the state of Michigan from Wisconsin Energy's electric retail customers were approximately $151 million, representing 5.9% of total utility operating revenues and 8.4% of total electric utility operating revenues. The Empire and Tilden iron ore mines, Wisconsin Electric's two largest retail customers, are located in the Upper Peninsula of Michigan. These mines, from which Wisconsin Electric received approximately $74 million of electric utility operating revenues during 2000, will not be subject to Michigan's customer choice plan until special negotiated power sales contracts between Wisconsin Electric and the mines expire in 2007. Wisconsin Electric and Edison Sault believe that their power supply costs are and will be competitive when the customer choice program commences in January of 2002. In addition, alternative electric suppliers will use the companies' electric distribution systems under unbundled effective rates.

Natural Gas Utility Industry

Restructuring in Wisconsin: The PSCW has instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the commission has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric and Wisconsin Gas are unable to predict the impact of potential future deregulation on the Company's results of operations or financial position.

ELECTRIC SYSTEM RELIABILITY

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2000. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. All of Wisconsin Electric's generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2001. However, the Company anticipates that the regional electric energy supply will remain tight into the foreseeable future. As a result of this, or of extremely hot weather along with unexpected equipment unavailability, Wisconsin Electric could be required to call upon load management procedures during 2001 as it has in past years.

Wisconsin Electric is proceeding with several long-term measures to enhance the reliability of its own system, including the "Power the Future" growth strategy discussed above.

NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. During 2000, 1999, and 1998, Point Beach provided 23%, 22% and 18% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

As a result of various performance improvement initiatives, Wisconsin Electric's total nuclear operation and maintenance expenses, excluding fuel and benefit overheads, decreased from $156 million during 1998 to $128 million during 1999 and $119 million during 2000. Unplanned shutdowns or power reductions of Point Beach Units 1 or 2 may occur from time to time as Wisconsin Electric continues to perform reviews of facility design and to implement further improvement initiatives.

In July 2000, Wisconsin Electric's senior management authorized the commencement of initial design work for the power upgrade of both units at Point Beach. Subject to approval by the PSCW, the project is scheduled to be completed by May 2004 and is expected to add 76 megawatts of electrical output to Point Beach.

Wisconsin Electric has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by mid-2002. Based upon the results of this evaluation and subject to approval by executive management and by the boards of directors of Wisconsin Electric and Wisconsin Energy in the second half of 2002, Wisconsin Electric currently anticipates seeking appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

Nuclear Management Company: During 1999, WEC Nuclear Corporation, a subsidiary of Wisconsin Energy, Northern States Power Company (now Xcel Energy), WPS Nuclear Corporation (a subsidiary of WPS Resources Corporation) and an affiliate of Alliant Energy Resources announced the formation of the Nuclear Management Company, LLC ("NMC"). In November 2000, Consumers Energy signed an agreement to become a full partner in the NMC. Assuming that Consumers Energy receives requisite regulatory approvals to transfer its operating licenses to the NMC during 2001, the NMC will operate a total of eight nuclear generating units at six sites in the states of Wisconsin, Minnesota, Michigan and Iowa with a total combined generating capacity of about 4,500 megawatts.

During 2000, the four original participants in the NMC received all necessary regulatory approvals, and the NMC assumed operating responsibility in August 2000 for Point Beach Nuclear Plant with the transfer of operating authority under its operating licenses. Each NMC participant continues to own its respective nuclear generating units and retains exclusive rights to the energy generated as well as financial responsibility for the safe operation, maintenance and decommissioning of its respective plants.

On September 7, 2000, the NMC announced the combination of the operations of Point Beach with Kewaunee Nuclear Power Plant into a "virtual 3-unit site". Kewaunee Nuclear Power Plant, owned by two other participants in the NMC, is located about five miles from Point Beach. Support functions including training, engineering, assessment, business and site services have been combined under this new management structure.

Used Nuclear Fuel Storage and Disposal: During 1995, Wisconsin Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW.

Wisconsin Electric estimates that it has sufficient used fuel storage capacity to continue operating Point Beach until the Spring of 2005. In May 2000, Wisconsin Electric applied to the PSCW for authority to load additional temporary used fuel dry storage containers beyond the twelve that were originally authorized. The application requests authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-cannister capacity of the facility. Wisconsin Electric anticipates that the PSCW will issue an order on the application during the second quarter of 2001.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $170.8 million as of December 31, 2000. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. At this time, Wisconsin Electric is unable to predict when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy's failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of August 2000, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the Department of Energy. Damages will continue to accrue, and, accordingly, Wisconsin Electric expects to seek to recover all of its damages in this lawsuit.

During 2000, President Clinton vetoed legislation that would have required the Department of Energy to establish a temporary used fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing used fuel as required by the Waste Act. The Senate and the House failed to override the President's veto. Wisconsin Electric is unable to predict whether similar legislation might be reintroduced and passed during 2001 or whether the new administration might support and sign such legislation.

LEGAL MATTERS

Giddings & Lewis Inc./City of West Allis Lawsuit: In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. Internal investigations lead Wisconsin Electric to believe that it was not the source of this waste. In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of an appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets--Other on the Consolidated Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. In further post-trial proceedings, the Circuit Court Judge issued a ruling during 2000 related to representations made by Wisconsin Electric during trial, imposing sanctions against Wisconsin Electric. Wisconsin Electric is appealing the judgment entered on the jury's verdict as well as the Judge's ruling on the sanctions matter.

As further developments, two shareholders filed separate shareholder derivative proceedings in Milwaukee County Circuit Court during 2000 for alleged injuries to shareholders resulting from this litigation. The two lawsuits have been consolidated for pre-trial purposes. The matter is pending trial.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. Management also believes that the sanctions imposed by the Judge were not supported by the evidence or the law. As such, Wisconsin Electric has not established a reserve for potential damages from this suit. For further information, see "Note N-- Commitments and Contingencies" in the Notes to Financial Statements.

Wisconsin International Electric Power Litigation: During 1999, Wisconsin Electric and Wisconsin International Electric Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd. $18.0 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Energy faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting the Company's utility and non-utility energy segments include but are not limited to (1) air emissions such as carbon dioxide ("CO\\2\\"), sulfur dioxide ("SO\\2\\"), nitrogen oxide ("NOX"), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants. Wisconsin Energy is currently pursuing a proactive strategy to manage its environmental issues including (1) substitution of new and cleaner generating facilities for older facilities as part of the "Power the Future" growth strategy, (2) development of additional sources of renewable electric energy supply, (3) participation in regional initiatives to reduce the emissions of NOX from the Company's fossil fuel-fired generating facilities, (4) participation in voluntary programs with the Wisconsin Department of Resources and the United States Environmental Protection Agency to reduce overall emissions, including mercury, from Wisconsin Electric's coal-fired power plants, (5) recycling of ash from coal-fired generating units and (6) the voluntary clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see "Nuclear Operations" above and "Note F--Nuclear Operations" in the Notes to Financial Statements, respectively.

National Ambient Air Quality Standards: In July 1997, the United States Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO\\2\\ and NOX emissions from coal-fired generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards will likely be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

Ozone Non-Attainment Rulemaking: In October 1998, the Environmental Protection Agency promulgated ozone transport rules to address transport of NOX and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NOX emissions by May 1, 2003. A court decision on these challenges was issued in March 2000 excluding the state of Wisconsin but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules. Further appeals are ongoing.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemakings that require utilities, including Wisconsin Electric, to reduce NOX emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas.

Wisconsin Electric is working with a variety of stakeholders to provide input to the plan under development by the state of Michigan. Wisconsin's rule is already in effect. Wisconsin Electric is evaluating various NOX control techniques under various regulatory scenarios to develop a least cost compliance plan and currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $2 million to $4 million during the period 2001 through 2004 to comply with such a plan. Wisconsin Electric believes that compliance with the NOX emission reductions required by Wisconsin's non-attainment rules will substantially mitigate costs to comply with the Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric's comprehensive plan to meet the Environmental Protection Agency regulations, permitting recovery in rates of NOX emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

Manufactured Gas Plant Sites: Wisconsin Electric and Wisconsin Gas are voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see "Note N-- Commitments and Contingencies" in the Notes to Financial Statements.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. However, combustion byproducts have been, and to some degree continue to be, disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric.

Manufacturing Segment: WICOR Industries, Inc. has provided reserves sufficient to cover its estimated costs related to known contamination associated with its manufacturing facilities.

MARKET RISKS

The Company is potentially exposed to market risk due to changes in interest rates, the return on marketable securities, foreign currency exchange rates and the market price of electricity as well as to changes in fuel costs incurred to generate electricity and in the cost of gas for its gas operations. Exposure to interest rate changes relates to the Company's short and long-term debt as well as its preferred equity obligations, while exposure to fluctuations in the return on marketable securities relates to debt and equity security investments held in various trust funds. Purchases or sales of products by the Company's manufacturing segment exposes the Company to foreign currency risk. Exposure to electricity market price risk relates to forward activities taken to manage the supply of and demand for electric energy. Exposure to fuel and gas cost variations relates to the supply of and demand for coal, uranium, natural gas and fuel oil. For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

Interest Rate Risk: The Company, including its affiliates, have various short-term borrowing arrangements to provide working capital and general corporate funds. The level of borrowings under such arrangements vary from period to period, depending upon, among other factors, capital investments. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

As of December 31, 2000, the Company had approximately $1,386.1 million of short-term debt outstanding with a weighted average interest rate of 6.67%, representing approximately $92.5 million of annual pre-tax interest expense. A 1/8 percent change in effective interest rates would increase or decrease annual interest expense by approximately $1.7 million.

The table below provides information about the long-term financial instruments that were held by the Company at December 31, 2000 and that are sensitive to changes in interest rates. For long-term debt, the table presents anticipated principal cash flows by maturity date and the related annualized average interest rate of the maturing long-term debt. The annualized average interest rate on the variable rate long-term debt was estimated based upon a weighted average interest rate at December 31, 2000.

As part of the financing package used to acquire two fossil-fueled power plants in the state of Connecticut in April 1999, Wisvest-Connecticut, LLC entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. For the interest rate swap, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under contract. Weighted average variable rates are based upon implied forward rates in the yield curve at the reporting date. The fair value of the interest rate swap is the amount that Wisvest-Connecticut, LLC would receive if the outstanding contract were terminated on December 31, 2000.

                                     Expected Maturity Date                           Fair Value
Wisconsin Energy          -------------------------------------------------             As of
Corporation               2001    2002    2003    2004    2005   Thereafter  Total     12/31/00
----------------          -----  ------  ------  ------  ------  ---------- --------  ----------
                                               (Millions of Dollars)
Fixed Rate Long-Term
 Debt...................  $20.4  $165.2  $ 14.1  $143.2  $ 79.4   $1,271.6  $1,693.9   $1,639.7
  Average Interest Rate.   6.64%   6.61%   6.76%   7.25%   6.49%      7.08%     7.01%
Variable Rate Commercial
 Paper Classified as
 Long-Term Debt.........    --   $ 60.0  $449.7     --      --         --   $  509.7   $  509.7
  Average Interest Rate.           6.98%   6.59%                                6.64%
Other Variable Rate
 Long-Term Debt.........  $ 8.7  $ 30.5  $ 14.2  $ 10.8  $172.3   $  167.3  $  403.8   $  403.8
  Average Interest Rate.   7.96%   8.17%   8.05%   7.99%   7.99%      4.82%     6.69%
Interest Rate Swaps--
 Fixed to Variable (b)..  $ 3.2  $  3.5  $  3.7  $  4.0  $ 58.7        --   $   73.1   $   (0.4)
  Average Pay Rate......   5.99%   5.99%   5.99%   5.99%   5.99%       --       5.99%
  Average Receive Rate..   5.87%   5.56%   5.82%   5.96%   5.98%       --       5.85%
Trust Preferred
 Securities.............    --      --      --      --      --    $  200.0  $  200.0   $  185.5
  Average Dividend Rate.    --      --      --      --      --        6.85%     6.85%
Preferred Stock Not
 Subject to Mandatory
 Redemption.............    --      --      --      --      --         --   $   30.4   $   15.4
  Average Dividend Rate.    --      --      --      --      --         --        4.0%

Marketable Securities Return Risk: The Company funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect pension, other postretirement benefit and nuclear decommissioning expenses in future periods. Future annuity payments to these trust funds can be affected by changes in the market price of the trust fund assets. Wisconsin Energy expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators.

At December 31, 2000, the Company had the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

                                                            Millions
                                                               of
             Wisconsin Energy Corporation                   Dollars
             ----------------------------                   --------
             Pension trust funds........................... $1,224.8
             Nuclear decommissioning trust fund............    613.3
             Other postretirement benefits trust funds.....    149.8

Foreign Currency Exchange Rate Risk: The Company manages foreign currency market risks through the use of a variety of financial and derivative instruments. The Company uses forward exchange contracts and other activities to hedge the U.S. dollar value resulting from anticipated foreign currency transactions. The notional amount of these contracts is not significant to the Company.

Commodity Price Risk: In the normal course of business, the Company's utility and non-utility power generation subsidiaries utilize contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of their available generating capacity and energy during periods when available power resources are expected to exceed the requirements of their obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers.

Wisconsin Electric's retail fuel cost adjustment procedure in Wisconsin mitigates some of the risk of fuel cost price fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted. For its gas utility operations, the gas cost recovery mechanism in Wisconsin currently mitigates most of Wisconsin Electric's risk of gas cost variations.

Wisconsin Gas has a commodity risk management program that has been approved by the PSCW. This program allows Wisconsin Gas to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under this program, Wisconsin Gas has the ability to hedge up to 50% of its planned gas deliveries for the heating season. The PSCW has also allowed Wisconsin Gas to hedge gas purchased for storage during non-heating months. The cost of the call and put option contracts, as well as gains or losses realized under the contracts, do not affect net income as they are fully recovered under the purchase gas adjustment clause of Wisconsin Gas's gas cost recovery mechanism. In addition, under its Gas Cost Incentive Mechanism, Wisconsin Gas uses derivative financial instruments to reduce the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts, are subject to sharing under the incentive mechanism.

For additional information concerning the electric utility fuel cost adjustment procedure and the natural gas utilities' gas cost recovery mechanisms, see "Rates and Regulatory Matters" above.

ACCOUNTING DEVELOPMENTS

New Pronouncements: Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), is effective for fiscal years beginning after June 15, 2000. The Company will adopt this statement effective January 1, 2001, which will have an insignificant impact on net income and other comprehensive income. For further information, see "Note A--Summary of Significant Accounting Policies" in the Notes to Financial Statements.

Regulatory Accounting: Wisconsin Energy's utility subsidiaries operate under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utilities' books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("FAS 71"), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. Such a charge could be material. The Company continually reviews the applicability of FAS 71 and has determined that it is currently appropriate to continue following FAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note A--Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Energy. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following.

Operating, Financial and Industry Factors

 . Factors affecting utility operations such as unusual weather conditions;
  catastrophic weather-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

 . Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or

 Michigan Departments of Natural Resources or the state of Connecticut related to emissions from fossil fuel power plants; or the siting approval process for new generation and transmission facilities.

 . The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

 . Consolidation of the industry as a result of the combination and acquisition of utilities in the midwest, nationally and globally.

 . Restrictions imposed by various financing arrangements and regulatory requirements on the ability of its subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances.

 . Changes in social attitudes regarding the utility and power industries.

 . Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

 . The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of the Giddings & Lewis, Inc./City of West Allis lawsuit against Wisconsin Electric.

 . Factors affecting the availability or cost of capital such as: changes in interest rates; the Company's capitalization structure; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

 . Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

 . Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

 . Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

 . Possible risks associated with non-utility diversification, such as: general economic conditions; competition; operating risks; dependence upon certain suppliers and customers; the cyclical nature of property values that could affect real estate investments; unanticipated changes in environmental or energy regulations; timely regulatory approval without onerous conditions of potential acquisitions; risks associated with minority investments, where there is a limited ability to control the development, management or operation of the project; and the risk of higher interest costs associated with potentially reduced securities ratings by independent rating agencies as a result of these and other factors.

 . Legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the state of Wisconsin's amended public utility holding company law.

 . Factors affecting foreign non-utility operations and investments, including:
  foreign governmental actions; foreign economic and currency risks; political instability; and unanticipated changes in foreign environmental or energy regulations.

 . Factors which impede execution of Wisconsin Energy's "Power the Future" growth strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals and amendment of applicable laws in the state of Wisconsin, and obtaining the investment capital from outside sources necessary to implement the growth strategy.

 . Other business or investment considerations that may be disclosed from time to time in Wisconsin Energy's Securities and Exchange Commission filings or in other publicly disseminated written documents.

Business Combination Factors

 . Unanticipated costs or difficulties related to the integration of the businesses of Wisconsin Energy and WICOR.

 . Unanticipated financing or other consequences resulting from the additional short-term debt issued to fund the acquisition of WICOR.

 . Unexpected difficulties or delays in realizing anticipated net cost savings or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the merger.

Wisconsin Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                  -------------------------------------------

                          WISCONSIN ENERGY CORPORATION

                         CONSOLIDATED INCOME STATEMENT

                             Year Ended December 31

                                                    2000      1999      1998
                                                  --------  --------  --------
                                                    (Millions of Dollars,
                                                  Except Per Share Amounts)
Operating Revenues
  Utility energy................................. $2,556.7  $2,050.2  $1,980.0
  Non-utility energy.............................    372.8     193.2      34.1
  Manufacturing..................................    374.2       --        --
  Other..........................................     51.0      29.2      25.3
                                                  --------  --------  --------
    Total Operating Revenues.....................  3,354.7   2,272.6   2,039.4
Operating Expenses
  Fuel and purchased power.......................    682.1     588.1     486.2
  Cost of gas sold...............................    594.7     174.0     175.5
  Cost of goods sold.............................    271.1       --        --
  Other operation and maintenance................    945.3     708.7     691.5
  Depreciation, decommissioning and amortization.    336.3     250.8     232.4
  Property and revenue taxes.....................     80.3      74.9      63.1
                                                  --------  --------  --------
    Total Operating Expenses.....................  2,909.8   1,796.5   1,648.7
                                                  --------  --------  --------
Operating Income.................................    444.9     476.1     390.7
Other Income and Deductions
  Interest income................................     20.3      22.3      14.6
  Allowance for other funds used during
   construction..................................      2.6       3.8       2.9
  Gains on asset sales...........................     98.7       6.1       --
  Other..........................................    (41.6)    (37.7)     (6.7)
                                                  --------  --------  --------
    Total Other Income and Deductions............     80.0      (5.5)     10.8
Financing Costs
  Interest expense...............................    243.5     148.3     127.8
  Allowance for borrowed funds used during
   construction..................................    (13.6)     (9.5)     (7.8)
  Distributions on preferred securities of
   subsidiary trust..............................     13.7      10.5       --
  Preferred dividend requirement of subsidiary...      1.2       1.2       1.2
                                                  --------  --------  --------
    Total Financing Costs........................    244.8     150.5     121.2
                                                  --------  --------  --------
Income Before Income Taxes.......................    280.1     320.1     280.3
Income Taxes.....................................    125.9     111.1      92.2
                                                  --------  --------  --------
Net Income....................................... $  154.2  $  209.0  $  188.1
                                                  ========  ========  ========
Earnings Per Share of Common Stock
  Basic.......................................... $   1.28  $   1.79  $   1.65
  Diluted........................................ $   1.27  $   1.79  $   1.65
Average Outstanding Number of
 Shares of Common Stock (Millions)...............    120.6     117.0     114.3
Diluted Shares (Millions)........................    121.2     117.0     114.3

   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             Year Ended December 31

                                                         2000      1999     1998
                                                       ---------  -------  -------
                                                         (Millions of Dollars)
Operating Activities
  Net income........................................   $   154.2  $ 209.0  $ 188.1
  Reconciliation to cash
    Depreciation, decommissioning and amortization..       372.8    283.4    264.4
    Nuclear fuel expense amortization...............        27.4     25.8     18.9
    Deferred income taxes, net......................        10.3     33.6      0.6
    Investment tax credit, net......................        (4.6)    (4.3)    (3.4)
    Allowance for other funds used during
     construction...................................        (2.6)    (3.8)    (2.9)
    Gains on asset sales............................       (98.7)    (6.1)     --
    Change in--Accounts receivable and accrued
                 revenues...........................      (188.0)   (56.3)   (28.8)
              Inventories...........................       (68.9)    (6.8)    (0.6)
              Other current assets..................        22.1    (55.4)    (6.6)
              Accounts payable......................       163.5    (13.4)    36.0
              Other current liabilities.............        63.7      2.2    (12.3)
    Other...........................................         9.8   (101.0)    (2.0)
                                                       ---------  -------  -------
Cash Provided by Operating Activities...............       461.0    306.9    451.4
Investing Activities
  Capital expenditures..............................      (611.0)  (518.1)  (399.0)
  Acquisitions, net of cash acquired................    (1,234.7)  (276.8)     --
  Proceeds from asset sales, net....................       408.4     11.5      --
  Allowance for borrowed funds used during
   construction.....................................       (13.6)    (9.5)    (7.8)
  Nuclear fuel......................................       (41.6)   (18.6)   (17.5)
  Nuclear decommissioning funding...................       (17.6)   (17.7)   (15.5)
  Other.............................................       (10.4)   (59.6)   (29.6)
                                                       ---------  -------  -------
Cash Used in Investing Activities...................    (1,520.5)  (888.8)  (469.4)
Financing Activities
  Issuance of common stock..........................        89.3     79.1     10.3
  Issuance of long-term debt........................       513.9    443.2    313.6
  Issuance of mandatorily redeemable trust preferred
   securities.......................................         --     193.7      --
  Repurchase of common stock........................      (100.8)     --       --
  Retirement of long-term debt......................      (137.4)  (115.5)   (93.0)
  Change in short-term debt.........................       826.8    220.6    (38.5)
  Dividends paid on common stock....................      (165.3)  (182.3)  (177.4)
                                                       ---------  -------  -------
Cash Provided by Financing Activities...............     1,026.5    638.8     15.0
                                                       ---------  -------  -------
Change in Cash and Cash Equivalents.................       (33.0)    56.9     (3.0)
Cash and Cash Equivalents at Beginning of Year......        73.5     16.6     19.6
                                                       ---------  -------  -------
Cash and Cash Equivalents at End of Year............   $    40.5  $  73.5  $  16.6
                                                       =========  =======  =======
Supplemental Information--Cash Paid For
  Interest (net of amount capitalized)..............   $   223.6  $ 156.1  $ 133.2
  Income taxes......................................        82.4    114.9    103.9

   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                  December 31

                                     ASSETS

                                                            2000       1999
                                                          ---------  ---------
                                                             (Millions of
                                                               Dollars)
Property, Plant and Equipment
  Utility energy......................................... $ 7,327.7  $ 6,168.7
  Non-utility energy.....................................      21.7      221.3
  Manufacturing..........................................     119.5        --
  Other..................................................     135.3      321.1
  Accumulated depreciation...............................  (3,912.9)  (3,250.0)
                                                          ---------  ---------
                                                            3,691.3    3,461.1
  Construction work in progress..........................     246.3      174.8
  Leased facilities, net.................................     121.7      127.3
  Nuclear fuel, net......................................      93.1       83.4
                                                          ---------  ---------
    Net Property, Plant and Equipment....................   4,152.4    3,846.6

Investments
  Nuclear decommissioning trust fund.....................     613.3      625.7
  Other..................................................     166.0      324.6
                                                          ---------  ---------
    Total Investments....................................     779.3      950.3

Current Assets
  Cash and cash equivalents..............................      40.5       73.5
  Accounts receivable, net of allowance for doubtful
   accounts of $36.0 and $17.6...........................     532.6      242.3
  Accrued revenues.......................................     269.8      134.6
  Materials, supplies and inventories....................     381.7      231.6
  Assets held for sale...................................     464.0        --
  Prepayments............................................      81.7      100.9
  Deferred income taxes..................................      73.4       37.3
  Other..................................................      19.9       12.3
                                                          ---------  ---------
    Total Current Assets.................................   1,863.6      832.5

Deferred Charges and Other Assets
  Deferred regulatory assets.............................     276.8      216.9
  Goodwill, net..........................................     826.9       57.8
  Other..................................................     507.1      157.7
                                                          ---------  ---------
    Total Deferred Charges and Other Assets..............   1,610.8      432.4
                                                          ---------  ---------
Total Assets............................................. $ 8,406.1  $ 6,061.8
                                                          =========  =========


   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                  December 31

                         CAPITALIZATION AND LIABILITIES

                                                                2000     1999
                                                              -------- --------
                                                                (Millions of
                                                                  Dollars)
Capitalization
  Common equity.............................................. $2,016.8 $2,007.8
  Preferred stock............................................     30.4     30.4
  Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely debentures
   of the Company............................................    200.0    200.0
  Long-term debt.............................................  2,732.7  2,134.6
                                                              -------- --------
    Total Capitalization.....................................  4,979.9  4,372.8

Current Liabilities
  Long-term debt due currently...............................     55.4     69.1
  Short-term debt............................................  1,386.1    507.5
  Accounts payable...........................................    427.0    174.0
  Payroll and vacation accrued...............................     68.2     35.6
  Taxes accrued--income and other............................     54.8     31.3
  Interest accrued...........................................     26.0     22.2
  Other......................................................    191.2     48.0
                                                              -------- --------
    Total Current Liabilities................................  2,208.7    887.7

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes..........................    587.1    464.4
  Accumulated deferred investment tax credits................     80.8     79.9
  Deferred regulatory liabilities............................    321.0    124.8
  Other......................................................    228.6    132.2
                                                              -------- --------
    Total Deferred Credits and Other Liabilities.............  1,217.5    801.3

Commitments and Contingencies (Note N).......................      --       --
                                                              -------- --------
Total Capitalization and Liabilities......................... $8,406.1 $6,061.8
                                                              ======== ========


   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                    CONSOLIDATED STATEMENT OF CAPITALIZATION

                                  December 31

                                                             2000      1999
                                                           --------  --------
                                                             (Millions of
                                                               Dollars)
Common Equity (See Consolidated Statement of Common
 Equity)
  Common stock--$.01 par value; authorized 325,000,000
   shares; outstanding--118,645,341 and 118,904,210
   shares................................................. $    1.2  $    1.2
  Other paid in capital...................................    833.3     838.3
  Retained earnings.......................................  1,159.7   1,170.8
  Accumulated other comprehensive income..................     (2.9)      --
  Unearned compensation--restricted stock award...........     (3.9)     (2.5)
  Stock options exercisable...............................     29.4       --
                                                           --------  --------
        Total Common Equity...............................  2,016.8   2,007.8

Preferred Stock
  Wisconsin Energy
    $.01 par value; authorized 15,000,000 shares; none
     outstanding..........................................      --        --
  Wisconsin Electric
    Six Per Cent. Preferred Stock--$100 par value;
     authorized 45,000 shares; outstanding--44,498 shares.      4.4       4.4
    Serial preferred stock--
      $100 par value; authorized 2,286,500 shares; 3.60%
       Series redeemable at $101 per share; outstanding--
       260,000 shares.....................................     26.0      26.0
      $25 par value; authorized 5,000,000 shares; none
       outstanding........................................      --        --
  Wisconsin Gas--Cumulative without par value; authorized
   1,500,000 shares; none outstanding.....................      --        --
                                                           --------  --------
        Total Preferred Stock.............................     30.4      30.4

Company-obligated mandatorily redeemable preferred
 securities of subsidiary trust holding solely debentures
 of the Company...........................................    200.0     200.0

Long-Term Debt
  First mortgage bonds
    Wisconsin Electric--7 1/4% due 2004...................    140.0     140.0
                        7 1/8% due 2016...................    100.0     100.0
                        6.85%  due 2021...................      9.0       9.0
                        7 3/4% due 2023...................    100.0     100.0
                        7.05%  due 2024...................     60.0      60.0
                        9 1/8% due 2024...................      3.4       3.4
                        8 3/8% due 2026...................    100.0     100.0
                        7.70%  due 2027...................    200.0     200.0
         Edison Sault--7.90% to 10.31% due 2001-2009......      --        5.2
  Debentures (unsecured)
    Wisconsin Electric--6 5/8% due 2002...................    150.0     150.0
                        6 5/8% due 2006...................    200.0     200.0
                        9.47%  due 2006...................      4.2       4.9
                        8 1/4% due 2022...................     25.0      25.0
                        6 1/2% due 2028...................    150.0     150.0
                        6 7/8% due 2095...................    100.0     100.0
    Wisconsin Gas-- 6.60% due 2013........................     45.0       --

   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                                  December 31

                                                                              2000      1999
                                                                            --------  --------
                                                                              (Millions of
                                                                                Dollars)
Long-Term Debt--(Cont'd)
  Notes (secured)
    Wisvest--                  8.02% variable rate due 2005 (a)...........  $  208.0  $  205.9
                               6.36% effective rate due 2006..............       6.6       7.7
    Sta-Rite Industries, Inc.--5.58% variable rate due 2007
                                 and 2009 (a).............................       5.0       --
    Wispark--                  8.26% variable rate due 2002 (a)...........      21.2      26.3
                               8.22% variable rate due 2003 (a)...........       4.2       3.0
                               Variable rate due 2000-2008................       --       25.6
                               7.2% to 8.67% due 2002-2012................       --       15.7
  Notes (unsecured)
    Wisconsin Electric--       6.36% effective rate due 2006..............       7.2       8.4
                               4.75% variable rate due 2006 (a)...........       1.0       1.0
                               4.75% variable rate due 2015 (a)...........      17.4      17.4
                               4.90% variable rate due 2016 (a)...........      67.0      67.0
                               4.75% variable rate due 2030 (a)...........      80.0      80.0
    Wisconsin Gas--            6 3/8% due 2005............................      65.0       --
                               5 1/2% due 2009............................      50.0       --
    Edison Sault--             6.55% to 8.00% due 2000-2008...............       4.8       5.4
    Wisconsin Energy
     Capital Corporation--     6.22% to 6.49% due 2000....................       --       27.0
                               6.40% due 2001.............................      15.0      15.0
                               6.33% due 2002.............................      12.0      12.0
                               6.66% due 2003.............................      10.6      10.6
                               6.85% due 2005.............................      10.0      10.0
                               6.21% due 2008.............................      20.0      20.0
                               6.48% due 2008.............................      25.4      25.4
                               6.51% due 2013.............................      30.0      30.0
                               6.94% due 2028.............................      50.0      50.0
Commercial paper supported by multiple-year bank lines....................     509.7       --
Obligations under capital leases..........................................     215.5     215.9
Unamortized discount, net and other.......................................     (34.1)    (23.1)
Long-term debt due currently..............................................     (55.4)    (69.1)
                                                                            --------  --------
      Total Long-Term Debt................................................   2,732.7   2,134.6
                                                                            --------  --------
Total Capitalization......................................................  $4,979.9  $4,372.8
                                                                            ========  ========

-------


(a) Variable interest rate as of December 31, 2000.


   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                    CONSOLIDATED STATEMENT OF COMMON EQUITY

                                                    Accumulated
                                 Other                 Other                     Stock
                         Common Paid In  Retained  Comprehensive   Unearned     Options
                         Stock  Capital  Earnings     Income     Compensation Exercisable  Total
                         ------ -------  --------  ------------- ------------ ----------- --------
                                                  (Millions of Dollars)
Balance--December 31,
 1997...................  $1.1  $729.7   $1,132.2      $ --         $ --         $ --     $1,863.0
  Net income............                    188.1                                            188.1
  Common stock cash
   dividends $1.555 per
   share................                   (177.4)                                          (177.4)
  Sale of common stock..          10.3                                                        10.3
  Acquisition of ESELCO,
   Inc..................   0.1    19.2        1.2                                             20.5
  Restricted stock
   award................                                             (1.4)                    (1.4)
  Amortization and
   forfeiture of
   restricted stock.....                                              0.1                      0.1
                          ----  ------   --------      -----        -----        -----    --------
Balance--December 31,
 1998...................   1.2   759.2    1,144.1        --          (1.3)         --      1,903.2
  Net income............                    209.0                                            209.0
  Common stock cash
   dividends $1.56 per
   share................                   (182.3)                                          (182.3)
  Sale of common stock..          79.1                                                        79.1
  Restricted stock
   award................                                             (1.4)                    (1.4)
  Amortization and
   forfeiture of
   restricted stock.....                                              0.2                      0.2
                          ----  ------   --------      -----        -----        -----    --------
Balance--December 31,
 1999...................   1.2   838.3    1,170.8        --          (2.5)         --      2,007.8
  Net Income............                    154.2                                            154.2
  Other comprehensive
   income...............
    Foreign currency
     translation........                                (0.7)                                 (0.7)
    Minimum pension
     liability..........                                (2.2)                                 (2.2)
                          ----  ------   --------      -----        -----        -----    --------
      Comprehensive
       Income...........   --      --       154.2       (2.9)         --           --        151.3
  Common stock cash
   dividends $1.37 per
   share................                   (165.3)                                          (165.3)
  Sale of common stock..          89.3                                                        89.3
  Repurchase of common
   stock................        (100.8)                                                     (100.8)
  Restricted stock
   award................                                             (1.4)                    (1.4)
  WICOR restricted stock
   awards--converted....                                             (1.2)                    (1.2)
  Amortization and
   forfeiture of
   restricted stock.....                                              1.2                      1.2
  WICOR stock options
   converted............                                                          35.9        35.9
  Stock options
   exercised and other..           6.5                                            (6.5)        --
                          ----  ------   --------      -----        -----        -----    --------
Balance--December 31,
 2000...................  $1.2  $833.3   $1,159.7      $(2.9)       $(3.9)       $29.4    $2,016.8
                          ====  ======   ========      =====        =====        =====    ========

   The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"), a diversified holding company, as well as its principal subsidiaries in the following operating segments:

  . Utility Energy Segment--Consisting of Wisconsin Electric Power Company
    ("Wisconsin Electric"), Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault") and engaged primarily in the generation of electricity and the distribution of electricity and natural gas;

  . Non-Utility Energy Segment--Consisting of Wisvest Corporation
    ("Wisvest"), WICOR Energy Services Company, FieldTech, Inc. and Northern Tree Service, Inc. and engaged primarily in independent electric power production as well as in energy marketing, trading and services activities; and

  . Manufacturing Segment--Consisting of WICOR Industries, Inc., an intermediary holding company, and its primary subsidiaries, Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation, and engaged in the manufacture of pumps as well as fluid processing and pump filtration equipment.

Other non-utility subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technology products, and Wispark LLC ("Wispark"), formerly Wispark Corporation, which develops and invests in real estate, and other non-utility companies. All significant intercompany transactions and balances have been eliminated from the financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income or earnings per share.

Revenues: Energy revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed. The manufacturing segment recognizes revenue from product sales upon shipment. Based upon experience, the manufacturing segment estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported.

Wisconsin Electric's rates include base amounts for estimated fuel and purchased power costs. It can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the Public Service Commission of Wisconsin ("PSCW") and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's and Wisconsin Gas's retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs incurred subject to a partial sharing mechanism between Wisconsin Gas and its customers.

Property and Depreciation: Property is recorded at cost. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Cost includes material, labor and capitalized interest or allowance for funds used during construction. The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated depreciation when property is retired.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. For manufacturing property, depreciation expense is primarily included in cost of goods sold.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.5% in 2000 and 4.1% in 1999 and 1998. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note F).

Estimated useful lives are 3 to 10 years for manufacturing equipment, 3 to 15 years for other non-utility equipment and 30 to 40 years for non-utility buildings.

Allowance For Funds Used During Construction: Allowance for funds used during construction is included in Wisconsin Electric's utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the Consolidated Income Statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric's allowance for funds used during construction was capitalized during the following periods on 50% of construction work in progress at the following rates:

        . September 1, 2000--December 31, 2000........................... 10.18%
        . June 1, 1998--August 31, 2000.................................. 10.21%
        . January 1, 1998--May 31, 1998.................................. 10.29%

Earnings Per Common Share: Basic earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing net earnings by the weighted average number of common shares outstanding including the dilutive effects of stock options.

Materials, Supplies and Inventories: Inventory at December 31, 2000 and 1999 consists of:

               Materials, Supplies and Inventories     2000   1999
               -----------------------------------    ------ ------
                                                      (Millions of
                                                        Dollars)
             Fossil Fuel............................. $ 78.2 $113.8
             Gas in Storage..........................   92.1   29.8
             Materials and Supplies..................   89.0   88.0
             Manufacturing...........................  122.4    --
                                                      ------ ------
               Total................................. $381.7 $231.6
                                                      ====== ======

Substantially all fossil fuel, materials and supplies and gas in storage inventories are priced using the weighted average method of accounting. As a result of the merger with WICOR in April 2000, the Company acquired the manufacturing inventories of WICOR Industries, Inc. Approximately 83% of the manufacturing inventories in 2000 are priced using the last-in, first-out method (not in excess of the market), with the remaining inventories priced using the first-in, first-out method. If the first-in, first-out method of accounting had been used exclusively, manufacturing inventories would have been $0.4 million higher at December 31, 2000.

Goodwill and Long-Lived Assets: Goodwill represents the excess of acquisition costs over the fair value of the net assets of acquired businesses and is amortized on a straight line basis over its estimated life, which is generally 40 years.

The Company reviews the carrying value of goodwill and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based upon a comparison of the undiscounted future operating cash flows anticipated to be generated during the remaining life of the goodwill or long-lived assets to the carrying value. Measurement of any impairment loss would be based upon discounted operating cash flows.

Regulatory Accounting: The utility energy segment accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Deferred regulatory assets and liabilities at December 31 consist of:

        Deferred Regulatory Assets and Liabilities             2000       1999
        ------------------------------------------          ---------- ----------
                                                            (Millions of Dollars)
        Deferred Regulatory Assets
          Deferred income taxes............................ $    148.7 $    155.3
          Postretirement benefit costs.....................       31.2        --
          Purchase power commitment........................       30.6       22.1
          Lightweight aggregate plant......................       19.7        --
          Department of Energy assessments.................       18.5       21.1
          Deferred nuclear costs...........................        8.3       11.8
          Deferred uncollectible expenses..................        7.8        --
          Other............................................       12.0        6.6
                                                            ---------- ----------
        Total Deferred Regulatory Assets................... $    276.8 $    216.9
                                                            ========== ==========
        Deferred Regulatory Liabilities
          Deferred income taxes............................ $    111.0 $    117.8
          WICOR acquisition purchase adjustments...........      173.1         --
          Tax and interest refunds.........................       24.7        2.3
          Other............................................       12.2        4.7
                                                            ---------- ----------
        Total Deferred Regulatory Liabilities.............. $    321.0 $    124.8
                                                            ========== ==========

In connection with the WICOR acquisition, the Company recorded the Wisconsin Gas pension and postretirement medical plans at fair value. Due to the regulatory treatment of Wisconsin Gas, a regulatory liability was also recorded and is being amortized over the average remaining service life of 15 years.

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which will be amortized on a straight-line basis over the five-year period ending December 31, 2005.

Utility operations in the state of Wisconsin are precluded from discontinuing service to residential customers within their service areas during the heating season. As a result, Wisconsin Gas defers any differences between doubtful account provisions based upon actual experience and provisions allowed for ratemaking purposes by the PSCW for recovery in future rates.

Derivative Financial Instruments: The Company has limited involvement with derivative financial instruments. Wisconsin Gas uses such instruments to manage commodity risks associated with the price of natural gas, and the manufacturing segment uses derivative financial instruments to manage foreign exchange risk. In addition, Wisvest-Connecticut, LLC, a wholly-owned non-utility energy affiliate, has entered into an interest rate swap agreement to manage interest rate risk related to debt (see Note I) issued in the acquisition of two fossil-fueled power plants (see Note B).

Statement of Cash Flows: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity. During 1998, Wisconsin Energy recorded a $19.3 million non-cash acquisition of ESELCO, Inc. accounted for as a pooling of interests (see Note B). In 1999, Wisconsin Electric recorded a $110 million cash payment, included in Operating Activities--Other, related to a contested July 1999 jury verdict (see Note N).

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of the principal utility subsidiaries and various financing arrangements impose restrictions on the non-utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric and Wisconsin Gas are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will affect its operations.

New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which has been amended by FAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FAS 133, an amendment of FAS 133, and by FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FAS 133. FAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

FAS 133, as amended, is effective for fiscal years beginning after June 15, 2000 and must be applied to: (a) derivative instruments; and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1998. Wisconsin Energy has identified a limited number of both financial and physical commodity contracts that meet the definition of a derivative under FAS 133 in its electric and natural gas utility operations as well as in its non-regulated energy operations. These contracts are used to manage the Company's exposure to commodity price and interest rate volatility.

The adoption of FAS 133, as amended, on January 1, 2001, was insignificant to the income statement and to other comprehensive income. The Company believes that its electric capacity contracts qualify for the normal purchase and sale exception under FAS 133, and therefore are not considered derivative instruments. The Financial Accounting Standards Board is currently reviewing a proposal that would allow electric capacity option contracts to qualify for the normal purchase and sale exception. The Financial Accounting Standards Board's final conclusion may impact the Company's ongoing application of FAS 133 related to its electric capacity contracts.

Following initial adoption of FAS 133, changes in the net value of the effective portion of derivatives qualifying as cash flow hedges are recorded, net of tax, in other comprehensive income. The ineffective portion of the derivative's change in fair value is required to be recognized in earnings immediately. In the case of Wisconsin Gas, the ineffective portion is recorded as regulatory asset or liability as these transactions are part of the purchased gas adjustment clause or the gas cost recovery mechanism.

The fair value of the derivative investments is determined by reference to quoted market prices of listed contracts, published quotations or quotations from independent parties. In the absence thereof, the Company utilizes mathematical models based on current and historical data.

B--MERGERS AND ACQUISITIONS

Utility Energy Segment

WICOR, Inc.: On April 26, 2000, the Company acquired all of the outstanding common stock of WICOR, Inc., a diversified utility holding company. The purchase price included the payment of $1.2 billion of cash, the assumption of options and restricted shares valued at $37.1 million and the payment of $10.2 million in transaction costs. The Company also assumed approximately $267 million of existing WICOR debt. The cash purchase price of approximately $1.2 billion was funded with commercial paper borrowings. The acquisition was accounted for as a purchase under Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), and accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. In accordance with APB 16, the purchase price has been allocated to assets acquired and liabilities assumed based upon an estimate of fair value at the date of acquisition while approximately $818 million was recorded as goodwill and is being amortized over 40 years. Portions of the purchase price were identified by independent appraisers utilizing proven valuation procedures and techniques and are subject to adjustment as these estimates are refined and finalized.

The following unaudited pro forma data summarize the results of recurring operations for the periods indicated as if the WICOR acquisition had been completed as of the beginning of the periods presented. The pro forma amounts give effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense, amortization of intangibles and income taxes. The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                            Pro Forma
                                                  -----------------------------
        Wisconsin Energy Corporation                   2000           1999
        ----------------------------              -------------- --------------
                                                  (Millions of Dollars, Except
                                                       Per Share Amounts)
        Total Operating Revenues................. $      3,789.9 $      3,282.8
        Net Income............................... $        182.4 $        201.3
        Earnings Per Share
          Basic.................................. $         1.51 $         1.72
          Diluted................................           1.51           1.72

ESELCO, Inc.: On May 31, 1998, Wisconsin Energy acquired ESELCO, Inc. in a tax-free reorganization accounted for as a pooling of interests. ESELCO was the parent company of Edison Sault, an electric utility serving customers in Michigan's eastern Upper Peninsula. In connection with the acquisition, Wisconsin Energy issued 2.4 million shares of Wisconsin Energy common stock with a value of $70.9 million for the outstanding shares of ESELCO common stock. Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Instead, Wisconsin Energy combined ESELCO's May 31, 1998 balance sheet with Wisconsin Energy's, including a $1.2 million credit to retained earnings of which $0.9 million represented ESELCO's consolidated net income during the first five months of 1998.

Non-Utility Energy Segment

Wisvest-Connecticut, LLC: In April 1999, Wisvest-Connecticut, LLC, a wholly owned subsidiary of Wisvest Corporation, acquired two fossil-fueled power plants in the state of Connecticut for $276.8 million from The United Illuminating Company, an unaffiliated investor-owned utility in New Haven, Connecticut. Pursuant to the agreement, Wisvest-Connecticut, LLC purchased the Bridgeport Harbor Station, which has an active generating capacity of 590 megawatts, as well as the New Haven Harbor Station, which has an active generating capacity of 466 megawatts. Wisconsin Energy accounted for the transaction under the purchase method of accounting. Related goodwill in the amount of $55.9 million, which is being amortized over a 30-year estimated life, remains outstanding at December 31, 2000. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information. As discussed in Note C, the Company has announced the pending sale of these two fossil-fueled power plants.

Manufacturing Segment

In August 2000, WICOR Industries, Inc. completed the acquisition of a privately held manufacturer of fiber-wound pressure tanks for the water treatment industry. The aggregate purchase price for this transaction was approximately $33.5 million and was financed using cash and short-term borrowings. The acquisition was accounted for as a purchase with the acquired company's results of operations included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the estimated fair value of the net assets of the acquired company was approximately $22.6 million, which has been recorded as goodwill and is being amortized over a period of 40 years. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information.

C--ASSET SALES AND DIVESTITURES

During 2000, the Company's management announced a strategy, which, among other things, identified the divestiture of non-core investments.

In October 2000, the Company closed on the sale of its interest in SkyGen Energy Holdings LLC which resulted in cash proceeds totaling approximately $332 million (including approximately $112 million for the repayment of certain advances, short-term notes receivables and interest) and a gain of $54.6 million after tax or $0.45 per share.

As of December 31, 2000, Wisconsin Energy held additional assets for sale as follows:

             Assets Held For Sale                December 31, 2000
             --------------------              ---------------------
                                               (Millions of Dollars)
             Non-Utility Energy...............        $331.8
             Other--Real Estate...............         132.2
                                                      ------
               Total..........................        $464.0
                                                      ======

In May 2000, Wisconsin Energy announced that it planned to market and sell approximately 80% of the assets of Wispark. During the fourth quarter of 2000, the Company completed the sale of approximately 44% of the Wispark portfolio anticipated to be sold, receiving approximately $128 million of gross proceeds. Wisconsin Energy anticipates selling the balance of the assets identified for sale over the next two years.

In December 2000, the Company signed an agreement to sell Wisvest-Connecticut, LLC's two fossil-fueled generating stations in the state of Connecticut for anticipated gross proceeds of approximately $350 million, including amounts for inventory. The sale of these plants and associated assets is expected to close by the end of the second quarter of 2001 subject to various regulatory approvals and other closing conditions. Concurrent with the sale of the Connecticut generating stations, Wisvest expects to retire $208.0 million of variable rate notes which are secured by the plants.

During the fourth quarter of 2000, the Company signed an agreement to sell Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California. Initial proceeds of $42 million for the reimbursement of certain development costs were received in the fourth quarter of 2000. Additional proceeds are due in 2001 upon completion of certain regulatory and contractual matters, which is expected to result in a gain on the sale.

Proceeds from these sales, and additional sales of real estate by Wispark, are being used primarily to reduce debt.

In 2000, Wisconsin Electric and Edison Sault agreed to join the American Transmission Company LLC by contributing their electric utility transmission assets in exchange for equity interests in this new company. Transfer of these electric transmission system assets, with a net book value of approximately $252 million, became effective on January 1, 2001. During the first half of 2001, the American Transmission Company LLC expects to issue debt and distribute cash to Wisconsin Electric and Edison Sault in an amount equal to approximately 50% of the net book value of the assets transferred.

D--NON-RECURRING CHARGES

During the fourth quarter of 2000, the Company recorded charges totaling $0.69 per diluted share. Of this, $0.33 per share related to severance and employee benefits and merger-related items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 300 employees are to receive severance benefits under severance agreements and enhanced retirement initiatives. As of December 31, 2000, approximately $14.0 million of severance benefits remained as an outstanding liability on the balance sheet. The Company also recorded charges totaling $0.26 per share during the fourth quarter of 2000 related to the valuation of non-core investments. The Company reviewed its non-core businesses and investments and determined that the expected future cash flows on certain investments, including real estate, international waste to energy projects and energy marketing companies would not exceed the historical costs of those investments. In addition, the Company made a contribution of $0.10 per share to the Wisconsin Energy Foundation to assist it in becoming self funding.

During 1999, Wisconsin Electric reached agreement in the settlement of litigation related to the development of an electric generating plant in the Philippines at a cost of $0.09 per diluted share.

E--INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). FAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes.

The following table is a summary of income tax expense for each of the years ended December 31:

          Income Tax Expense                               2000    1999   1998
          ------------------                              ------  ------  -----
                                                             (Millions of
                                                               Dollars)
        Current tax expense.............................. $120.2  $ 81.8  $95.0
        Deferred income taxes, net.......................   10.3    33.6    0.6
        Investment tax credit, net.......................   (4.6)   (4.3)  (3.4)
                                                          ------  ------  -----
          Total Tax Expense.............................. $125.9  $111.1  $92.2
                                                          ======  ======  =====

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

                                   2000              1999              1998
                             ----------------- ----------------- -----------------
          Income Tax                 Effective         Effective         Effective
          Expense            Amount  Tax Rate  Amount  Tax Rate  Amount  Tax Rate
          ----------         ------  --------- ------  --------- ------  ---------
                                           (Millions of Dollars)
   Expected tax at
    statutory federal tax
    rates..................  $ 98.5    35.0%   $112.5    35.0%   $98.5     35.0%
   State income taxes net
    of federal tax benefit.    20.7     7.4%     16.6     5.2%    13.5      4.8%
   Unrealized capital loss.     7.5     2.7%      --       --      --        --
   Investment tax credit
    restored...............    (4.6)   (1.6%)    (4.6)   (1.4%)   (4.7)    (1.7%)
   Amortization of
    goodwill...............     4.2     1.5%      --       --      --        --
   Flowback of prior
    contributions in aid of
    construction...........     --       --      (8.1)   (2.5%)   (8.0)    (2.9%)
   Other, net..............    (0.4)   (0.1%)    (5.3)   (1.6%)   (7.1)    (2.6%)
                             ------    -----   ------    -----   -----     -----
     Total Tax Expense.....  $125.9    44.9%   $111.1    34.7%   $92.2     32.6%
                             ======    =====   ======    =====   =====     =====

The components of FAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

                                                     Current       Long-Term
                                                     Assets       Liabilities
                                                  (Liabilities)     (Assets)
                                                  -------------  --------------
   Deferred Income Taxes                           2000   1999    2000    1999
   ---------------------                          ------ ------  ------  ------
                                                     (Millions of Dollars)
   Property-related.............................. $  --  $  --   $671.9  $568.1
   Construction advances.........................    --     --    (66.5)  (61.8)
   Decommissioning trust.........................    --     --    (52.9)  (44.2)
   Contested liability payment...................    --     --     43.8    43.8
   Recoverable gas costs.........................   18.1   (0.4)    --      --
   Uncollectible account expense.................   18.0    6.6     --      --
   Employee benefits and compensation............   15.7    8.4     4.1   (34.5)
   Asset impairment charge.......................   10.8   12.1     --      --
   Other.........................................   10.8   10.6   (13.3)   (7.0)
                                                  ------ ------  ------  ------
     Total Deferred Income Taxes................. $ 73.4 $ 37.3  $587.1  $464.4
                                                  ====== ======  ======  ======

Wisconsin Electric, Wisconsin Gas and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A).

F--NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. Point Beach Nuclear Plant is operated by the Nuclear Management Company, a company that, as of December 31, 2000, manages seven nuclear generating units in the Midwest owned by four different companies in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In 1997, the PSCW authorized Wisconsin Electric to defer certain nuclear non-fuel operation and maintenance costs in excess of those included in 1997 rates. As a result, Wisconsin Electric deferred $18 million during 1997. During 1998, the PSCW authorized a five-year recovery in the electric retail jurisdiction in the state of Wisconsin of the excess 1997 nuclear non-fuel operation and maintenance costs, and Wisconsin Electric began amortizing the $18 million of deferred costs on a straight line basis over the five year recovery period. As of December 31, 2000, $8.3 million of deferred costs remain on the Consolidated Balance Sheet in Deferred Charges and Other Assets--Deferred Regulatory Assets (see Note A).

Nuclear Insurance: The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.5 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.3 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric participated in an industry-wide insurance program, with an aggregate limit of $200 million which covered radiation injury claims of nuclear workers first employed after 1987. This program was replaced with a new program (which has no retrospective assessment provisions) at the end of 1997. However, the discovery period for claims covered under the former program remains open until the end of 2007 for those few former insureds who no longer need to participate in the new, replacement program. If claims in excess of the funds available under the old program develop, Wisconsin Electric would be assessed up to a maximum of approximately $6.3 million.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $7.8 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $3.8 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning: Nuclear decommissioning costs are included in depreciation expense under an external sinking fund method as these costs are recovered through rates over the expected service lives of the generating units. Decommissioning expenses of $17.6 million, $17.7 million and $15.5 million were accrued during 2000, 1999 and 1998, respectively, under this method.

Decommissioning costs collected through rates are deposited into the nuclear decommissioning trust fund and also included in accumulated depreciation. As a result, these funds do not add to the cash flows available for general corporate purposes. Earnings on the fund balance accumulate in the nuclear decommissioning trust fund and in accumulated depreciation as part of the decommissioning liability.

It is expected that the annual payments to the nuclear decommissioning trust fund along with related earnings will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

The estimated cost to decommission the plant in 2000 dollars is $586 million based upon a site specific decommissioning cost study completed in 1998, and includes additional costs from prior estimates for work management by an independent decommissioning general contractor. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.9 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Following is a summary at December 31 of the Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

             Nuclear Decommissioning Trust
             Fund                                2000       1999
             -----------------------------    ---------- ----------
                                              (Millions of Dollars)
             Total funding and realized net
              earnings....................... $    408.1 $    357.7
             Unrealized gains, net...........      205.2      268.0
                                              ---------- ----------
               Total......................... $    613.3 $    625.7
                                              ========== ==========

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

Decontamination and Decommissioning Fund: The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2000, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of $16.1 million. A corresponding deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next seven years ending in 2007.

G--COMMON EQUITY

During 2000, the board of directors approved a common stock repurchase plan which authorizes the Company to purchase up to $400 million of its shares of common stock in the open market over the following 24 months. Through December 31, 2000 Wisconsin Energy purchased approximately 5.0 million shares of common stock for $100.8 million. The Company is currently retiring the stock that is purchased.

Wisconsin Energy issued approximately 4.7 million and 3.3 million new shares of common stock during 2000 and 1999, respectively, which were primarily purchased by participants in the Company's stock plans with cash investments and reinvested dividends totaling approximately $89.3 million during 2000 and $79.1 million during 1999.

In September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis).

Stock Option Plans and Restricted Stock: The Omnibus Stock Incentive Plan ("OSIP"), as approved by stockholders in 1994 and amended by the board of directors in 1998, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees. The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten-year term of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date. Four million shares of common stock have been reserved under the OSIP.

In addition, under the terms of the Merger Agreement with WICOR, each outstanding option to purchase shares of WICOR common stock, $1.00 par value (with attached common stock purchase rights, a "WICOR Option") was assumed by Wisconsin Energy and converted into an option to purchase shares of the Company's common stock on the same terms and conditions as were applicable under such WICOR Options. The WICOR Options that were outstanding on June 27, 1999 became fully vested at the effective time of WICOR's merger with the Company.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. The following is a summary of the Company's stock options issued through December 31, 2000.

                                      2000                      1999                    1998
                            ------------------------- ------------------------ -----------------------
                                         Weighted-                Weighted-                Weighted-
                            Number of     Average     Number of    Average     Number of    Average
   Stock Options             Options   Exercise Price  Options  Exercise Price  Options  Average Price
   -------------            ---------  -------------- --------- -------------- --------- -------------
   Outstanding at
    January 1.............. 1,234,700      $28.11       858,700     $28.53      530,200     $28.00
     Granted............... 1,198,211      $19.95       376,000     $27.14      331,500     $29.37
     Conversion of WICOR
      options.............. 4,571,345      $13.71           --         --           --         --
     Exercised.............  (735,948)     $12.49           --         --        (3,000)    $27.38
     Forfeited.............   (51,473)     $25.86           --         --           --         --
                            ---------                 ---------                 -------
   Outstanding at
    December 31............ 6,216,835      $17.81     1,234,700     $28.11      858,700     $28.53
                            =========                 =========                 =======
   Exercisable at
    December 31............ 4,647,406      $16.08       369,763     $28.99      120,500     $27.05

As of December 31, 2000, the 6,216,835 options outstanding are exercisable at per share prices of between $6.79 and $30.88 with a weighted-average remaining contractual life of 7.2 years. At December 31, 2000, 3,824,049 converted WICOR options are vested and exercisable. An additional 517,700 of the outstanding options have "cliff vesting" terms and are exercisable four years after the grant date, while 1,805,086 of the options vest on a straight-line "graded" basis over a four-year period from the grant date and 70,000 of the options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options, including the converted WICOR options, expire no later than eleven years from the date of grant. As of December 31, 2000, the 4,647,406 exercisable options are exercisable at per share prices of between $6.79 and $30.88 with a weighted-average remaining contractual life of 6.6 years.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). The Black-Scholes option-pricing model was used to estimate FAS 123 compensation expense with the following assumptions for 2000, 1999 and 1998, respectively: dividend yields of 4.0%, 5.7% and 5.3%; risk free interest rates of 6.4%, 6.7% and 5.7%; expected volatility of 21.0%, 13.2% and 15.0%; and an expected option life of 10 years for all periods. The weighted average fair value of options granted in 2000, 1999 and 1998 was $4.73, $3.05 and $3.34 per share, respectively. Had compensation cost for the Company's 2000, 1999 and 1998 grants for stock-based compensation plans been determined consistent with FAS 123, the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

        Pro Forma Earnings Under FAS 123                    2000   1999   1998
        --------------------------------                   ------ ------ ------
                                                               (Millions of
                                                                 Dollars,
                                                             Except Per Share
                                                                 Amounts)
        Net Income
          As reported..................................... $154.2 $209.0 $188.1
          Pro forma....................................... $153.0 $208.6 $187.9

        Diluted Earnings Per Common Share
          As reported..................................... $ 1.27 $ 1.79 $ 1.65
          Pro forma....................................... $ 1.26 $ 1.78 $ 1.64

The Company has granted restricted shares of common stock to certain key employees. The following restricted stock activity occurred during 2000, 1999 and 1998:

                                     2000                   1999                   1998
                            ---------------------- ---------------------- ----------------------
                                       Weighted-              Weighted-              Weighted-
                             Number     Average     Number     Average     Number     Average
        Restricted Shares   of Shares Market Price of Shares Market Price of Shares Market Price
        -----------------   --------- ------------ --------- ------------ --------- ------------
   Outstanding at
    January 1..............  103,250                 55,750                 6,000
     Granted...............   64,750     $21.12      51,500     $27.41     49,750      $28.62
     WICOR restricted
      shares converted.....   57,745     $20.73         --         --         --          --
                             -------
     Released/Forfeited....  (20,804)    $25.01      (4,000)    $28.32        --          --
                             -------                -------                ------
   Outstanding at
    December 31............  204,941                103,250                55,750
                             =======                =======                ======

Recipients of the restricted shares, who have the right to vote the shares and to receive dividends, are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for achievement of performance goals. Restricted stock compensation charged to expense during 2000, 1999 and 1998 was immaterial.

H--TRUST PREFERRED SECURITIES

In March 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of 6.85% trust preferred securities to the public. The sole asset of WEC Capital Trust I is $206 million of 6.85% junior subordinated debentures issued by Wisconsin Energy and due March 31, 2039. The terms and interest payments on these debentures correspond to the terms and distributions on the trust preferred securities. Wisconsin Energy used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately $105 million to Wisvest-Connecticut, LLC for acquisition in mid-April 1999 of two fossil-fueled power plants (see Note B) and for repayment of short-term borrowings. WEC Capital Trust I has been consolidated into Wisconsin Energy's financial statements.

For tax purposes, Wisconsin Energy is allowed to deduct an amount equal to the distributions on the trust preferred securities. Wisconsin Energy may elect to defer interest payments on the debentures for up to 20 consecutive quarters, causing corresponding distributions on the trust preferred securities to also be deferred. In case of a deferral, interest and distributions will continue to accrue, along with quarterly compounding interest on the deferred amounts.

Wisconsin Energy may redeem all or a portion of the debentures after March 25, 2004, requiring an equal amount of trust preferred securities to be redeemed at face value plus accrued and unpaid distributions. Wisconsin Energy has entered into a limited guarantee of payment of distributions, redemption payments and payments in liquidation with respect to the trust preferred securities. This guarantee, when considered together with Wisconsin Energy's obligations under the related debentures and indenture and the applicable declaration of trust, provide a full and unconditional guarantee by Wisconsin Energy of amounts due on the outstanding trust preferred securities.

I--LONG-TERM DEBT

First Mortgage Bonds, Debentures and Notes: At December 31, 2000, the maturities and sinking fund requirements through 2005 for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

                                      (Millions of Dollars)
                   2001..............       $   29.0
                   2002..............          255.8
                   2003..............          478.0
                   2004..............          154.0
                   2005..............          251.6
                   Thereafter........        1,439.0
                                            --------
                     Total...........       $2,607.4
                                            ========

Sinking fund requirements for the years 2001 through 2005, included in the preceding table, are $18.0 million. Commercial paper in the amount of $509.7 million, issued under bank back-up credit facilities that expire between 2001 through 2003, is included in the preceding table. Substantially all of Wisconsin Electric's utility plant is subject to the mortgage.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense.

In connection with the WICOR acquisition, Wisconsin Energy (1) issued $1.2 billion of commercial paper of which $449 million is supported by multiple-year back-up credit facilities and classified as long-term debt which the Company has both the ability and intent to maintain for more than one year, and (2) assumed $215 million of existing WICOR long-term debt.

During 1999, Wispark Corporation secured $53 million of bank financing in the form of adjustable and fixed rate mortgage notes due 2001-2012 to finance the construction or purchase of various facilities.

In December 1999, Wisconsin Electric issued $150 million of 6 5/8% debentures due 2002. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

In April 1999, Wisvest-Connecticut, LLC issued $210 million of nonrecourse variable rate notes secured by the acquired assets and due December 31, 2005, the proceeds of which were used to help finance the acquisition of two fossil-fueled power plants (see Note B) and for related working capital. Associated with issuance of this debt, Wisvest-Connecticut, LLC has entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. This agreement, which expires on December 31, 2005, serves to convert variable rate debt under Wisvest-Connecticut, LLC's long-term nonrecourse notes to fixed rate debt to reduce the impact of interest rate fluctuations. The variable rate is based upon a three-month LIBOR rate and the fixed rated is 5.99%. At year-end 2000, three-month LIBOR was 6.44%. The notional amounts parallel a portion of the underlying debt levels and are used to measure interest to be paid or received and do not represent an exposure to credit loss. The notional amount of Wisvest-Connecticut, LLC's interest rate swaps was $73.1 million at December 31, 2000. This notional amount decreases on a quarterly basis over the remaining term of the agreement. The difference between the amounts paid and received under the interest rate swap is accrued as interest rates change and is recorded as an adjustment to interest expense over the life of the hedged agreement. Wisvest-Connecticut, LLC is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, it does not anticipate any losses from this agreement, which is with a major financial institution.

Obligations Under Capital Leases: To meet a portion of its electric energy supply needs, Wisconsin Electric entered into a long-term power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

Imputed interest costs on the capitalized purchase power obligation were $23.9 million, $23.4 million and $22.9 million during 2000, 1999 and 1998, respectively, and total amortization costs of the leased facilities were $5.7 million per year during 1998 through 2000. The long-term power purchase contract is treated as an operating lease for rate-making purposes. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract. The minimum lease payments are classified as purchased power expense on the Consolidated Income Statement. Interest expense on the purchase power obligation, included in purchased power expense, was $21.0 million, $20.4 million and $20.3 million during 2000, 1999 and 1998, respectively.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.9 million, $3.5 million and $3.1 million during 2000, 1999 and 1998, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

                       Capital Lease Assets            2000    1999
                       --------------------           ------  ------
                                                      (Millions of
                                                        Dollars)
             Leased Facilities
               Long-term purchase power commitment... $140.3  $140.3
               Accumulated amortization..............  (18.6)  (13.0)
                                                      ------  ------
             Total Leased Facilities................. $121.7  $127.3
                                                      ======  ======
             Nuclear Fuel
               Under capital lease................... $121.4  $112.6
               Accumulated amortization..............  (63.1)  (51.8)
               In process/stock......................   34.8    22.6
                                                      ------  ------
             Total Nuclear Fuel...................... $ 93.1  $ 83.4
                                                      ======  ======

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2000 are as follows:

                                             Purchase Power  Nuclear
             Capital Lease Obligations         Commitment   Fuel Lease  Total
             -------------------------       -------------- ---------- -------
                                                   (Millions of Dollars)
        2001................................    $  26.0       $ 29.0   $  55.0
        2002................................       26.9         22.5      49.4
        2003................................       28.0         11.4      39.4
        2004................................       29.0          4.3      33.3
        2005................................       30.1          1.9      32.0
        Later Years.........................      501.1          --      501.1
                                                -------       ------   -------
        Total Minimum Lease Payments........      641.1         69.1     710.2
        Less: Estimated Executory Costs.....     (132.2)         --     (132.2)
                                                -------       ------   -------
        Net Minimum Lease Payments..........      508.9         69.1     578.0
        Less: Interest......................     (356.6)        (5.9)   (362.5)
                                                -------       ------   -------
        Present Value of Net Minimum Lease
         Payments...........................      152.3         63.2     215.5
        Less: Due Currently.................        --         (26.2)    (26.2)
                                                -------       ------   -------
                                                $ 152.3       $ 37.0   $ 189.3
                                                =======       ======   =======

J--SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

                                           2000                   1999
                                  ----------------------- ---------------------
             Short-Term Debt      Balance   Interest Rate Balance Interest Rate
             ---------------      --------  ------------- ------- -------------
                                             (Millions of Dollars)
        Banks
          Domestic subsidiaries.. $   57.9      6.77%     $ 50.9      6.32%
          Foreign subsidiaries...     10.6      5.39%        --         --
        Commercial paper.........  1,627.3      6.61%      256.6      6.20%
        Medium-term notes due in
         less than one year......    200.0      6.74%      200.0      6.16%
        Commercial paper
         classified
         as long-term debt
         (Note I)................   (509.7)     6.64%        --         --
                                  --------                ------
                                  $1,386.1      6.67%     $507.5      6.20%
                                  ========                ======

In November 1999, Wisconsin Energy Capital Corporation sold $200 million aggregate principal amount of nine-month adjustable medium-term notes due August 16, 2000. The initial interest rate for the medium-term notes was 6.16%. Proceeds from the 1999 sale of the notes were used to fund a $150 million capital contribution by Wisconsin Energy to Wisconsin Electric and to reduce short-term borrowings and for other general corporate purposes. In August 2000, these notes matured, and

Wisconsin Energy Capital Corporation issued $200 million of new twelve-month adjustable medium-term notes due August 16, 2001 to fund the maturity of the 2000 notes. The initial interest rate on the new notes, which is reset quarterly based on 3-month LIBOR plus five basis points, was 6.74%.

At December 31, 2000, Wisconsin Energy had $2.0 billion of available unused lines of bank credit on a consolidated basis primarily in support of commercial paper, $1.5 billion of which was obtained in conjunction with the WICOR acquisition. In support of various informal lines of credit from banks, Wisconsin Energy's subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.

K--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Energy's recorded financial instruments at December 31 are as follows:

                                                   2000              1999
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
               Financial Instruments          Amount   Value    Amount   Value
               ---------------------         -------- -------- -------- --------
                                                    (Millions of Dollars)
        Nuclear decommissioning trust fund.  $  613.3 $  613.3 $  625.7 $  625.7
        Preferred stock--redemption
         required..........................      30.4     15.4     30.4     18.0
        Trust preferred securities.........     200.0    185.5    200.0    156.0
        Long-term debt including current
         portion...........................   2,607.4  2,553.2  2,010.9  1,923.5

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short maturities of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note F). The fair values of Wisconsin Energy's preferred stock--redemption required and trust preferred securities (see Note H) are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Energy's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows.

L--BENEFITS

Pensions and Other Postretirement Benefits: The Company provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

                                         Pension                Other
                                        Benefits       Postretirement Benefits
                                     ----------------  ------------------------
       Status of Benefit Plans         2000     1999      2000         1999
       -----------------------       --------  ------  -----------  -----------
                                              (Millions of Dollars)
   Change in Benefit Obligation
     Benefit Obligation at
      January 1....................  $  780.7  $752.4  $     195.5  $     180.8
       Service cost................      17.7    16.3          4.7          3.3
       Interest cost...............      67.2    51.1         18.0         12.5
       Plan participants'
        contributions..............       --      --           5.3          5.1
       Plan amendments.............       4.6     --         (29.7)         --
       Actuarial (gain) loss.......      31.5    (8.0)         6.1          7.6
       Acquisitions................     162.6    17.7         62.8          1.4
       Special termination
        benefits...................       1.7     --           --           --
       Benefits paid...............     (67.5)  (48.8)       (18.0)       (15.2)
                                     --------  ------  -----------  -----------
     Benefit Obligation at
      December 31..................  $  998.5  $780.7  $     244.7  $     195.5

   Change in Plan Assets
     Fair Value at January 1.......  $  944.9  $839.7  $      83.9  $      68.9
       Actual return on plan
        assets.....................      (6.4)  137.3         (4.4)        13.1
       Employer contributions......       2.0     2.5         11.1         10.5
       Plan participants'
        contributions..............       --      --           5.3          5.1
       Acquisitions................     351.8    14.2         71.9          1.5
       Benefits paid...............     (67.5)  (48.8)       (18.0)       (15.2)
                                     --------  ------  -----------  -----------
     Fair Value at December 31.....  $1,224.8  $944.9  $     149.8  $      83.9
                                     ========  ======  ===========  ===========
   Funded Status of Plans
     Funded status at December 31..  $  226.3  $164.1  $     (94.9) $    (111.8)
     Unrecognized
       Net actuarial (gain) loss...     (61.0) (186.9)       (42.6)         5.6
       Prior service cost..........      30.0    28.5          0.3          2.4
       Net transition obligation
        (asset)....................      (9.1)  (11.4)        27.2         60.3
                                     --------  ------  -----------  -----------
   Net Asset (Accrued Benefit
    Cost)..........................  $  186.2  $ (5.7) $    (110.0) $     (43.5)
                                     ========  ======  ===========  ===========

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

                                                                   Other
                                    Pension Benefits      Postretirement Benefits
        Benefit Plan Cost         ----------------------  --------------------------
        Components                 2000    1999    1998    2000      1999     1998
        -----------------         ------  ------  ------  -------  --------  -------
                                              (Millions of Dollars)
   Net Periodic Benefit Cost
     Service cost...............  $ 17.7  $ 16.3  $ 13.1  $   4.7  $    3.3  $   2.7
     Interest cost..............    67.2    51.1    48.7     18.0      12.5     11.8
     Expected return on plan
      assets....................   (89.0)  (64.3)  (57.8)   (11.3)     (5.8)    (5.0)
     Amortization of
       Transition obligation
        (asset).................    (2.3)   (2.2)   (2.2)     4.6       4.6      4.6
       Prior service cost.......     3.9     3.1     3.1      0.1       0.2      0.2
       Actuarial loss (gain)....     0.6     0.7     0.6     (0.2)      0.2     (0.3)
       Terminations/curtailment.     1.2     --      --       8.8       --       --
                                  ------  ------  ------  -------  --------  -------
   Net Periodic Benefit Cost....  $ (0.7) $  4.7  $  5.5  $  24.7  $   15.0  $  14.0
                                  ======  ======  ======  =======  ========  =======
   Weighted-Average Assumptions
    at December 31 (%)
     Discount rate..............     7.5     7.5    6.75      7.5       7.5     6.75
     Expected return on plan
      assets....................     9.0     9.0     9.0      9.0       9.0      9.0
     Rate of compensation         3.0 to  3.0 to  3.0 to   3.0 to   4.75 to   3.0 to
      increase..................     5.0     5.0     5.0      5.0       5.0      5.0

Pension Plans: Pension plan assets, the majority of which are equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

Commencing November 1, 1992, pension costs or credits for Wisconsin Electric, Wisconsin Gas and Edison Sault have been calculated in accordance with FAS 87, Employers' Accounting for Pensions, and are recoverable from utility customers. Prior to this date, pension costs were recoverable in rates as funded. Wisconsin Gas has recorded a deferred regulatory liability, which is being amortized as a reduction of pension expense over an eight-year period effective November 1, 1994, for the cumulative difference between the amounts funded and FAS 87 pension expenses through November 1, 1992.

The values reported for fiscal 1999 now include amounts with respect to Wisvest-Connecticut postretirement welfare plans. The 1999 valuation of these plans was not completed prior to the prior year's filing deadline. Open Window benefits were offered to certain participants in the Wisconsin Electric Retirement Account Plan and Wisconsin Gas Pension Plan for Non-Union Employees. This benefit enhancement resulted in a one-time FAS 88 cost. The measurement date for Wisconsin Gas and WICOR was changed from September 30 to December 31 to match the measurement date used for the other reporting entities within Wisconsin Energy.

Other Postretirement Benefits Plans: The Company uses Employees' Benefit Trusts to fund a major portion of other postretirement benefits for employees of Wisconsin Electric, Wisconsin Gas and the non-utility affiliates. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric, Wisconsin Gas and Edison Sault. Wisconsin Gas and Edison Sault have recorded deferred regulatory assets, which are being amortized over a twenty-year period effective January 1, 1992, for the cumulative difference between the amounts funded and FAS 106 postretirement expenses through January 1, 1992.

The benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment". The measurement date for Wisconsin Gas and WICOR was changed from September 30 to December 31 to match the measurement date used for the other reporting entities within Wisconsin Energy.

The assumed health care cost trend rate for 2001 is at 9% for all plan participants decreasing gradually to 5% in 2005 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                            1% Increase 1% Decrease
                                            ----------- -----------
                                             (Millions of Dollars)
             Effect on
               Postretirement benefit
                obligation.................    $19.3      $(16.3)
               Total of service and
                interest cost components...      2.6        (2.1)

Savings Plans: Certain operating subsidiaries of the Company sponsor savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $11.2 million, $9.1 million and $7.4 million during 2000, 1999 and 1998, respectively.

M--SEGMENT REPORTING

Wisconsin Energy Corporation is a diversified holding company with subsidiaries in utility and non-utility businesses. Wisconsin Energy's reportable operating segments include a utility energy segment, a non-utility energy segment and a manufacturing segment. Wisconsin Energy has organized its reportable operating segments based in part upon the regulatory environment in which its utility subsidiaries operate. In addition, the segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the reportable operating segments are the same as those described in Note A.

The utility energy segment primarily includes Wisconsin Energy's electric and natural gas utility operations. The electric utility operation engages in the generation, transmission, distribution and sale of electric energy in southeastern (including Metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility operation is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas throughout Wisconsin. The non-utility energy segment derives its revenues primarily from energy activities including independent power production, energy marketing, contract meter reading and related services. The manufacturing segment is responsible for the manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids.

Summarized financial information concerning Wisconsin Energy's reportable operating segments for each of the years ended December 31, 2000, 1999 and 1998 is shown in the following table. Current year information is not comparable with the prior years due to the addition of the operating results of the WICOR subsidiaries subsequent to April 26, 2000 and the allocation of merger-related costs (principally interest and goodwill amortization expense) to the operating segments. Substantially all long-lived assets and operations of the Company are domestic.

                             Reportable Operating Segments
                             -------------------------------
                                  Energy                      Other(a),
                             ----------------                Corporate &
                                       Non-                  Reconciling     Total
     Year Ended              Utility  Utility  Manufacturing Eliminations Consolidated
     ----------              -------- -------  ------------- ------------ ------------
                                              (Millions of Dollars)
   December 31, 2000
     Operating Revenues(b).  $2,556.7 $372.8      $374.2        $ 51.0      $3,354.7
     Depreciation,
      Decommissioning and
      Amortization.........     308.5   10.9         5.6          11.3         336.3
     Operating Income
      (Loss)...............     419.1    1.8        32.5          (8.5)        444.9
     Net Income (Loss).....     160.0   39.4         7.5         (52.7)        154.2
     Capital
      Expenditures(c)......     400.0  107.7        20.3          83.0         611.0
     Total Assets..........   6,526.5  597.9       850.2         431.5       8,406.1
   December 31, 1999
     Operating Revenues(b).  $2,050.2 $193.2      $  --         $ 29.2      $2,272.6
     Depreciation,
      Decommissioning and
      Amortization.........     237.2    7.0         --            6.6         250.8
     Operating Income......     455.2   19.7         --            1.2         476.1
     Net Income (Loss).....     216.0    2.7         --           (9.7)        209.0
     Capital
      Expenditures(c)......     356.7   43.0         --          118.4         518.1
     Total Assets..........   4,975.3  640.9         --          445.6       6,061.8
   December 31, 1998
     Operating Revenues(b).  $1,980.0 $ 34.1      $  --         $ 25.3      $2,039.4
     Depreciation,
      Decommissioning and
      Amortization.........     227.3    1.2         --            3.9         232.4
     Operating Income
      (Loss)...............     387.4   (0.9)        --            4.2         390.7
     Net Income (Loss).....     184.7   (2.1)        --            5.5         188.1
     Capital
      Expenditures(c)......     336.1    0.2         --           62.7         399.0
     Total Assets..........   4,675.5  169.2         --          340.9       5,185.6

-------
(a) Other includes all other non-utility activities, primarily non-utility real estate investment and development and non-utility investment in recycling technology as well as interest on corporate debt.
(b) Intersegment revenues are not material.
(c) Excludes acquisitions.

N--COMMITMENTS AND CONTINGENCIES

Capital Expenditures: Certain commitments have been made in connection with 2001 capital expenditures. During 2001, total capital expenditures are estimated to be approximately $715.0 million of which approximately $480.0 million, excluding the purchase of nuclear fuel, is attributable to the utility energy segment, $90.0 million is attributable to the non-utility energy segment, $35.0 million is attributable to the manufacturing segment, $55.0 million is attributable to development and investment in recycling technology and $55.0 million is attributable to other.

Giddings & Lewis, Inc./City of West Allis Lawsuit: In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis, Inc., Kearney & Trecker Corporation, now a part of Giddings & Lewis, and the City of West Allis,

$4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited cyanide contaminated wood chips in 1959 at two sites in West Allis, Wisconsin owned by the plaintiffs. Internal investigations lead Wisconsin Electric to believe that it was not the source of this waste. Environmental remediation at both sites was completed several years ago, with the current owners paying for disposal of materials found on their respective portions of the sites.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets--Other on the Consolidated Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. Under Wisconsin law, the plaintiffs are liable to Wisconsin Electric upon reversal or reduction of the judgment for the applicable amount of the funds tendered with interest.

In further post-trial proceedings, the plaintiffs filed with the Circuit Court a motion for sanctions based upon representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. On April 27, 2000, the Circuit Court Judge issued a ruling on the matter, imposing the following sanctions against Wisconsin Electric: (i) "judgment in the alternative" as a sanction, thereby finding an alternative basis upon which to sustain the $104.5 million verdict returned by the jury;
(ii) a bar against Wisconsin Electric pursuing insurance coverage for the punitive damage portion of the verdict; and (iii) a requirement that Wisconsin Electric pay the plaintiffs' costs relating to the sanctions matter. In addition to appealing the judgment entered on the jury's verdict, Wisconsin Electric is appealing the Judge's ruling on the sanctions matter.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. Management also believes that the sanctions imposed by the Judge were not supported by the evidence or the law. As such, Wisconsin Electric has not established a reserve for potential damages from this suit.

As further developments, two shareholders filed separate shareholder derivative proceedings in Milwaukee County Circuit Court in August and September 2000 for alleged injuries to shareholders resulting from the Giddings & Lewis/City of West Allis litigation. The two lawsuits have been consolidated for pre-trial purposes. In accordance with Wisconsin law, a special committee of independent directors of Wisconsin Energy conducted an investigation into the allegations contained in the lawsuits and concluded that the maintenance of the two actions is not in the best interest of the Company. As a result, Wisconsin Energy moved to dismiss the actions, which is pending before the court.

Environmental Matters: The Company periodically reviews its reserves for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, the Company expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. Wisconsin Electric has performed a preliminary assessment of twenty-one sites, including eleven manufactured gas plant sites discussed below, and expects to conduct additional investigations during 2001 as well as to begin discussions with the Wisconsin Department of Natural Resources as necessary. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites: Included as part of its voluntary program noted above, the Company continues to investigate the remediation of thirteen former manufactured gas plant sites and currently estimates that future costs for detailed site investigation and remediation will be $25 million to $40 million over the next ten years for eleven sites at Wisconsin Electric and approximately $6 million for two sites at Wisconsin Gas. Actual costs are uncertain pending the results of further site specific investigations and the selection of site specific remediation.

Wisconsin Electric has begun remediation activities at former manufactured gas plant sites in the Cities of Burlington and Kenosha, Wisconsin and expects to begin remediation at sites in Fort Atkinson and Waukesha, Wisconsin in 2001. Remediation of these sites is anticipated to be accomplished at an aggregate cost of between $5 million and $6 million. In Wisconsin Electric's February 13, 1997 Rate Order, the PSCW amplified its position on the recovery of manufactured gas plant site remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of remediation costs will be affected by the biennial rate case cycle, the timing and magnitude of remediation expenditures, and their recovery, may be affected.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric. During 2000, the Company incurred $2.9 million in coal-ash remediation expenses and expects to incur $3.0 million in 2001.

Manufacturing Segment: The Company's manufacturing subsidiaries are involved in various environmental matters, including matters in which the subsidiaries or alleged predecessors have been named as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). The Company has established reserves for all of these environmental contingencies of which management is currently aware.

[LOGO FOR PRICEWATERHOUSE COOPERS]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated financial statements appearing on pages C-28 through C-52 of this report present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 6, 2001

                         MARKET FOR REGISTRANT'S COMMON
                     EQUITY AND RELATED STOCKHOLDER MATTERS
                     --------------------------------------

NUMBER OF COMMON STOCKHOLDERS

As of year-end 2000, there were 77,051 registered stockholders.

COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WI Engy.

DIVIDENDS AND COMMON STOCK PRICES

Common Stock Dividends of Wisconsin Energy: Cash dividends on Wisconsin Energy's common stock, as declared by the board of directors, are normally paid on or about the first day of March, June, September and December. Wisconsin Energy reviews its dividend policy on a regular basis. Subject to any regulatory restrictions or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

In September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per share (or $1.56 on an annualized basis).

 Range of Wisconsin Energy Common Stock Prices and Dividends:

                                            2000                   1999
                                   ---------------------- ----------------------
        Quarter                     High   Low   Dividend  High   Low   Dividend
        -------                    ------ ------ -------- ------ ------ --------
        First..................... $21.19 $16.81  $ .39   $31.56 $25.06  $ .39
        Second....................  22.94  19.81    .39    28.13  25.06    .39
        Third.....................  23.56  18.94    .39    26.00  22.44    .39
        Fourth....................  23.00  17.88    .20    24.19  19.06    .39
                                                  -----                  -----
        Year...................... $23.56 $16.81  $1.37   $31.56 $19.06  $1.56
                                                  =====                  =====

                            BUSINESS OF THE COMPANY

Wisconsin Energy Corporation was incorporated in the state of Wisconsin in 1981 and became a diversified holding company in 1986. Wisconsin Energy's primary subsidiaries are Wisconsin Electric Power Company, an electric, gas and steam utility, Wisconsin Gas Company a gas and water utility and WICOR Industries, Inc., an intermediary holding company of pump, fluid processing and filtration equipment manufacturing companies. Wisconsin Energy conducts its operations primarily in three operating segments: a utility energy segment, a non-utility energy segment and a manufacturing segment.

Utility Energy Segment: The utility energy segment consists of Wisconsin Electric Power Company serving over 1,000,000 electric customers in Wisconsin and Michigan and 400,000 gas customers in Wisconsin; Wisconsin Gas Company serving over 550,000 gas customers in Wisconsin; and Edison Sault Electric Company, an electric utility serving approximately 22,000 customers in Michigan. On January 1, 2001, Wisconsin Electric and Edison Sault, together with unaffiliated Wisconsin utilities, transferred their electric transmission assets, with a net book value of approximately $252 million, to the American Transmission Company LLC in return for a proportionate ownership interest in this new company.

Non-Utility Energy Segment: The non-utility energy segment consists of Wisvest Corporation, which develops, owns and operates electric generating facilities and invests in other energy-related entities; WICOR Energy Services Company, which engages in natural gas purchasing and marketing as well as energy and price risk management; and FieldTech, Inc., which provides meter reading and technology services to gas, electric and water utilities. In December 2000, Wisconsin Energy entered into an agreement to sell its two existing non-utility power plants, located in the state of Connecticut, which will significantly reduce the size of current non-utility energy segment operations. The sale of these two plants, which were originally acquired in April 1999, is expected to close in the second quarter of 2001.

Manufacturing Segment: The manufacturing segment consists of WICOR Industries, Inc., an intermediary holding company, and its three primary subsidiaries: Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation, which are manufacturers of pumps as well as fluid processing and filtration equipment.

Other: Other non-utility operating subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technologies, and Wispark LLC., which develops and invests in real estate. In May 2000, the Company announced that it would sell approximately 80% of its portfolio of non-utility real estate assets during the next two years, which is expected to significantly reduce the size of its non-utility real estate operations.

Wisconsin Gas, WICOR Energy, FieldTech, WICOR Industries, Sta-Rite, SHURflo and Hypro were acquired by Wisconsin Energy as a result of the Company's acquisition of WICOR, Inc. ("WICOR"), on April 26, 2000.

For additional financial information about Wisconsin Energy's operating segments, see "Note M--Segment Reporting" in the Notes to Financial Statements.

                        DIRECTORS AND EXECUTIVE OFFICERS
                        --------------------------------

DIRECTORS

The information under "Item 1: Election of Directors--Terms Expiring in Year 2004" in Wisconsin Energy's definitive proxy statement dated March 20, 2001, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The figures in parenthesis indicate age and years of service with Wisconsin Energy as of December 31, 2000.

  Richard A. Abdoo (56; 25)                Richard R. Grigg (52; 30)
  Chairman of the Board,                   Senior Vice President of
  President and Chief Executive            Wisconsin Energy and WICOR.
  Officer of Wisconsin Energy.             President and Chief Operating
  Chairman of the Board and Chief          Officer of Wisconsin Electric.
  Executive Officer of Wisconsin
  Electric. Chairman of the Board
  of WICOR and Wisconsin Gas.

                                           Larry Salustro (53; 3)
                                           Senior Vice President and
                                           General Counsel of Wisconsin
                                           Energy, WICOR, Wisconsin
                                           Electric and Wisconsin Gas.

  Charles R. Cole (54; 1)
  Senior Vice President of
  Wisconsin Electric.


                                           Thomas F. Schrader (51; *)
  Stephen P. Dickson (40; *)               President of Wisconsin Gas.
  Controller of Wisconsin Energy,          Senior Vice President of WICOR.
  Wisconsin Electric and                   Senior Vice President of
  Wisconsin Gas.                           Strategic Process Integration
                                           of Wisconsin Electric.

  James C. Donnelly (55; *)

  Vice President of WICOR.                 George E. Wardeberg (65; *)
  President and Chief Executive            Vice Chairman of the Board of
  Officer of WICOR Industries,             Wisconsin Energy, WICOR,
  Inc. and Sta-Rite Industries,            Wisconsin Electric and
  Inc.                                     Wisconsin Gas.

                                           --------------------------------

  Paul Donovan (53; 1)
  Senior Vice President and Chief          * Service with Wisconsin Energy
  Financial Officer of Wisconsin           began in 2000.
  Energy, WICOR, Wisconsin
  Electric and Wisconsin Gas.

--------------------------------------------------------------------------------




                          231 West Michigan Street
                          Post Office Box 2949                  [LOGO]
                          Milwaukee, WI 53201          PRINTED ON RECYCLED PAPER
                          www.WisconsinEnergy.com
--------------------------------------------------------------------------------

[LOGO]  Wisconsin Energy
        Corporation

P.O. Box 9398
Boston, MA 02205-9398


             Vote your Proxy by any one of the following methods!

-------------------
 Vote by Telephone
-------------------

Your vote is important!
Call Toll-free anytime on a Touch-Tone Phone:
1-877-779-8683


Follow these four easy steps:

     1. Read the accompanying Proxy Statement and Proxy Card

     2. Call the Toll-free number
        1-877-779-8683

     3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name

     4. Follow the recorded instructions

------------------
 Vote by Internet
------------------

Your vote is important!
Log on anytime to:
www.WisconsinEnergy.com


Follow these four easy steps:

     1. Read the accompanying Proxy Statement and Proxy Card

     2. Go to the Internet site
        www.WisconsinEnergy.com

     3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name

     4. Follow the instructions provided

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly.
To sign up for electronic distribution of proxy materials in the future, log on to www.WisconsinEnergy.com

Do not return your Proxy Card if you are voting by Telephone or Internet. Please see the reverse side of this card if you plan to attend the Annual Meeting.

--------------
 Vote by Mail
--------------
           To vote by mail, detach and return the proxy card below.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

[X]  Please mark
     boxes as in
     this example.


          The Board of Directors recommends a vote FOR Items 1 and 2.
--------------------------------------------------------------------------------

 1. Elect                                      FOR         WITHHELD
(1) Robert A. Cornog,                      ALL NOMINEES    FROM ALL
(2) Richard R. Grigg, and
(3) Frederick P. Stratton, Jr.                 [_]           [_]

 2. Approve amendments to 1993              FOR    AGAINST    ABSTAIN
    Omnibus Stock Incentive Plan            [_]      [_]        [_]

 -----------------------------------------------------------------------------
 To withhold vote from any individual nominee, write nominee's names(s) above.
--------------------------------------------------------------------------------

Where no voting instructions are given, the shares represented by this proxy will be voted "FOR" Items 1 and 2 and "AGAINST" Item 3.

The Board of Directors recommends a vote AGAINST Item 3.

--------------------------------------------------------------------------------
3. Vote on stockholder proposal to         FOR    AGAINST    ABSTAIN
   declassify the Board.                   [_]      [_]        [_]

--------------------------------------------------------------------------------

                                               I plan to attend the
                                               Annual Meeting            [_]
                                             -----------------------------------

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian, or in other representative capacity, please state your full title as such.


Signature:                  Date:       Signature:                  Date:
          -----------------      ------           -----------------      ------

      Wisconsin Energy Corporation
     Annual Meeting of Stockholders

         9:00 a.m. Central Time
         Wednesday, May 2, 2001
                                                     [PHOTO OF MAP]
          Pine Mountain Resort
        N3332 Pine Mountain Road
         Iron Mountain, MI 49801

The map to the right shows the location
of our 2001 Annual Meeting of Stockholders.


Please bring this card with you to the meeting.

Name:
     -------------------------------------

------------------------------------------

Address:
        ----------------------------------

------------------------------------------


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                         WISCONSIN ENERGY CORPORATION

         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 2, 2001                             [LOGO]

--------------------------------------------------------------------------------

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 2, 2001. Your shares of stock will be voted as you specify below. If no choice is specified, your proxy will be voted "for" Items 1 and 2 and "against" Item 3.

By signing this PROXY, you revoke all prior proxies and appoint Richard A. Abdoo and Thomas H. Fehring, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may come before the Annual Meeting of Stockholders and all adjournments of the meeting.

1. Elect Robert A. Cornog, Richard R. Grigg, and Frederick P. Stratton, Jr. as directors

2. Approve amendments to 1993 Omnibus Stock Incentive Plan

3. Vote on Stockholder Proposal as described in the Proxy Statement, if presented at the meeting

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan, Wisconsin Electric Power Company's Employee Retirement Savings Plan, or any of WICOR's Savings Plans, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by telephone or the Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card; if you wish to vote in accordance with the Board of Directors' recommendations, you need not mark any voting boxes.

                                                                 -------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                 -------------